                                                                                                                                                                    EXHIBIT 10.1
REFINANCING FACILITY AGREEMENT
REFINANCING FACILITY AGREEMENT, dated as of June 23, 2015 (this "Amendment"), to the Credit Agreement, dated as of May 9, 2014 (as amended, supplemented or otherwise modified through the date hereof, the "Credit Agreement"), among Minerals Technologies Inc. (the "Company"), the subsidiary borrowers party thereto (together with the Company, the "Borrowers"), the lenders party thereto (the "Lenders"), JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacities, the "Administrative Agent"), and the other agents party thereto.
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrowers;

WHEREAS, the Company has requested that (i) all of the outstanding Term Loans (the "Existing Term Loans", and the Lenders of such Existing Term Loans, collectively, the "Existing Term Lenders") be refinanced and/or replaced with (1) a new floating rate term loan facility (the "Term B-1 Loan Facility") and (2) a new fixed rate term loan facility (the "Term B-2 Loan Facility"; and together with the Term B-1 Loan Facility, the "Refinancing Term Loan Facilities") in accordance with Section 2.22 of the Credit Agreement by obtaining New Term B-1 Loan Commitments and New Term B-2 Term Loan Commitments (each as defined below) and (ii) the Credit Agreement be amended in the form attached hereto as Exhibit A (the "Amended Credit Agreement");

WHEREAS, Section 2.22 of the Credit Agreement permits the Company to amend the Credit Agreement, with the written consent of the Administrative Agent, the Borrowers and the lenders providing the Refinancing Term Loan Facilities, to refinance the Existing Term Loans with the proceeds of the Refinancing Term Loan Facilities;

WHEREAS, upon the occurrence of the Effective Date (as defined below), (i) the new term loans under the Term B-1 Loan Facility (such new loans being comprised of the Continued B-1 Term Loans and the Additional Term B-1 Loans (each as defined below), collectively the "New Term B-1 Loans") and (ii) the new term loans under the Term B-2 Loan Facility (such new loans the "New Term B-2 Loans"; and together with the New Term B-1 Loans, the "New Term Loans") will collectively replace and refinance the Existing Term Loans;

WHEREAS, upon the occurrence of the Effective Date, the Credit Agreement will be deemed amended in the form of the Amended Credit Agreement;

WHEREAS, each Existing Term Lender that executes and delivers a signature page to this Amendment (a "Lender Addendum") and in connection therewith agrees (x) to continue all of its Existing Term Loans as New Term B-1 Loans (such continued term loans, the "Continued Term B-1 Loans" and such Lenders, collectively, the "Continuing Term B-1 Lenders") and (y) to the terms of the Amended Credit Agreement will thereby (i) agree to the terms of this Amendment and the Amended Credit Agreement and (ii) agree to continue all of its Existing Term Loans outstanding on the Effective Date as New Term B-1 Loans in a principal amount equal to the aggregate principal amount of such Existing Term Loans (or such lesser amount as notified to such Lender by J.P. Morgan Securities LLC (the "Lead Arranger") prior to the Effective Date);

WHEREAS, subject to the preceding recitals, each Person that executes and delivers a Lender Addendum and agrees in connection therewith (x) to fund its New Term B-1 Loans (such New Term B-1 Loans, the "Additional Term B-1 Loans", and the Lenders of such Additional Term B-1 Loans, collectively, the "Additional Term B-1 Lenders"; and the Additional Term B-1 Lenders together with the Continuing Term B-1 Lenders, the "New Term B-1 Lenders") and (y) to the terms of the Amended Credit Agreement will thereby (i) agree to the terms of this Amendment and the Amended Credit Agreement and (ii) commit to make Additional Term B-1 Loans to the Company on the Effective Date as New Term B-1 Loans in a principal amount (not in excess of any such commitment) as is determined by the Lead Arranger and notified to such Additional Term B-1 Lender prior to the Effective Date (it being understood that the Continued Term B-1 Loans and the Additional Term B-1 Loans shall constitute a single Class under the Amended Credit Agreement);

WHEREAS, subject to the preceding recitals, each Person that executes and delivers a Lender Addendum and agrees in connection therewith (x) to fund its New Term B-2 Loans (the Lenders of such New Term B-2 Loans, collectively, the "New Term B-2 Lenders") and (y) to the terms of the Amended Credit Agreement will thereby (i) agree to the terms of this Amendment and the Amended Credit Agreement and (ii) commit to make New Term B-2 Loans to the Company on the Effective Date as New Term B-2 Loans in a principal amount (not in excess of any such commitment) as is determined by the Lead Arranger and notified to such New Term B-2 Lender prior to the Effective Date;

WHEREAS, upon the occurrence of the Effective Date, the proceeds of the New Term Loans will be used by the Company to repay in full the outstanding principal amount of the Existing Term Loans that are not continued as New Term B-1 Loans by Continuing Term B-1 Lenders;

WHEREAS, the New Term B-1 Lenders and the New Term B-2 Lenders (collectively, the "New Lenders") are severally willing to continue their Existing Term Loans as New Term B-1 Loans and/or to make New Term B-1 Loans or New Term B-2 Loans, as the case may be, and agree to the terms of this Amendment and the Amended Credit Agreement; and

WHEREAS, the Borrowers, the Administrative Agent and the New Lenders are willing to agree to this Amendment and the Amended Credit Agreement on the terms set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

SECTION 1.                          Definitions.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
SECTION 2.                          New Term Loans.
(a)    Subject to the terms and conditions set forth herein (i) each Continuing Term B-1 Lender agrees to continue all (or such lesser amount as notified to such Continuing Term B-1 Lender by the Lead Arranger prior to the Effective Date) of its Existing Term Loans as a New Term B-1 Loan on the date requested by the Company to be the Effective Date in a principal amount equal to such Continuing Term B-1 Lender's New Term B-1 Loan Commitment (as defined below), (ii) each Additional Term B-1 Lender agrees to make a New Term B-1 Loan on such date to the Company in a principal amount equal to such Additional Term B-1 Lender's New Term B-1 Loan Commitment, (iii) each New Term B-2 Lender agrees to make a New Term B-2 Loan on such date to the Company in a principal amount equal to such New Term B-2 Lender's New Term B-2 Loan Commitment (as defined below) and (iv) each New Lender agrees to the terms of this Amendment and the Amended Credit Agreement.
(b)    For purposes hereof, a Person shall become a party to the Amended Credit Agreement and a New Lender as of the Effective Date by executing and delivering to the Administrative Agent, on or prior to the Effective Date, a Lender Addendum in its capacity as a Continuing Term B-1 Lender, an Additional Term B-1 Lender and/or a New Term B-2 Lender, as the case may be.  The Company shall give notice to the Administrative Agent of the proposed Effective Date not later than one Business Day prior thereto, and the Administrative Agent shall notify each New Lender thereof.  For the avoidance of doubt, (x) the Existing Term Loans of a Continuing Term B-1 Lender must be continued in whole and may not be continued in part unless approved by the Lead Arranger and (y) each Additional Term B-1 Lender and New Term B-2 Lender must be reasonably acceptable to the Administrative Agent (it being understood and agreed that the Administrative Agent's execution of a signature page hereto shall be deemed to constitute approval of each Additional Term B-1 Lender and New Term B-2 Lender that is a party hereto).
(c)    Each Additional Term B-1 Lender will make its Additional Term B-1 Loan on the Effective Date by making available to the Administrative Agent, in the manner contemplated by Section 2.06 of the Amended Credit Agreement, an amount equal to its New Term B-1 Loan Commitment.  The "New Term B-1 Loan Commitment" of (i) any Continuing Term B-1 Lender will be the amount of its Existing Term Loans as set forth in the Register as of the Effective Date (or such lesser amount as notified to such Continuing Term B-1 Lender by the Lead Arranger prior to the Effective Date), which shall be continued as an equal principal amount of New Term B-1 Loans, and (ii) any Additional Term B-1 Lender will be such amount (not exceeding any commitment offered by such Additional Term B-1 Lender) allocated to it by the Lead Arranger and notified to it on or prior to the Effective Date.  The commitments of the Additional Term B-1 Lenders and the continuation undertakings of the Continuing Term B-1 Lenders are several, and no such Lender will be responsible for any other such Lender's failure to make or acquire by continuation its New Term B-1 Loan.
(d)    Each New Term B-2 Lender will make its New Term B-2 Loan on the Effective Date by making available to the Administrative Agent, in the manner contemplated by Section 2.06 of the Amended Credit Agreement, an amount equal to its New Term B-2 Loan Commitment.  The "New Term B-2 Loan Commitment" of any New Term B-2 Lender will be such amount (not exceeding any commitment offered by such New Term B-2 Lender) allocated to it by the Lead Arranger and notified to it on or prior to the Effective Date.  The commitments of the New Term B-2 Lenders are several, and no such Lender will be responsible for any other such Lender's failure to make its New Term B-2 Loan.
(e)    The obligation of each New Lender to make, provide or acquire by continuation New Term Loans on the Effective Date is subject to the satisfaction of the conditions set forth in Section 3 of this Amendment.
(f)    On and after the Effective Date, each reference in the Amended Credit Agreement to "Term B-1 Loans" shall be deemed a reference to the New Term B-1 Loans contemplated hereby and each reference in the Amended Credit Agreement to "Term B-2 Loans" shall be deemed a reference to the New Term B-2 Loans contemplated hereby.  Notwithstanding the foregoing, the provisions of the Credit Agreement with respect to indemnification, reimbursement of costs and expenses, increased costs and break funding payments shall continue in full force and effect with respect to, and for the benefit of, each Existing Term Lender in respect of such Lender's Existing Term Loans.
(g)    The continuation of Continued Term B-1 Loans may be implemented pursuant to other procedures specified by the Lead Arranger, including by repayment of Continued Term B-1 Loans of a Continuing Term B-1 Lender followed by a subsequent assignment to it of New Term B-1 Loans in the same amount.
(h)    For the avoidance of doubt, the Lenders hereby acknowledge and agree that, at the sole option of the Lead Arranger, any Lender with Existing Term Loans that are not continued as Continued Term B-1 Loans as contemplated hereby ("Non-Continued Term B-1 Loans") shall, automatically upon receipt of the amount necessary to purchase such Lender's Non-Continued Term B-1 Loans, at par, and pay all accrued interest thereon, be deemed to have assigned such Non-Continued Term B-1 Loans pursuant to a form of Assignment and Assumption and, accordingly, no other action by the Lenders, the Administrative Agent or the Loan Parties shall be required in connection therewith.
(i)      Each Lender party hereto and the Company agree that (i) any amounts payable to such Lender pursuant to Section 2.16 of the Credit Agreement are hereby waived and (ii) the initial  Interest Period (as defined in the Amended Credit Agreement) in respect of the New Term B-1 Loans shall equal the remaining length of the Interest Period for the Existing Term Loans.
(j)    Each party to this Amendment agrees that this Amendment is a Refinancing Facility Agreement for all purposes of the Loan Documents (as defined in the Amended Credit Agreement).
SECTION 3.                          Effective Date.  This Amendment (subject to Section 4) and the obligation of each New Lender to make or acquire by continuation New Term Loans shall become effective as of the date (the "Effective Date") on which the conditions set forth in Section 4.05 of the Amended Credit Agreement have been satisfied.
SECTION 4.                          Representations and Warranties.  Each Loan Party represents and warrants to each of the Lenders and the Administrative Agent that:
(a)    it has all requisite power and authority to execute, deliver and perform its obligations under this Amendment and to effect the Refinancing Transactions;
(b)    the Refinancing Transactions have been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party's Equity Interests;
(c)    this Amendment has been duly executed and delivered by the Company and each Loan Party party hereto and constitutes a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(d)    the Refinancing Transactions (w) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (x) will not violate any Requirement of Law applicable to the Company or any Subsidiary, except to the extent any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (y) will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture or agreement governing Indebtedness, any material agreement or any other material instrument binding upon the Company or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Company or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, except to the extent any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (z) will not result in the creation or imposition of any Lien on any asset now owned or hereafter acquired by the Company or any Subsidiary, except Liens created under the Loan Documents;
(e)    there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority (including with respect to any Environmental Liability) pending against or, to the knowledge of the Company or any Subsidiary, threatened in writing against or affecting the Company or any Subsidiary that involve any of the Refinancing Transactions; and
(f)    immediately after giving effect to the Refinancing Transactions on the Refinancing Date, (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Company and the Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (ii) the Company and the Subsidiaries taken as a whole do not have Unreasonably Small Capital and (iii) the Company and the Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.
For purposes of Section 4, (x) subject to clause (y), terms used and not otherwise defined in this Amendment shall have the meanings given to them in the Amended Credit Agreement and (y) the terms "Fair Value", "Present Fair Salable Value", "Stated Liabilities", "Identified Contingent Liabilities", "Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature" and "Do not have Unreasonably Small Capital" shall have the meanings given to them in Credit Agreement, with references to the "Transactions" in the definitions of such terms deemed to be references to the "Refinancing Transactions" (as defined in the Amended Credit Agreement) and references to the "Closing Date" in the definitions of such terms deemed to be references to the "Refinancing Date" (as defined in the Amended Credit Agreement).
SECTION 5.                          Amendment to Credit Agreement.  Effective as of the Effective Date the Credit Agreement is hereby amended and restated in its entirety in the form of the Amended Credit Agreement set forth as Exhibit A hereto.  All schedules and exhibits to the Credit Agreement, in the forms thereof immediately prior to the Effective Date, will continue to be schedules and exhibits to the Amended Credit Agreement.
SECTION 6.                          Effect of Amendment.
(a)      Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and affect. The Company and each other Loan Party acknowledges and agrees that all of the Liens and security interests created and arising under any Loan Document remain in full force and effect and continue to secure its Obligations (as such term is defined giving effect to this Amendment), unimpaired, uninterrupted and undischarged, regardless of the effectiveness of this Amendment. Nothing herein shall be deemed to entitle the Company to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. Nothing in this Amendment shall be deemed to be a novation of any obligations under the Credit Agreement or any other Loan Document.
(b)      On and after the Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein", or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby.  This Amendment shall constitute a "Loan Document" for all purposes of the Amended Credit Agreement and the other Loan Documents (as defined in the Amended Credit Agreement).
(c)    Except as expressly provided herein or in the Amended Credit Agreement, the Refinancing Term Loan Facilities shall be subject to the terms and provisions of the Amended Credit Agreement and the other Loan Documents.
SECTION 7.                          General.
(a)      GOVERNING LAW.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)      Costs and Expenses.  The Company agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.
(c)      Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Amendment by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
(d)    Amendments.  This Amendment may be amended, modified or supplemented only by a writing signed by the Required Lenders (as defined in the Amended Credit Agreement) and the Company; provided that any amendment or modification that would require the consent of all Lenders or all affected Lenders if made under the Amended Credit Agreement shall require the consent of all Lenders (as defined in the Amended Credit Agreement) or all affected Lenders (as defined in the Amended Credit Agreement), as applicable.
(e)      Headings.  The headings of this Amendment are used for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.
MINERALS TECHNOLOGIES INC.
By:	/s/ Douglas T. Dietrich Name: Douglas T. Dietrich Title: Senior Vice President, Finance and Treasury, Chief Financial Officer
BARRETS MINERALS INC.
By:	/s/ Douglas T. Dietrich Name: Douglas T. Dietrich Title: Senior Vice President, Finance and Chief Financial Officer
MINTEQ INTERNATIONAL INC.
By:	/s/ Douglas T. Dietrich Name: Douglas T. Dietrich Title: Senior Vice President, Finance and Chief Financial Officer
MINTEQ SHAPES AND SERVICES INC.
By:	/s/ Thomas J. Meek Name: Thomas J. Meek Title: Vice President, General Counsel and Secretary
SPECIALTY MINERALS INC.
By:	/s/ Douglas T. Dietrich Name: Douglas T. Dietrich Title: Senior Vice President – Finance, CFO
SPECIALTY MINERALS (MICHIGAN) INC.
By:	/s/ Thomas J. Meek Name: Thomas J. Meek Title: Vice President, General Counsel and Secretary
AMCOL HEALTH & BEAUTY SOLUTIONS, INC.
By:	/s/ Douglas T. Dietrich Name: Douglas T. Dietrich Title: Vice President
AMERICAN COLLOID COMPANY
By:	/s/ Douglas T. Dietrich Name: Douglas T. Dietrich Title: Vice President and Treasurer
AMERI-CO CARRIERS, INC.
By:	/s/ Douglas T. Dietrich Name: Douglas T. Dietrich Title: Treasurer
AMERI-CO LOGISTICS, INC.
By:	/s/ Douglas T. Dietrich Name: Douglas T. Dietrich Title: Treasurer
CETCO ENERGY SERVICES COMPANY LLC
By:	/s/ Douglas T. Dietrich Name: Douglas T. Dietrich Title: Treasurer
COLLOID ENVIRONMENTAL TECHNOLOGIES COMPANY LLC
By:	/s/ Douglas T. Dietrich Name: Douglas T. Dietrich Title: Treasurer

AMCOL INTERNATIONAL CORPORATION
By:	/s/ Douglas T. Dietrich Name: Douglas T. Dietrich Title: Senior Vice President, Finance and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Deborah R. Winkler Name: Deborah R. Winkler Title: Vice President

Continuing lenders' signature pages on file.

ADDITIONAL TERM
LENDER ADDENDUM

This Lender Addendum (this "Lender Addendum") is referred to in, and is a signature page to, the Replacement Facility Amendment, dated as of June 23, 2015 (the "Amendment") to the Credit Agreement dated as of May 9, 2014 (as amended, supplemented or otherwise modified through the date of the Amendment, the "Credit Agreement"), among Minerals Technologies Inc. (the "Company"), the subsidiary borrowers party thereto (together with the Company, the "Borrowers"), the lenders party thereto (the "Lenders"), JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other agents parties thereto.  Capitalized terms used but not defined in this Lender Addendum have the meanings assigned to such terms in the Amendment or the Credit Agreement, as applicable.

By executing this Lender Addendum as an Additional Term B-1 Lender, the undersigned institution agrees (A) to the terms of the Amendment and the Amended Credit Agreement, (B) on the terms and subject to the conditions set forth in the Amendment and the Amended Credit Agreement, to make and fund New Term B-1 Loans on the Effective Date in the amount of such Additional Term B-1 Lender's New Term B-1 Loan Commitment and (C) that on the Effective Date, it is subject to, and bound by, the terms and conditions of the Amended Credit Agreement and other Loan Documents as a Lender thereunder and its New Term B-1 Loans will be "Term B-1 Loans" under the Amended Credit Agreement.

Name of Institution:	JPMorgan Chase Bank, N.A.

Executing as an Additional Term B-1 Lender: By: /s/ Deborah R. Winkler Name: Deborah R. Winkler Title: Vice President For any institution requiring a second signature line: By: Name: Title:

NEW TERM
LENDER ADDENDUM

This Lender Addendum (this "Lender Addendum") is referred to in, and is a signature page to, the Refinancing Facility Agreement, dated as of June 23, 2015 (the "Amendment") to the Credit Agreement dated as of May 9, 2014 (as amended, supplemented or otherwise modified through the date of the Amendment, the "Credit Agreement"), among Minerals Technologies Inc. (the "Company"), the subsidiary borrowers party thereto (together with the Company, the "Borrowers"), the lenders party thereto (the "Lenders"), JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other agents parties thereto.  Capitalized terms used but not defined in this Lender Addendum have the meanings assigned to such terms in the Amendment or the Credit Agreement, as applicable.

By executing this Lender Addendum as a New Term B-2 Lender, the undersigned institution agrees (A) to the terms of the Amendment and the Amended Credit Agreement, (B) on the terms and subject to the conditions set forth in the Amendment and the Amended Credit Agreement, to continue its Existing Term Loans as New Term B-2 Loans on the Effective Date in the amount of its New Term B-2 Loan Commitment and (C) that on the Effective Date, it is subject to, and bound by, the terms and conditions of the Amended Credit Agreement and other Loan Documents as a Lender thereunder and its New Term B-2 Loans will be "Term B-2 Loans" under the Amended Credit Agreement.

Name of Institution:	JPMorgan Chase Bank, N.A.

Executing as a New Term B-2 Lender: By: /s/ Deborah R. Winkler Name: Deborah R. Winkler Title: Vice President For any institution requiring a second signature line: By: Name: Title:

EXHIBIT A
AMENDED CREDIT AGREEMENT

CREDIT AGREEMENT
dated as of
May 9, 2014,
among
MINERALS TECHNOLOGIES INC.,
The BORROWING SUBSIDIARIES Party Hereto,
The LENDERS Party Hereto,
BARCLAYS BANK PLC
and
U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agents,
SUMITOMO MITSUI BANKING CORPORATION,
as Documentation Agent
and
JPMORGAN CHASE BANK, N.A.,
 as Administrative Agent
As amended by the Refinancing Facility Agreement, dated as of June 23, 2015
___________________________
J.P. MORGAN SECURITIES LLC,
BARCLAYS BANK PLC
and
U.S. BANK NATIONAL ASSOCIATION,
 as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Page
ARTICLE I

 Definitions
SECTION 1.01.Defined Terms
SECTION 1.02.Classification of Loans and Borrowings
SECTION 1.03.Terms Generally
SECTION 1.04.Accounting Terms; GAAP; Pro Forma Calculations
SECTION 1.05.Currency Translation
SECTION 1.06.Excluded Swap Obligations
ARTICLE II

 The Credits
SECTION 2.01.Commitments
SECTION 2.02.Loans and Borrowings
SECTION 2.03.Requests for Borrowings
SECTION 2.04.Swingline Loans
SECTION 2.05.Letters of Credit
SECTION 2.06.Funding of Borrowings
SECTION 2.07.Interest Elections
SECTION 2.08.Termination and Reduction of Commitments
SECTION 2.09.Repayment of Loans; Evidence of Debt
SECTION 2.10.Amortization of Term Loans
SECTION 2.11.Prepayment of Loans
SECTION 2.12.Fees
SECTION 2.13.Interest
SECTION 2.14.Alternate Rate of Interest
SECTION 2.15.Increased Costs
SECTION 2.16.Break Funding Payments
SECTION 2.17.Taxes
SECTION 2.18.Payments Generally; Pro Rata Treatment; Sharing of Setoffs
SECTION 2.19.Mitigation Obligations; Replacement of Lenders
SECTION 2.20.Defaulting Lenders
SECTION 2.21.Incremental Facilities
SECTION 2.22.Refinancing Facilities
SECTION 2.23.Loan Modification Offers
SECTION 2.24.Loan Purchases
SECTION 2.25.Borrowing Subsidiaries
ARTICLE III

 Representations and Warranties
SECTION 3.01.Organization; Powers
SECTION 3.02.Authorization; Enforceability
SECTION 3.03.Governmental Approvals; No Conflicts
SECTION 3.04.Financial Condition; No Material Adverse Change
SECTION 3.05.Properties
SECTION 3.06.Litigation and Environmental Matters
SECTION 3.07.Compliance with Laws and Agreements; No Default
SECTION 3.08.Investment Company Status
SECTION 3.09.Taxes
SECTION 3.10.ERISA and Labor Matters
SECTION 3.11.Subsidiaries
SECTION 3.12.Insurance
SECTION 3.13.Solvency
SECTION 3.14.Disclosure
SECTION 3.15.Collateral Matters
SECTION 3.16.Federal Reserve Regulations
SECTION 3.17.Anti-Corruption Laws and Sanctions
ARTICLE IV

 Conditions
SECTION 4.01.Effective Date
SECTION 4.02.Closing Date
SECTION 4.03.Each Credit Event
SECTION 4.04.Credit Extensions to Borrowing Subsidiaries
SECTION 4.05.Conditions to the Refinancing Date
ARTICLE V

 Affirmative Covenants
SECTION 5.01.Financial Statements and Other Information
SECTION 5.02.Notices of Material Events
SECTION 5.03.Information Regarding Collateral
SECTION 5.04.Existence; Conduct of Business
SECTION 5.05.Payment of Obligations
SECTION 5.06.Maintenance of Properties
SECTION 5.07.Insurance
SECTION 5.08.Books and Records; Inspection and Audit Rights
SECTION 5.09.Compliance with Laws
SECTION 5.10.Use of Proceeds and Letters of Credit
SECTION 5.11.Additional Subsidiaries
SECTION 5.12.Senior Indebtedness
SECTION 5.13.Maintenance of Ratings
SECTION 5.14.Further Assurances
SECTION 5.15.After-Acquired Real Property
SECTION 5.16.Environmental Compliance
SECTION 5.17.Designation of Subsidiaries
SECTION 5.18.Certain Post-Closing Collateral Obligations
ARTICLE VI

 Negative Covenants
SECTION 6.01.Indebtedness; Certain Equity Securities
SECTION 6.02.Liens
SECTION 6.03.Fundamental Changes
SECTION 6.04.Investments, Loans, Advances, Guarantees and Acquisitions
SECTION 6.05.Asset Sales
SECTION 6.06.Sale/Leaseback Transactions
SECTION 6.07.Hedging Agreements
SECTION 6.08.Restricted Payments; Certain Payments of Indebtedness
SECTION 6.09.Transactions with Affiliates
SECTION 6.10.Restrictive Agreements
SECTION 6.11.Amendment of Material Documents
SECTION 6.12.Net Leverage Ratio
SECTION 6.13.Fiscal Year
ARTICLE VII

 Events of Default
ARTICLE VIII

 The Administrative Agent
ARTICLE IX

 Miscellaneous
SECTION 9.01.Notices
SECTION 9.02.Waivers; Amendments
SECTION 9.03.Expenses; Indemnity; Damage Waiver
SECTION 9.04.Successors and Assigns
SECTION 9.05.Survival
SECTION 9.06.Counterparts; Integration; Effectiveness
SECTION 9.07.Severability
SECTION 9.08.Right of Setoff
SECTION 9.09.Governing Law; Jurisdiction; Consent to Service of Process
SECTION 9.10.WAIVER OF JURY TRIAL
SECTION 9.11.Headings
SECTION 9.12.Confidentiality
SECTION 9.13.Interest Rate Limitation
SECTION 9.14.Release of Liens and Guarantees
SECTION 9.15.USA PATRIOT Act Notice
SECTION 9.16.No Fiduciary Relationship
SECTION 9.17.Non-Public Information
SECTION 9.18.Judgment Currency
SECTION 9.19.No Novation

SCHEDULES:
Schedule 1.01	–Existing Letters of Credit
Schedule 2.01	–Commitments
Schedule 3.06	–Environmental Matters
Schedule 3.11	–Subsidiaries
Schedule 3.12	–Insurance
Schedule 5.18	–Post-Closing Actions
Schedule 6.01	–Existing Indebtedness
Schedule 6.02	–Existing Liens
Schedule 6.04	–Existing Investments
Schedule 6.10	–Existing Restrictions
EXHIBITS:
Exhibit A	–Form of Assignment and Assumption
Exhibit B	–Form of Borrowing Request
Exhibit C	–Form of Guarantee and Collateral Agreement
Exhibit D	–Form of Compliance Certificate
Exhibit E	–Form of Interest Election Request
Exhibit F	–Form of Perfection Certificate
Exhibit G	–Form of Supplemental Perfection Certificate
Exhibit H	–Form of Solvency Certificate
Exhibit I-1	–Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are not Partnerships for U.S. FederalIncome Tax Purposes
Exhibit I-2	–Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-3	–Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. FederalIncome Tax Purposes
Exhibit I-4	–Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J	–Auction Procedures
Exhibit K	–Form of Closing Certificates
Exhibit L-1	–Form of Borrowing Subsidiary Agreement
Exhibit L-2	–Form of Borrowing Subsidiary Termination

CREDIT AGREEMENT dated as of May 9, 2014 (as amended by the Refinancing Facility Agreement dated as of June 23, 2015), among MINERALS TECHNOLOGIES INC., the BORROWING SUBSIDIARIES party hereto, the LENDERS party hereto, BARCLAYS BANK PLC and U.S. BANK NATIONAL ASSOCIATION, as Syndication Agents, SUMITOMO MITSUI BANKING CORPORATION, as Documentation Agent, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.                                  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:
"2015 Refinancing Facility Agreement" means an amendment to this Agreement, dated as of June 23, 2015, among the Company, the Lenders party thereto and the Administrative Agent.
"ABR", when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.
"Accepting Lenders" has the meaning set forth in Section 2.23(a).
"Acquisition Agreement" means the Agreement and Plan of Merger dated as of March 10, 2014, among the Company, MA Acquisition Inc. and Amcol, together with all definitive schedules, exhibits and other agreements effecting the terms thereof or related thereto.
"Adjusted EURIBO Rate" means, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the EURIBO Rate for such Interest Period.
"Adjusted LIBO Rate" means (a) with respect to any Eurocurrency Borrowing denominated in U.S. Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBO Rate for U.S. Dollars and such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any Eurocurrency Borrowing denominated in Sterling or any Designated Committed Alternative Currency for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such currency and such Interest Period; provided that, notwithstanding the foregoing, in the case of the Term B-1 Loans, the Adjusted LIBO Rate shall at no time be less than 0.75%.
"Administrative Agent" means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.
"Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Administrative Agent.
"Affected Class" has the meaning set forth in Section 2.23(a).
"Affiliate" means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified; provided that for purposes of Section 6.09, the term "Affiliate" shall include any Person that, directly or indirectly, beneficially owns Equity Interests in the Person specified representing 10% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified.
"Aggregate Revolving Commitment" means at any time the sum of the Revolving Commitments of all the Revolving Lenders at such time, as the same may be increased or decreased from time to time.
"Aggregate Revolving Exposure" means at any time the sum of the Revolving Exposures of all the Revolving Lenders at such time.
"Agreement" means this Credit Agreement, as the same may be modified, amended and/or supplemented from time to time.
"Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in U.S. Dollars with a maturity of one month plus 1%.  For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum determined in accordance with the definition of "LIBO Rate" herein, as the screen or quoted rate at approximately 11:00 a.m., London time, on such day for deposits in U.S. Dollars with a maturity of one month.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively; provided that, notwithstanding the foregoing, in the case of the Term B-1 Loans, the Alternate Base Rate shall at no time be less than 1.75% per annum.
"Alternative Currency" means any currency other than U.S. Dollars which is freely transferable and convertible into U.S. Dollars and available in the London interbank deposit market.
"Alternative Currency Borrowing" means a Borrowing comprised of Alternative Currency Loans.
"Alternative Currency Loan" means any Loan denominated in an Alternative Currency.
"Alternative Currency Sublimit" means $50,000,000.
"Alternative Incremental Facility Indebtedness" means any Indebtedness incurred by a Loan Party in the form of one or more series of secured or unsecured bonds, debentures, notes or similar instruments or term loans; provided that (a) if such Indebtedness is secured, (i) such Indebtedness shall be secured by the Collateral (x) in the case of bonds, debentures, notes or similar instruments, on a pari passu or junior basis to the Obligations, and (y) in the case of loans, on a junior basis to the Obligations (but, in each case, without regard to the control of remedies) and shall not be secured by any property or assets of the Company or any of the Subsidiaries other than the Collateral, (ii) the security agreements relating to such Indebtedness are substantially similar to the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent and other than, in the case of Indebtedness secured on a junior basis, with respect to priority) and (iii) a representative, trustee, collateral agent, security agent or similar Person acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement, (b) such Indebtedness does not mature earlier than the date that is 91 days after the Latest Maturity Date in effect hereunder at the time of incurrence thereof and has a weighted average life to maturity no shorter than the Class of Term Loans with the latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) such Indebtedness contains covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions and, when taken as a whole (other than interest rates, fees and optional prepayment or redemption terms), are substantially identical to, or are not more favorable to the investors or lenders providing such Indebtedness than, those set forth in the Loan Documents (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect); provided that a certificate of a Financial Officer of the Company delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such Alternative Incremental Facility Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive unless the Administrative Agent provides notice to the Company of its reasonable objection during such period together with a reasonable description of the basis upon which it objects, (d) in the case of Alternative Incremental Facility Indebtedness in the form of bonds, debentures, notes or similar instruments, such Indebtedness does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, conversion or exchange in the case of convertible or exchangeable Indebtedness, customary asset sale or event of loss mandatory offers to purchase, and customary acceleration rights after an event of default) prior to the Latest Maturity Date then in effect and (e) such Indebtedness is not guaranteed by any Person other than Loan Parties.  Alternative Incremental Facility Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.
"Amcol" means Amcol International Corporation, a Delaware corporation.
"Amcol Acquisition" means the acquisition by the Company of all the outstanding Equity Interests in Amcol pursuant to the Acquisition Agreement.
"Amcol Credit Agreement" means the Credit Agreement, dated as of January 20, 2012, by and among Amcol, B.M.O. Harris Bank N.A., as administrative agent, and the lenders and other parties party thereto.
"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
"Applicable Creditor" has the meaning set forth in Section 9.18(b).
"Applicable Funding Account" means, as to each Borrower, the applicable account of such Borrower that shall be specified in a written notice signed by a Financial Officer and delivered to (and, in the case of any account located outside the United States, reasonably approved by) the Administrative Agent.
"Applicable Percentage" means, at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Revolving Lender's Revolving Commitment at such time, subject to adjustment as required to give effect to any reallocation of LC Exposure or Swingline Exposure made pursuant to paragraph (a)(iv) of Section 2.20.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures that occur after such termination or expiration and to any Revolving Lender's status as a Defaulting Lender at the time of determination.
"Applicable Prepayment Premium" means, with respect to any Term B-2 Loan on any date, (i) prior to the first anniversary of the Refinancing Date, the sum of (A) 2.00% of the principal amount thereof and (B) the present value as determined by the Administrative Agent of the amount of interest that would accrue on the principal amount thereof during the period from such date to but excluding the first anniversary of the Refinancing Date based on the Applicable Rate and assuming that the full principal amount thereof remained outstanding during such period discounted to such date based on a discount rate equal to the Treasury Rate on such date plus 50 basis points, (ii) from and including the first anniversary of the Refinancing Date to but excluding the second anniversary of the Refinancing Date, 2.00% of the principal amount thereof, (iii) from and including the second anniversary of the Refinancing Date to but excluding the third anniversary of the Refinancing Date, 1.00% of the principal amount thereof and (iv) from and after the third anniversary of the Refinancing Date, zero.
"Applicable Rate" means, for any day, (a) with respect to any ABR Loan or Eurocurrency Loan that is a Term B-1 Loan, the applicable rate per annum set forth below under the caption "Term B-1 Loans-ABR Spread" or "Term B-1 Loans-Eurocurrency Spread", as the case may be, based upon the Net Leverage Ratio as of the end of the fiscal quarter of the Company for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b), (b) with respect to any Incremental Term Loan of any Series, the rate per annum specified in the Incremental Facility Amendment establishing the Incremental Term Commitments of such Series, (c) with respect to any ABR Loan, Eurocurrency Loan or EURIBOR Loan that is a Revolving Loan or a Swingline Loan, or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption "Revolving Loans-ABR Spread", "Revolving Loans-Eurocurrency/EURIBOR Spread" or "Commitment Fee Rate", as the case may be, based upon the Net Leverage Ratio as of the end of the fiscal quarter of the Company for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b) and (d) with respect to any Term B-2 Loan, 4.75%; provided that, for purposes of clause (a), until the date of delivery of the consolidated financial statements pursuant to Section 5.01(a) as of and for the fiscal year ended December 31, 2015, the Applicable Rate shall be based upon the rates per annum set forth in Category 1; provided further that, for purposes of clause (c), until the date of the delivery of the consolidated financial statements pursuant to Section 5.01(a) or 5.01(b) as of and for the fiscal quarter ended September 30, 2014, the Applicable Rate shall be based on the rates per annum set forth in Category 1:
Net Leverage Ratio:	Term B-1 Loans - ABR Spread	Term B-1 Loans - Eurocurrency Spread
Category 1 ≥ 2.25 to 1.00	2.00%	3.00%
Category 2 <2.25 to 1.00	1.75%	2.75%

Net Leverage Ratio:	Revolving Loans - ABR Spread	Revolving Loans - Eurocurrency/EURIBOR Spread	Commitment Fee Rate
Category 1 ≥ 2.00 to 1.00	0.75%	1.75%	0.30%
Category 2 <2.00 to 1.00 and ≥ 1.00 to 1.00	0.625%	1.625%	0.30%
Category 3 <1.00 to 1.00	0.50%	1.50%	0.30%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Net Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements (commencing with the financial statements for the first full fiscal quarter ending after the Closing Date) indicating such change and ending on the date immediately preceding the effective date of the next such change.  Notwithstanding the foregoing, unless waived by the Required Lenders, the Applicable Rate shall be based on the rates per annum set forth in Category 1 if the Company fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.
"Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"Arrangers" means J.P. Morgan Securities LLC, Barclays Bank PLC and U.S. Bank National Association in their respective capacities as joint lead arrangers and bookrunners for the credit facilities provided for herein.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.
"Auction Manager" has the meaning set forth in Section 2.24(a).
"Auction Notice" means an auction notice given by the Company in accordance with the Auction Procedures with respect to an Auction Purchase Offer.
"Auction Procedures" means the auction procedures with respect to Auction Purchase Offers set forth in Exhibit J hereto.
"Auction Purchase Offer" means an offer by the Company to purchase Term Loans of one or more Classes pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.24.
"Authorized Officer" means the chief executive officer, president or chief financial officer of the Company.
"Available Amount" means, as of any time, the excess, if any, of:
(a)            the sum of (i) the Cumulative Company's ECF Share, plus (ii) the Net Proceeds of Indebtedness and Disqualified Equity Interests of the Company, in each case incurred or issued after the Effective Date, which have been exchanged or converted into Qualified Equity Interests of the Company, plus (iii) the Net Proceeds of Dispositions of Investments made using the Available Amount (in an amount, together with amounts added pursuant to clause (iv) below, not to exceed the amount of such Investment made using the Available Amount), plus (iv) returns, profits, distributions and similar amounts received in cash or Permitted Investments on Investments made using the Available Amount (in an amount, together with amounts added pursuant to clause (iii) above, not to exceed the amount of such Investments made using the Available Amount), plus (v) the Investments made using the Available Amount of the Company and its Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Subsidiary or that has been merged or consolidated into the Company or any of its Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to the Company or any of its Subsidiaries in an amount not to exceed the amount of the Investment of the Company and its Subsidiaries in such Unrestricted Subsidiary made using the Available Amount; over
(b)            the sum of all Investments made prior to such time in reliance on Section 6.04(w)(iii), plus all Restricted Payments made prior to such time in reliance on Section 6.08(a)(viii)(B), plus all expenditures in respect of Indebtedness made prior to such time in reliance on Section 6.08(b)(v)(B), in each case utilizing the Available Amount or portions thereof in effect on the date of any such Investment, Restricted Payment or expenditure.
"Bankruptcy Event" means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment.
"Base Incremental Amount" means, as of any date, an amount equal to (a) $250,000,000 less (b) the sum of (i) the aggregate amount of Incremental Commitments established pursuant to Section 2.21 prior to such date in reliance on the Base Incremental Amount and (ii) the aggregate original principal amount of Alternative Incremental Facility Indebtedness incurred pursuant to Section 6.01(l) prior to such date in reliance on the Base Incremental Amount.
"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States of America.
"Borrowers" mean the Company and the Borrowing Subsidiaries.
"Borrowing" means (a) Loans of the same Class, Type and currency made, converted or continued on the same date and, in the case of Eurocurrency Loans or EURIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan. For the avoidance of doubt, the Term B-2 Loans shall not constitute Eurocurrency Loans, EURIBOR Loans or ABR Loans.
"Borrowing Minimum" means (a) in the case of a Borrowing denominated in U.S. Dollars, US$500,000, (b) in the case of a Borrowing denominated in Sterling, £500,000, (c) in the case of a Borrowing denominated in Euros, €500,000 and (d) in the case of a Borrowing denominated in any Designated Committed Alternative Currency, the smallest amount of such currency that is an integral multiple of 500,000 units of such currency and that has a U.S. Dollar Equivalent in excess of US$500,000.
"Borrowing Multiple" means (a) in the case of a Borrowing denominated in U.S. Dollars, US$250,000, (b) in the case of a Borrowing denominated in Sterling, £250,000, (c) in the case of a Borrowing denominated in Euros, €250,000, and (d) in the case of a Borrowing denominated in any Designated Committed Alternative Currency, 250,000 units of such currency.
"Borrowing Request" means a request by a Borrower for a Borrowing in accordance with Section 2.03 or 2.04, as applicable, which shall be, in the case of any such written request, substantially in the form of Exhibit B or any other form approved by the Administrative Agent.
"Borrowing Subsidiary" means, at any time, any Subsidiary that becomes a Borrowing Subsidiary in accordance with Section 2.25, other than any Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.25.
"Borrowing Subsidiary Agreement" means a Borrowing Subsidiary Agreement substantially in the form of Exhibit L-1.
"Borrowing Subsidiary Termination" means a Borrowing Subsidiary Termination substantially in the form of Exhibit L-2.
"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan in any currency, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in such currency in the London interbank market (other than the Closing Date) and (b) when used in connection with any EURIBOR Loan, the term "Business Day" shall also exclude any day on which TARGET is not open for the settlement of payments in Euro.
"Capital Expenditures" means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and its Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP, excluding (i) any such expenditures made to restore, replace or rebuild assets to the condition of such assets immediately prior to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, such assets to the extent such expenditures are made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such casualty, damage, taking, condemnation or similar proceeding, (ii) any such expenditures constituting Permitted Acquisitions or any other acquisition of all the Equity Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person and related costs and expenses and (iii) any such expenditures in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by the Company and its Subsidiaries, and (b) such portion of principal payments on Capital Lease Obligations made by the Company and its Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment for such period.
"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (without giving effect to any subsequent changes in GAAP arising out of a change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010, or a substantially similar pronouncement).  The amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
"Cash Management Agreement" means an agreement pursuant to which a bank or other financial institution provides Cash Management Services.
"Cash Management Services" means (a) treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to the Company or any Subsidiary and (b) commercial credit card and purchasing card services provided to the Company or any Subsidiary.
"CFC" means (a) each Person that is a "controlled foreign corporation" for purposes of the Code and (b) each subsidiary of any such controlled foreign corporation.
"CFC Holding Company" means a Subsidiary, substantially all of the assets of which consist of Equity Interests or Indebtedness of (a) one or more CFCs or (b) one or more CFC Holding Companies.
"Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Equity Interests in the Company representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Company; (b) persons who were (i) directors of the Company on the Effective Date, (ii) nominated by the board of directors of the Company or (iii) appointed by directors who were directors of the Company on the Effective Date or were nominated as provided in clause (ii) above ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Company; or (c) the occurrence of any "change in control" (or similar event, however denominated) with respect to the Company under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Company.
"Change in Law" means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Charges" has the meaning set forth in Section 9.13.
"Class", when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term B-1 Loans, Term B-2 Loans, Incremental Term Loans of any Series, Revolving Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Term B-1 Loan Commitment, a Term B-2 Loan Commitment, an Incremental Term Commitment of any Series or a Revolving Commitment, and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.  Additional Classes of Loans, Borrowings, Commitments and Lenders may be established pursuant to Sections 2.21, 2.22 and 2.23.
"Closing Date" means the date on which the conditions specified in Section 4.02 were satisfied (or waived in accordance with Section 9.02), which date was May 9, 2014.
"Code" means the United States Internal Revenue Code of 1986, as amended from time to time.
"Collateral" means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.
"Collateral Agreement" means the Guarantee and Collateral Agreement among the Company, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.
"Collateral and Guarantee Requirement" means, at any time, the requirement that:
(a)            the Administrative Agent shall have received from the Company and each Designated Subsidiary either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a supplement to the Collateral Agreement, substantially in the form specified therein, duly executed and delivered on behalf of such Person, together with documents of the type referred to in paragraph (b) of Section 4.02 and, to the extent reasonably requested by the Administrative Agent, opinions of the type referred to in paragraph (a) of Section 4.02, with respect to such Designated Subsidiary;
(b)            (i) all outstanding Equity Interests in any Significant Subsidiary (other than Excluded Equity Interests), in each case directly owned by any Loan Party (other than any Borrowing Subsidiary that is a Foreign Subsidiary), shall have been pledged pursuant to the Collateral Agreement and (ii) the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;
(c)            all (i) Indebtedness of the Company and each Subsidiary that is owing to any Loan Party (other than any Borrowing Subsidiary that is a Foreign Subsidiary) shall be evidenced by a promissory note and (ii) Indebtedness (other than intercompany Indebtedness) for borrowed money in a principal amount exceeding $10,000,000 (individually) or $20,000,000 (in the aggregate) that is owing to any Loan Party (other than any Borrowing Subsidiary that is a Foreign Subsidiary) and evidenced by a promissory note shall, in each case, have been pledged pursuant to the Collateral Agreement or a supplement to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;
(d)            all documents and instruments, including Uniform Commercial Code financing statements, required by Requirements of Law or reasonably requested by the Administrative Agent to be filed, registered or recorded to evidence the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term "Collateral and Guarantee Requirement", shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and
(e)            the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) if the Borrower is in receipt of a Standard Flood Hazard Determination that shows that a Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the Borrower shall (prior to the delivery of a counterpart to the Mortgage for such Mortgaged Property) deliver to the Administrative Agent evidence of such flood insurance as may be required under applicable law or regulations, including Regulation H of the Board of Governors, and in any event in form and substance reasonably satisfactory to the Administrative Agent and (iv) such surveys, abstracts and legal opinions, in each case, as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the Loan Parties shall have the time periods specified in (x) Section 5.18 to satisfy the Collateral and Guarantee Requirement with respect to the items specified in Schedule 5.18 and (y) Section 5.11 to satisfy the Collateral and Collateral Requirement with respect to Designated Subsidiaries newly acquired or formed (or which first become Designated Subsidiaries) after the Closing Date and with respect to assets acquired after the Closing Date that do not automatically constitute Collateral under the Collateral Agreement, (b) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, as to which the Administrative Agent and the Company reasonably agree that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Company and the Subsidiaries (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (c) Liens required to be granted from time to time pursuant to the term "Collateral and Guarantee Requirement" shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and the Company and (d) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may, without the consent of any Lender, grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables (other than with respect to clause (e)(iii) above) with respect to particular assets or the provision of any Guarantee by any Designated Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Designated Subsidiaries formed or acquired, after the Closing Date) where it and the Company reasonably agree that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.  In addition, in no event shall (a) control agreements or control or similar arrangements be required with respect to cash deposit or securities accounts, (b) notice be required to be sent to account debtors or other contractual third parties prior to the occurrence and absent the continuance of an Event of Default, (c) perfection be required with respect to letter of credit rights and commercial tort claims (except to the extent perfected through the filing of Uniform Commercial Code financing statements), (d) security documents governed by the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia be required or (e) mineral-rights mortgages or similar security agreements or arrangements be required with respect to any mineral rights.
"Commitment" means with respect to any Lender, such Lender's Revolving Commitment, Term B-1 Loan Commitment, Term B-2 Loan Commitment, Incremental Term Commitment of any Series or any combination thereof (as the context requires).
"Committed Alternative Currencies" means Euro and Sterling.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S. C. § 1 et seq.), as amended from time to time, and any successor statute.
"Company" means Minerals Technologies Inc., a Delaware corporation.
"Compliance Certificate" means a Compliance Certificate substantially in the form of Exhibit D or any other form approved by the Administrative Agent.
"Confidential Information Memorandum" means the Confidential Information Memorandum dated March 2014, relating to the credit facilities provided for in the Existing Credit Agreement.
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Consolidated EBITDA" means, for any period, Consolidated Net Income for such period, plus without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:
(a)            (i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations),
(ii) provision for taxes based on income, profits or losses, including foreign withholding taxes, and for corporate franchise, capital stock, net worth and value-added taxes, in each case during such period,
(iii) all amounts attributable to depreciation, depletion and amortization for such period (excluding amortization expense attributable to a prepaid cash expense that was paid in a prior period),
(iv) any extraordinary losses or charges for such period, determined on a consolidated basis in accordance with GAAP,
(v) any Non-Cash Charges for such period; provided that any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBITDA for any prior period pursuant to this clause (a)(v) (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made,
(vi) any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement,
(vii) any unrealized losses for such period attributable to the application of "mark to market" accounting in respect of Hedging Agreements,
(viii) the cumulative effect for such period of a change in accounting principles,
(ix) expenses incurred during such period that are contemporaneously reimbursed to the Company or a Subsidiary by a seller pursuant to indemnification provisions in any agreement relating to a Permitted Acquisition,
(x) non-recurring out-of-pocket transactional fees, costs and expenses relating to Permitted Acquisitions (including the Amcol Acquisition), Investments, Indebtedness, securities offerings and Dispositions, including legal fees, advisory fees and upfront financing fees,
(xi) non-recurring out-of-pocket fees, costs and expenses relating to the Refinancing Transactions; plus
(b)            Pro Forma Adjustments in connection with Permitted Acquisitions (including the Amcol Acquisition) and other acquisitions consummated during such period; provided that (i) such Pro Forma Adjustments shall be calculated net of the amount of actual benefits realized and (ii) the aggregate amount of all amounts under this clause (b) that increase Consolidated EBITDA in any Test Period shall not exceed, and shall be limited to, 20% of Consolidated EBITDA in respect of such Test Period (calculated after giving effect to such adjustments and all other adjustments to Consolidated EBITDA); and minus
(c)            without duplication and to the extent included in determining such Consolidated Net Income:
(i) any extraordinary gains for such period, determined on a consolidated basis in accordance with GAAP,
(ii) any non-cash gains for such period, including with respect to write-ups of assets or goodwill, determined on a consolidated basis in accordance with GAAP,
(iii) any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement, determined on a consolidated basis in accordance with GAAP,
(iv) the cumulative effect for such period of a change in accounting principles; and
(v) any unrealized gains for such period attributable to the application of "mark to market" accounting in respect of Hedging Agreements.
provided further that, Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) non-cash foreign translation gains and losses. Notwithstanding anything to the contrary contained herein, but subject to the next sentence and (without duplication) exclusive of any Pro Forma Adjustments permitted in accordance with clause (b) above, Consolidated EBITDA shall be deemed to be $73,000,000, $86,300,000, $95,600,000 and $92,300,000 for the fiscal quarters ended on March 31, 2013, June 30, 2013, September 30, 2013, and December 31, 2013, respectively.  For purposes of calculating Consolidated EBITDA for any period to determine the Net Leverage Ratio or the Net Secured Leverage Ratio, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition or any Unrestricted Subsidiary shall have been re-designated as a Subsidiary, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).
"Consolidated Net Income" means, for any period, the net income or loss of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Company) that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or other cash distributions actually paid by such Person to the Company or, subject to clauses (b) and (c) of this proviso, any consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) of this proviso paid to, any Subsidiary (other than a Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or other cash distributions by such Subsidiary of that income is not at the time permitted by a Requirement of Law or any agreement or instrument applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other cash distributions have been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) of this proviso paid to, any consolidated Subsidiary that is not wholly-owned by the Company to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary.  Notwithstanding the foregoing, the amount of any cash dividends paid by any Unrestricted Subsidiary and received by the Company or the Subsidiaries during any such period shall be included, without duplication and subject to clauses (b) and (c) of the proviso in the immediately preceding sentence, in the calculation of Consolidated Net Income for such period.
"Continuing Term B-1 Lender" has the meaning set forth in the 2015 Refinancing Facility Agreement.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.
"Credit Party" means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.
"Cumulative Company's ECF Share" means, as of any date of determination, for each fiscal year (commencing with the fiscal year ending December 31, 2014) with respect to which a Compliance Certificate has been delivered in connection with the delivery of annual financial statements pursuant to Section 5.01(a), an amount (in no event less than zero) equal to the sum of the Retained Percentage of Excess Cash Flow for such fiscal years covered by such Compliance Certificates.
"Declined Amount" has the meaning set forth in Section 2.11(c).
"Default" means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.
"Defaulting Lender" means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Revolving Lender notifies the Administrative Agent in writing that such failure is the result of such Revolving Lender's good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Revolving Lender's good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, made in good faith, to provide a certification in writing from an authorized officer of such Revolving Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party's receipt of such written certification, (d) has become the subject of a Bankruptcy Event or (e) has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or its Revolving Lender Parent by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Revolving Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Company, each Issuing Bank, the Swingline Lender and each other Lender.
"Designated Committed Alternative Currency" means any Alternative Currency (other than Euro and Sterling) (a) for which LIBO Rates can be determined by reference to the applicable Reuters screen as provided in the definition of "LIBO Rate" and (b) that has been designated by the Administrative Agent as a Designated Committed Alternative Currency at the request of the Company and with the consent of (i) the Administrative Agent, (ii) each Issuing Bank and (iii) each Revolving Lender.
"Designated Non-Cash Consideration" means the fair market value of non-cash consideration received by the Company or one of its Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer's certificate of an Authorized Officer, setting forth the basis of such valuation, less the amount of cash and Permitted Investments received in connection with a subsequent sale of such Designated Non-Cash Consideration within 180 days of receipt thereof.
"Designated Subsidiary" means each Subsidiary that is not an Excluded Subsidiary.
"Disposition" has the meaning set forth in Section 6.05.
"Disqualified Equity Interest" means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)            matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b)            is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
(c)            is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Company or any Subsidiary, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Effective Date, the Effective Date); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an "asset sale" or a "change of control" (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability.
"Documentation Agent" means Sumitomo Mitsui Banking Corporation, in its capacity as documentation agent for the credit facilities provided for herein.
"Domestic Subsidiary" means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
"ECF Percentage" means 50%; provided, that, with respect to each fiscal year of the Company ending on or after December 31, 2014, the ECF Percentage shall be reduced to (a) 25% if the Net Leverage Ratio as of the last day of such fiscal year is less than 4.0 to 1.0 but greater than 3.5 to 1.0 and (b) 0% if the Net Leverage Ratio as of the last day of such fiscal year is not greater than 3.5 to 1.0.
"Effective Date" means the date on which the conditions specified in Section 4.01 were satisfied (or waived in accordance with Section 9.02), which date was May 9, 2014.
"Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities, other than, in each case, (i) a natural person or (ii) except to the extent permitted under Sections 2.24 and 9.04(e), the Company, any Subsidiary or any other Affiliate of the Company.
"Environmental Laws" means all Requirements of Law relating to pollution or the protection of the environment or natural resources (or, as it relates to exposure to hazardous or toxic substances, human health and safety matters).
"Environmental Liability" means any liability, obligation, loss, claim, lawsuit or order, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities) directly or indirectly resulting or arising from  (a) the violation of any Environmental Law or Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the Release or threatened Release of any Hazardous Materials, (d) exposure to any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Environmental Permits" means any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization issued or required under Environmental Laws.
"Equity Interests" means shares of capital stock, partnership interests, membership interests, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into Equity Interests).
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.
"ERISA Event" means (a) the existence, with respect to any Plan of any Borrower, of a non-exempt Prohibited Transaction; (b) any Reportable Event; (c) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (e) a determination that any Plan is, or is expected to be, in "at-risk" status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (f) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (g) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (i) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in "endangered" or "critical" status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or terminated (within the meaning of Section 4041A of ERISA); (j) the failure by any Borrower or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; or (k) a Foreign Plan Event.
"EURIBO Rate" means, with respect to any EURIBOR Borrowing for any Interest Period, (a) the applicable Screen Rate or (b) with respect to an Impacted Interest Period, the EURIBO Rate shall be the Interpolated Rate with respect to euro at such time, in each case as of the Specified Time on the Quotation Day.
"EURIBOR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted EURIBO Rate.
"Euro" or "€" means the single currency adopted by participating member states of the European Communities in accordance with legislation of the European Community relating to Economic and Monetary Union.
"Eurocurrency", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.
"Event of Default" has the meaning set forth in Article VII.
"Excess Cash Flow" means, for any fiscal year, an amount equal to:
(a)            the sum, without duplication, of:
(i) Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events;
(ii) depreciation, depletion, amortization and other non-cash charges, expenses or losses, including the non-cash portion of interest expense, deducted in determining such consolidated net income or loss for such fiscal year;
(iii) the sum of (x) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa) and (y) the net amount, if any, by which the consolidated deferred revenues of the Company and its consolidated Subsidiaries increased during such fiscal year; and
(iv) income tax expense, including penalties and interest, to the extent deducted in determining Consolidated Net Income for such period;
minus
(b)            the sum, without duplication, of:
(i) the amount of all non-cash gains included in arriving at such Consolidated Net Income for such fiscal year;
(ii) the sum of (x) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa) and (y) the net amount, if any, by which the consolidated deferred revenues of the Company and its consolidated Subsidiaries decreased during such fiscal year;
(iii) the sum of, in each case except to the extent financed with Excluded Sources, (v) the aggregate amount of long-term liabilities (other than Indebtedness) paid in cash by the Company and its consolidated Subsidiaries during such fiscal year, (w) the aggregate amount of Restricted Payments by the Company made in cash for such fiscal year pursuant to Section 6.08(a)(x), (x) the aggregate amount of Capital Expenditures by the Company and its consolidated Subsidiaries made in cash for such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations), (y) the aggregate amount of cash consideration paid during such fiscal year by the Company and its consolidated Subsidiaries to make Permitted Acquisitions permitted hereunder and (z) payments in cash made by the Company and its consolidated Subsidiaries with respect to any noncash charges added back pursuant to clause (a)(ii) above in computing Excess Cash Flow for any prior fiscal year;
(iv) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid in cash by the Company and its consolidated Subsidiaries during such fiscal year (together with any related premium, make-whole or penalty payments paid in cash), excluding (x) revolving extensions of credit (except to the extent that any repayment or prepayment of such Indebtedness is accompanied by a permanent reduction in related commitments and excluding in any event prepayments of Revolving Loans), (y) optional prepayments of Term Loans pursuant to Section 2.11(a) and (z) repayments or prepayments of Long‑Term Indebtedness to the extent financed from Excluded Sources; and
(v) (x) income taxes, including penalties and interest, and (y) payments and other contributions to employee pension benefit, retirement or similar plans, in each case paid in cash during such period.
"Exchange Act" means the United States Securities Exchange Act of 1934.
"Exchange Rate" means on any day, for purposes of determining the U.S. Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into U.S. Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency.  In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of U.S. Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
"Excluded Assets" means (a) any fee-owned real property with an assessed value for real estate taxation purposes of less than $5,000,000 and all leasehold interests; (b) motor vehicles and other assets subject to certificates of title (other than to the extent a security interest in such assets can be perfected by filing a Uniform Commercial Code financing statement); (c) [reserved]; (d) commercial tort claims with a value of less than $5,000,000; (e) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than the Company or any wholly-owned Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; and (f) "intent-to-use" trademark applications.
"Excluded Equity Interests" means (a) any Equity Interests that consist of voting stock of a Subsidiary that is a CFC or a CFC Holding Company in excess of 65% of the outstanding voting stock (or 65% of the outstanding Equity Interests in the case of an entity that is not a corporation for U.S. tax purposes) of such Subsidiary, (b) any Equity Interests if, to the extent, and for so long as, the grant of a Lien thereon to secure the Obligations is effectively prohibited by any Requirements of Law; provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect, and (c) Equity Interests in joint ventures permitted under this Agreement to the extent and for so long as the granting of security interests in such Equity Interests would be prohibited by the Organizational Documents or shareholder agreements or similar contracts between the owners of the Equity Interests of such joint venture; provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect.
"Excluded Sources" means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness or Capital Lease Obligations, (b) the Net Proceeds of any Disposition of assets made in reliance on Section 6.05(l), (c) proceeds of any issuance or sale of Equity Interests in the Company or any capital contributions to the Company and (d) amounts used in reliance on the Available Amount.
"Excluded Subsidiary" means (a) any Domestic Subsidiary that is not a wholly-owned Significant Subsidiary, (b) any Subsidiary that is a CFC or a CFC Holding Company (and accordingly, in no event shall a CFC or a CFC Holding Company be required to enter into any Security Document or pledge any assets hereunder) and (c) any Subsidiary formed or acquired after the Closing Date that is prohibited by Requirements of Law from guaranteeing the Loan Document Obligations; provided that any Subsidiary shall cease to be an Excluded Subsidiary at such time as none of clauses (a), (b) or (c) above apply to it.
"Excluded Swap Obligation" means, with respect to any Subsidiary Loan Party, any Swap Obligation if, and to the extent that, and only for so long as, the Guarantee by such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of Subsidiary Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Loan Party or the grant by any Subsidiary Loan Party of a security interest, as applicable, becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
"Excluded Term Lender" means any Term Lender that, if it were a Revolving Lender, would be a Defaulting Lender pursuant to clause (d) or (e) of the definition of Defaulting Lender herein, and the Administrative Agent shall make such determination and give notice thereof in accordance with, and with the effect specified, in the last sentence of such definition.
"Existing Credit Agreement" means the Credit Agreement, dated as of May 9, 2014 among the Company, the Borrowing Subsidiaries party thereto, the Lenders party thereto and the Administrative Agent.
"Existing Letters of Credit" means the letters of credit set forth on Schedule 1.01, which letters of credit are outstanding on the Closing Date.
"Existing Notes" means the (a) the Company's 3.46% Senior Notes, Series A, due October 7, 2020, and 4.13% Senior Notes, Series B, due October 7, 2023, and (b) Amcol's 5.46% Guaranteed Senior Notes, due April 29, 2020, 2007-A Adjustable Fixed Rate Guaranteed Senior Notes, Tranche 1, due April 2, 2017 and 2007-A Adjustable Floating Rate Guaranteed Senior Notes, Tranche 2, due April 2, 2017.
"Existing Refinancing Indebtedness" has the meaning set forth in the definition of Transactions.
"Existing Term Loans" means the Term Loans outstanding under the Existing Credit Agreement immediately prior to the Refinancing Date.
"FATCA" means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
"Financial Covenant" means the covenant set forth in Section 6.12(a).
"Financial Officer" means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.
"Foreign Lender" means any Lender that is not a U.S. Person.
"Foreign Plan" means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), program or agreement that is not subject to US law and is maintained or contributed to by, or entered into with, any Borrower or any ERISA Affiliate, other than any employee benefit plan, program or agreement that is sponsored or maintained exclusively by a Governmental Authority.
"Foreign Plan Event" means, with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any contributions or payments required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable Governmental Authorities of any such Foreign Plan required to be registered with such Governmental Authorities; or (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.
"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.
"Fronting Exposure" means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender's Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender's Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Revolving Lenders.
"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.
"Governmental Approvals" means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.
"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.  The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Company)).  The term "Guarantee" used as a verb has a corresponding meaning.
"Hazardous Materials" means petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, mercury, lime solids, radon gas and all other substances, wastes or other pollutants (including explosive, radioactive, hazardous or toxic substances or wastes) that are regulated pursuant to, or could reasonably be expected to give rise to liability under, any Environmental Law.
"Hedging Agreement" means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Subsidiary shall be a Hedging Agreement.
"Hedging Obligations" means, with respect to any Person, the obligations of such Person under any Hedging Agreements.
"Impacted Interest Period" has the meaning set forth in the definition of LIBO Rate.
"Incremental Acquisition Revolving Facility" means Incremental Revolving Commitments designated as an "Incremental Acquisition Revolving Facility" by the Company and each Borrowing Subsidiary, the Administrative Agent and the applicable Incremental Lenders in the applicable Incremental Facility Amendment, the effectiveness of which is conditioned upon the consummation of a Permitted Acquisition or other acquisition or Investment permitted hereunder (including the refinancing of Indebtedness in connection therewith (to the extent required in connection with such Permitted Acquisition, acquisition or Investment) and the payment of related fees and expenses).
"Incremental Acquisition Term Facility" means Incremental Term Commitments designated as an "Incremental Acquisition Term Facility" by the Company, the Administrative Agent and the applicable Incremental Lenders in the applicable Incremental Facility Amendment, the making of which is conditioned upon the consummation of, and the proceeds of which will be used to finance, a Permitted Acquisition or other acquisition or Investment permitted hereunder (including the refinancing of Indebtedness in connection therewith (to the extent required in connection with such Permitted Acquisition, acquisition or Investment) and the payment of related fees and expenses).
"Incremental Commitment" means an Incremental Revolving Commitment or an Incremental Term Commitment.
"Incremental Facility" means an Incremental Revolving Facility or an Incremental Term Facility.
"Incremental Facility Amendment" means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company and, if applicable, each Borrowing Subsidiary, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments of any Series or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.21.
"Incremental Lender" means an Incremental Revolving Lender or an Incremental Term Lender.
"Incremental Revolving Commitment" means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Amendment and Section 2.21, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender's Revolving Exposure under such Incremental Facility Amendment.
"Incremental Revolving Facility" means an incremental portion of the Revolving Commitments established hereunder pursuant to an Incremental Facility Amendment providing for Incremental Revolving Commitments.
"Incremental Revolving Lender" means a Lender with an Incremental Revolving Commitment.
"Incremental Term Commitment" means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Amendment and Section 2.21, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.
"Incremental Term Facility" means an incremental term loan facility established hereunder pursuant to an Incremental Facility Amendment providing for Incremental Term Commitments.
"Incremental Term Lender" means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.
"Incremental Term Loan" means a Loan made by an Incremental Term Lender to the Company pursuant to Section 2.21.
"Incremental Term Maturity Date" means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Amendment.
"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding, for the avoidance of doubt, trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable, deferred compensation arrangements for employees, directors and officers and other accrued obligations, in each case in the ordinary course of business), (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, and (j) all Guarantees by such Person of Indebtedness of others.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  Notwithstanding the foregoing, the term "Indebtedness" shall not include (i) purchase price adjustments, earnouts, holdbacks or deferred payments of a similar nature (including deferred compensation representing consideration or other contingent obligations incurred in connection with an acquisition), except in each case to the extent that such amount payable is, or becomes, reasonably determinable and contingencies have been resolved or such amount would otherwise be required to be reflected on a balance sheet prepared in accordance with GAAP; (ii) current accounts payable incurred in the ordinary course of business; (iii) obligations in respect of non-competes and similar agreements; (iv) Hedging Obligations; (v) obligations in respect of Cash Management Services; and (vi) licenses and operating leases. The amount of Indebtedness of any Person for purposes of clause (i) above shall (unless such Indebtedness has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
"Indemnitee" has the meaning set forth in Section 9.03(b).
"Initial Lender" means JPMorgan Chase Bank, N.A.
"Intercreditor Agreement" means (a) in respect of Indebtedness intended to be secured by some or all of the Collateral on a pari passu basis with the Obligations, an intercreditor agreement reasonably acceptable to the Administrative Agent the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Company, and (b) in respect of Indebtedness intended to be secured by some or all of the Collateral on a junior priority basis with the Obligations, an intercreditor agreement reasonably acceptable to the Administrative Agent the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a junior basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Company.
"Interest Election Request" means a request by a Borrower to convert or continue a Revolving Loan Borrowing or Term Loan Borrowing in accordance with Section 2.07, which shall be, in the case of any such written request, substantially in the form of Exhibit E or any other form approved by the Administrative Agent.
"Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan) or Term B-2 Loan, the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or EURIBOR Borrowing with an Interest Period of more than three months' duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
"Interest Period" means, with respect to any Eurocurrency Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, to the extent made available by all Lenders of the Class participating therein, twelve months thereafter), as the applicable Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
"Interpolated Rate" means, with respect to any currency at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
"Investment" means, with respect to a specified Person, (a) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment in, any other Person that are held or made by the specified Person and (b) the purchase or acquisition (in one transaction or a series of related transactions) of all or substantially all the property and assets or business of another Person or assets constituting a business unit, line of business, division or product line of such other Person.  The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date (excluding any portion thereof representing paid-in-kind interest or principal accretion), without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term "Guarantee", (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the Company in accordance with GAAP) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received in cash, or other property that has been converted into cash or is readily marketable for cash, by such specified Person representing a return of capital of such Investment, but without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such transfer, (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness, other securities or assets of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (v) any Investment (other than any Investment referred to in clause (i), (ii), (iii) or (iv) above) by the specified Person in any other Person resulting from the issuance by such other Person of its Equity Interests to the specified Person shall be the fair value (as determined reasonably and in good faith by a Financial Officer of the Company) of such Equity Interests at the time of the issuance thereof.  For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer of the Company.
"Investment Company Act" means the U.S. Investment Company Act of 1940, as amended.
"IRS" means the United States Internal Revenue Service.
"Issuing Bank" means (a) JPMorgan Chase Bank, N.A. and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).
"Judgment Currency" has the meaning set forth in Section 9.18(b).
"Latest Maturity Date" means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including in respect of any Incremental Facility and including any Maturity Date that has been extended from time to time in accordance with this Agreement.
"LC Disbursement" means a payment made by an Issuing Bank pursuant to a Letter of Credit.
"LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit at such time that, in accordance with the terms of such Letters of Credit, could upon satisfaction of drawing conditions be drawn thereunder, and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
"Lenders" means the New Lenders (as defined in the 2015 Refinancing Facility Agreement) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Facility Agreement, in each case other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.
"Letter of Credit" means any letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a "Letter of Credit" outstanding hereunder pursuant to Section 9.05.
"LIBO Rate" means, with respect to any LIBOR Borrowing denominated in any currency for any Interest Period, (a) the applicable Screen Rate or (b) if the applicable Screen Rate for such currency shall not be available at such time for such Interest Period (an "Impacted Interest Period"), then the LIBO Rate shall be the Interpolated Rate with respect to such currency at such time, in each case as of the Specified Time on the Quotation Day.
"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any agreement to provide any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
"Loan Document Obligations" means (a) the due and punctual payment by each Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans of such Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by such Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations of such Borrower under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations (including with respect to attorneys' fees) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of each Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
"Loan Documents" means this Agreement, any Incremental Facility Amendment, any Refinancing Facility Agreement, any Loan Modification Agreement, any Borrowing Subsidiary Agreement, any Borrowing Subsidiary Termination, the Collateral Agreement, the other Security Documents, any Intercreditor Agreement, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(c) (and, in each case, any amendment, restatement, waiver, supplement or other modification to any of the foregoing).
"Loan Modification Agreement" means a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Company, among the Company and, if applicable, each Borrowing Subsidiary, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.
"Loan Modification Offer" has the meaning set forth in Section 2.23(a).
"Loan Parties" means the Company, each Borrowing Subsidiary and each other Subsidiary Loan Party.
"Loans" means the loans made by the Lenders to the Borrowers pursuant to this Agreement, including pursuant to any Incremental Facility Amendment or any Refinancing Facility Agreement (including the 2015 Refinancing Facility Agreement).
"Local Time" means (a) with respect to a Loan, Borrowing or Letter of Credit denominated in U.S. Dollars, New York City time, and (b) with respect to a Loan, Borrowing or any Letter of Credit denominated in an Alternative Currency, local time to the Principal Financial Center of the applicable Alternative Currency.
"Long-Term Indebtedness" means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
"Majority in Interest", when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and the unused Aggregate Revolving Commitment at such time (other than that attributable to Defaulting Lenders) and (b) in the case of the Term Lenders of any Class, Lenders other than Excluded Term Lenders holding outstanding Term Loans of such Class representing more than 50% of the aggregate principal amount of all Term Loans of such Class outstanding at such time (other than Term Loans of Excluded Term Lenders).
"Material Acquisition" means any acquisition, or a series of related acquisitions by the Company or any Subsidiary, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment, as estimated in good faith by the Company, but excluding earnout, contingent payment or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $5,000,000.
"Material Adverse Effect" means an event or condition that has resulted, or could reasonably be expected to result, in a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.
"Material Disposition" means any Disposition, or a series of related Dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) the Company or any Subsidiary; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment, as estimated in good faith by the Company, but excluding earnout, contingent payment or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $5,000,000.
"Material Indebtedness" means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents) or Hedging Obligations of any one or more of the Company and the Subsidiaries in an aggregate principal amount of $50,000,000 or more.  For purposes of determining Material Indebtedness, the "principal amount" of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if the applicable Hedging Agreement were terminated at such time.
"Maturity Date" means the Term Maturity Date, the Incremental Term Maturity Date with respect to Incremental Term Loans of any Series or the Revolving Maturity Date, and any extended maturity date with respect to all or a portion of any Class of Loans or Commitments hereunder pursuant to a Refinancing Facility Agreement or a Loan Modification Agreement, as the context requires.
"Maximum Incremental Amount" means an amount represented by Incremental Commitments to be established pursuant to Section 2.21 or Alternative Incremental Facility Indebtedness to be incurred pursuant to Section 6.01(l), as the case may be, that would not, immediately after giving effect to the establishment or incurrence thereof ((x) assuming that the full amount of any Incremental Revolving Commitments have been borrowed as Revolving Loans and (y) excluding from such pro forma calculation the Net Proceeds of such Incremental Commitments or Alternative Incremental Facility Indebtedness (if any)), cause the Net Secured Leverage Ratio, calculated on a Pro Forma Basis as of the date of incurrence of such Indebtedness, but including for purposes of such calculation all such Incremental Commitments and Alternative Incremental Facility Indebtedness (and any Refinancing Indebtedness in respect thereof) as "Total Secured Indebtedness" (whether or not such Indebtedness is secured), to exceed 3.25 to 1.00.
"Maximum Rate" has the meaning set forth in Section 9.13.
"Minimum Extension Condition" has the meaning set forth in Section 2.23(a).
"MNPI" means material information concerning the Company, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.  For purposes of this definition, "material information" means information concerning the Company, the Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States Federal and State securities laws.
"Moody's" means Moody's Investors Service, Inc., and any successor to its rating agency business.
"Mortgage" means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Obligations.  Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.
"Mortgaged Property" means (a) for so long as owned by any Loan Party, the property at 65656 Meridian Rd., Lucerne Valley, California 92356 and (b) each parcel of real property owned in fee by a Loan Party, and the improvements thereto, that (together with such improvements) has an assessed value for real estate taxation purposes of $5,000,000 or more, subject to the limitations in the definition of the term "Collateral and Guarantee Requirement".
"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
"Net Leverage Ratio" means, on any date of determination, the ratio of (a) an amount equal to (i) Total Indebtedness as of such date, less (ii) the aggregate amount of Unrestricted Cash as of such date to (b) Consolidated EBITDA for the Test Period recently ended on or prior to such date.
"Net Proceeds" means, with respect to any event, (a) the cash proceeds (which term, for purposes of this definition, shall include Permitted Investments) (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out‑of‑pocket expenses paid in connection with such event by the Company and the Subsidiaries, (ii) in the case of a Disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, (A) the amount of all payments required to be made by the Company and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans, any Permitted First Priority Refinancing Indebtedness, any Permitted Second Priority Refinancing Indebtedness and any Alternative Incremental Facility Indebtedness) secured by such asset, (B) the pro rata portion of net cash proceeds thereof (calculated without regard to this subclause (B)) attributable to minority interests and not available for distribution to or for the account of the Company and the Subsidiaries as a result thereof, and (C) the amount of any liabilities directly associated with such asset and retained by the Company or any Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and the Subsidiaries (including any taxes paid or payable in connection with transferring or distributing any such amounts to the Company or any other Loan Party), and the amount of any reserves established by the Company and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout, holdback or similar obligations) reasonably estimated to be payable and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer of the Company).  For purposes of this definition, in the event any taxes estimated to be payable with respect to any event as described in clause (b)(iii) above are determined by the Company or the applicable Subsidiary not to be payable or any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, in an aggregate amount equal to or greater than $500,000, the amount of such estimated taxes not payable or reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such determination or reduction, of cash proceeds in respect of such event.
"Net Secured Leverage Ratio" means, on any date of determination, the ratio of (a) an amount equal to (i) Total Secured Indebtedness as of such date, less (ii) the aggregate amount of Unrestricted Cash as of such date to (b) Consolidated EBITDA for the Test Period most recently ended on or prior to such date.
"Net Working Capital" means, at any date of determination, (a) the consolidated current assets of the Company and its consolidated Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Company and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness).  Net Working Capital at any date may be a positive or negative number.  Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.
"Non-Cash Charges" means any non-cash charges, including (a) any write-off for impairment of long lived assets (including goodwill, intangible assets and fixed assets such as property, plant and equipment), or of deferred financing fees or investments in debt and equity securities, in each case, pursuant to GAAP, (b) non-cash expenses resulting from the grant of stock options, restricted stock awards or other equity-based incentives to any director, officer or employee of the Company or any Subsidiary (excluding, for the avoidance of doubt, any cash payments of income taxes made for the benefit of any such Person in consideration of the surrender of any portion of such options, stock or other incentives upon the exercise or vesting thereof), (c) any non-cash charges resulting from (i) the application of purchase accounting or (ii) investments in minority interests in a Person, to the extent that such investments are subject to the equity method of accounting; provided that Non-Cash Charges shall not include additions to bad debt reserves or bad debt expense and any noncash charge that results from the write-down or write-off of accounts receivable, (d) the non-cash impact of accounting changes or restatements and (e) non-cash charges and expenses resulting from pension adjustments.
"Non-Compliant Assets" has the meaning set forth in the definition of Permitted Acquisition.
"Non-Compliant Subsidiary" has the meaning set forth in the definition of Permitted Acquisition.
"Non-Consenting Lender" has the meaning set forth in Section 9.02(c).
"Non-Defaulting Lender" means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.
"Non-Recourse Indebtedness" means any Indebtedness that is limited in recourse to the assets of the Person incurring such Indebtedness, the ownership interests held by the Company or any Subsidiary in such assets and/or the Equity Interests of such Person or any related joint venture.
"Obligations" means, collectively, (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Hedging Obligations.
"OFAC" means the United States Treasury Department Office of Foreign Assets Control.
"Organizational Documents"  means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).
"Other First Lien Secured Indebtedness" means at any time all Alternative Incremental Facility Indebtedness secured by the Collateral on a pari passu basis with the Obligations and all Permitted First Priority Refinancing Indebtedness then outstanding.
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
"Participant" has the meaning set forth in Section 9.04(c).
"Participant Register" has the meaning set forth in Section 9.04(c).
"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor entity performing similar functions.
"PCC Ventures" means all Foreign Subsidiaries and Permitted Joint Ventures, in each case formed for the purpose of building new precipitated calcium carbonate or other related product satellites.
"Perfection Certificate" means a certificate substantially in the form of Exhibit F or any other form approved by the Administrative Agent.
"Permitted Acquisition" means the purchase or other acquisition, by merger or otherwise, by the Company or any Subsidiary of substantially all the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person and each subsidiary of such Person is (except to the extent permitted below in the case of foreign and other Subsidiaries that will not become Loan Parties) organized under the laws of the United States of America, any State thereof or the District of Columbia and, upon the consummation of such acquisition, will be a wholly-owned Subsidiary that is a Domestic Subsidiary (or, in the case of any such purchase or other acquisition structured as a two-step tender offer, such Person (including each subsidiary of such Person) will become a wholly-owned Subsidiary that is a Domestic Subsidiary reasonably promptly thereafter upon the consummation of the second-step merger), in each case including as a result of a merger or consolidation between any Subsidiary and such Person and will be or become a Subsidiary Loan Party as required under the Collateral and Guarantee Requirement, or (b) in the case of any purchase or other acquisition of assets other than Equity Interests, such assets will be owned by the Company or a Subsidiary Loan Party; provided that, in each case, (i) the business of such Person, or such assets, as the case may be, constitute a business permitted under Section 6.03(b), (ii) with respect to each such purchase or other acquisition, all actions required to be taken with respect to each newly created or acquired Subsidiary or assets in order to satisfy the requirements set forth in the definition of the term "Collateral and Guarantee Requirement" shall be taken within the required time periods for satisfaction of such requirements set forth therein and (iii) at the time of and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing after giving pro forma effect to such purchase or other acquisition and the incurrence of Indebtedness in connection therewith.  Notwithstanding the foregoing, a Permitted Acquisition of a Person that will become a Loan Party may include the indirect acquisition of Non-Compliant Subsidiaries or Non-Compliant Assets if the consideration allocable to the acquisition of such Non-Compliant Subsidiaries or such Non-Compliant Assets, as applicable (determined in accordance with GAAP and as reasonably estimated by a Financial Officer of the Company at the time such Permitted Acquisition is consummated), consists of the issuance of Qualified Equity Interests of the Company; provided that all or any portion of the consideration for the acquisition of any Non-Compliant Subsidiaries and/or any Non-Compliant Assets that cannot be made pursuant to the foregoing provisions of this definition may also be funded in an amount not in excess of the amount, including the Available Amount and the amount of Qualifying Equity Proceeds, then available for Investments by Loan Parties in Subsidiaries that are not Loan Parties under Section 6.04(d), Investments under 6.04(w) or Investments under Section 6.04(x) (it being understood that any amounts funded in reliance in Section 6.04(d), 6.04(w) or 6.04(x) shall be deemed a usage of the applicable basket and an Investment outstanding thereunder).  For purposes of this definition, "Non-Compliant Subsidiary" means any Subsidiary of a Person acquired pursuant to a Permitted Acquisition that will not become a Subsidiary Loan Party in accordance with the requirements of clause (a) of this definition, and "Non-Compliant Assets" means any assets acquired pursuant to a Permitted Acquisition to be held by a Subsidiary that is not a Subsidiary Loan Party.  For the avoidance of doubt, the Amcol Acquisition shall be deemed to be a Permitted Acquisition for all purposes under this Agreement (and disregarding any Non-Compliant Subsidiaries and Non-Compliant Assets acquired in connection therewith).
"Permitted Amendment" means an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.23, providing for an extension of the Maturity Date and/or amortization applicable to the Loans and/or Commitments of the Accepting Lenders of a relevant Class and, in connection therewith, may also provide for (a)(i) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders subject to such Permitted Amendment and/or (ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders in respect of such Loans and/or Commitments, (b) changes to any prepayment premiums with respect to the applicable Loans and Commitments of a relevant Class, (c) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new "Class" of loans and/or commitments resulting therefrom and (d) additional amendments to the terms of this Agreement applicable to the applicable Loans and/or Commitments of the Accepting Lenders that are less favorable to such Accepting Lenders than the terms of this Agreement prior to giving effect to such Permitted Amendments and that are reasonably acceptable to the Administrative Agent.
"Permitted Amount" means, as of any date, (a) the greater of (x) $600,000,000 and (y) 20% of Total Assets as of such date less (b) the sum of, without duplication, (i) the aggregate outstanding principal amount of Indebtedness incurred under Section 6.01(h) by Subsidiaries that are not Subsidiary Loan Parties as of such date, (ii) the aggregate outstanding principal amount of Indebtedness incurred under Section 6.01(n) as of such date, (iii) the aggregate outstanding principal amount of Indebtedness incurred under Section 6.01(s) as of such date, (iv) the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties outstanding under Section 6.04(d) as of such date, (v) the aggregate outstanding amount of loans or advances made by Loan Parties to Subsidiaries that are not Loan Parties under Section 6.04(e) as of such date, (vi) the aggregate outstanding amount of Indebtedness of Subsidiaries that are not Loan Parties Guaranteed by Loan Parties under Section 6.04(f) as of such date, (vii) the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties or by the Company or the Subsidiaries in Unrestricted Subsidiaries, in each case outstanding under Section 6.04(t) as of such date and (viii) the aggregate amount of Investments by the Company and the Subsidiaries in Permitted Joint Ventures and Unrestricted Subsidiaries outstanding under Section 6.04(u) as of such date.
"Permitted Encumbrances" means:
(a)            Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;
(b)            carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlords' and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;
(c)            (i) Liens (including pledges and deposits) arising in the ordinary course of business in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations and (ii) pledges and deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (c)(i) above;
(d)            pledges and deposits made (i) to secure the performance of bids, trade and commercial contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (d)(i) above;
(e)            judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f)            survey exceptions, easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business, and other minor title imperfections with respect to real property, that in any case do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
(g)            Liens arising from Permitted Investments described in clause (d) of the definition of the term Permitted Investments;
(h)            banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Subsidiary in excess of those required by applicable banking regulations;
(i)            Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company and the Subsidiaries in the ordinary course of business;
(j)            Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(k)            Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement entered into in the ordinary course of business;
(l)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and
(m)            Liens that are contractual rights of set-off;
provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness, other than Liens referred to clauses (c) and (d) above securing obligations under letters of credit, bank guarantees or similar instruments.
"Permitted First Priority Refinancing Indebtedness" means Indebtedness of the Company or any other Loan Party in the form of term loans (other than, for the avoidance of doubt, Incremental Term Loans or other Term Loans under this Agreement) or bonds, debentures, notes or similar instruments (a) that is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) to the Liens on the Collateral securing the Obligations and any Other First Lien Secured Indebtedness and is not secured by any property or assets of the Company or any of the Subsidiaries other than the Collateral, (b) the Net Proceeds of which, substantially concurrently with the incurrence thereof, are applied to the repayment or prepayment of then outstanding Term Loan Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Permitted First Priority Refinancing Indebtedness (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loan Borrowings and any reasonable fees, premium and expenses relating to such refinancing), (c) that does not mature earlier than the Latest Maturity Date then in effect, and has a weighted average life to maturity no shorter than the Class of Term Loans with the latest Maturity Date in effect at the time of incurrence of such Indebtedness, (d) that contains covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are no more favorable to the lenders or investors, as the case may be, providing such Permitted First Priority Refinancing Indebtedness than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect); provided that a certificate of a Financial Officer of the Company delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive unless the Administrative Agent provides notice to the Company of its reasonable objection during such period together with a reasonable description of the basis upon which it objects, (e) the security agreements relating to which are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (f) that is not guaranteed by any Persons other than the Company and Subsidiaries that are Subsidiary Loan Parties and (g) in respect of which a trustee, collateral agent, security agent or similar Person, acting on behalf of the holders thereof, shall have become party to an Intercreditor Agreement.  Permitted First Priority Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.
"Permitted Investments" means:
(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)            investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition,  (i) a short term credit rating of "P-1" or higher from Moody's or "A-1" or higher from S&P or (ii) a long term rating of "A2" or higher from Moody's or "A" or higher from S&P;
(c)            investments in certificates of deposit, banker's acceptances and demand or time deposits, in each case maturing within 180 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)            "money market funds" that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act, (ii) with (A) a short term credit rating of "P-1" or higher from Moody's or "A-1" or higher from S&P or (B) a long term rating of "A2" or higher from Moody's or "A" or higher from S&P and (iii) have portfolio assets of at least $5,000,000,000;
(f)            investments in Indebtedness that is (x) issued by Persons with (i) a short term credit rating of "P-1" or higher from Moody's or "A-1" or higher from S&P or (ii) a long term rating of "A2" or higher from Moody's or "A" or higher from S&P, in each case for clauses (i) and (ii) with maturities not more than 12 months after the date of acquisition and (y) of a type customarily used by companies for cash management purposes; and
(g)            in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.
"Permitted Joint Ventures" means (a) acquisitions (by merger, purchase, lease (including any lease that contains upfront payments or buy out options) or otherwise), not constituting Permitted Acquisitions, by the Company or any of the Subsidiaries of interests in any of the assets of, or of the Equity Interests in, a person or division or line of business of any person engaged in the same business as the Company and the Subsidiaries or in a related, ancillary or complementary business or (b) sales, issuances or other transfers of Equity Interests of a Subsidiary to a Person other than a Loan Party permitted in reliance on Section 6.05(d), in each case for the purpose of forming a joint venture.
"Permitted Second Priority Refinancing Indebtedness" means Indebtedness of the Company or any other Loan Party in the form of term loans (other than, for the avoidance of doubt, Incremental Term Loans or other Term Loans under this Agreement) or bonds, debentures, notes or similar instruments (a) that is secured by Liens on the Collateral on a junior basis to the Liens on the Collateral securing the Obligations and any Other First Lien Secured Indebtedness and is not secured by any property or assets of the Company or any of the Subsidiaries other than the Collateral, (b) the Net Proceeds of which, substantially concurrently with the incurrence thereof, are applied to the repayment or prepayment of then outstanding Term Loan Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Permitted Second Priority Refinancing Indebtedness (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loan Borrowings and any reasonable fees, premium and expenses relating to such refinancing), (c) that does not mature earlier than the Latest Maturity Date then in effect, and has a weighted average life to maturity no shorter than the Class of Term Loans with the latest Maturity Date in effect at the time of incurrence of such Indebtedness, (d) that contains covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are no more favorable to the lenders or investors, as the case may be, providing such Permitted Second Priority Refinancing Indebtedness than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect); provided that a certificate of a Financial Officer of the Company delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive unless the Administrative Agent provides notice to the Company of its reasonable objection during such period together with a reasonable description of the basis upon which it objects, (e) the security agreements relating to which are substantially the same as the Security Documents (with such differences as are satisfactory to the Administrative Agent), (f) that is not guaranteed by any Persons other than the Company and Subsidiaries that are Subsidiary Loan Parties and (g) in respect of which a trustee, collateral agent, security agent or similar Person, acting on behalf of the holders thereof, shall have become party to an Intercreditor Agreement.  Permitted Second Priority Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.
"Permitted Unsecured Indebtedness" means Indebtedness of the Company or any Subsidiary (a) that is not (and any Guarantees thereof by the Company or Subsidiaries are not) secured by any collateral (including the Collateral), (b) that does not mature earlier than the date that is 91 days after the Latest Maturity Date then in effect, and has a weighted average life to maturity no shorter than the Class of Term Loans with the latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) that, in the case of such Indebtedness in the form of bonds, debentures, notes or similar instrument, does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange in the case of convertible or exchangeable Indebtedness) prior to the date that is the Latest Maturity Date, (d) that contains covenants, events of default, guarantees and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants and that applicable negative covenants shall be incurrence-based to the extent customary for similar Indebtedness) and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are not more favorable to the lenders of investors providing such Permitted Unsecured Indebtedness, as the case may be, than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect); provided that a certificate of a Financial Officer of the Company delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive, and (e) that is not guaranteed by any Person other than on an unsecured basis by the Company and/or Subsidiaries that are Subsidiary Loan Parties.
"Person" means any natural person, corporation, company, limited liability company, trust, joint venture, association, partnership, Governmental Authority or other entity.
"Plan" means any "employee pension benefit plan", as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.
"Platform" has the meaning set forth in Section 9.01(d).
"Post-Acquisition Period" means, with respect to any Material Acquisition or Material Disposition, the period beginning on the date such transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such transaction is consummated.
"Prepayment Event" means:
(a)            any Disposition (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) (for purposes of this defined term, collectively, "dispositions") of any asset of the Company or any Subsidiary, other than (i) dispositions described in clauses (a) through (k) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding (A) $2,500,000 in the case of any single disposition or series of related dispositions and (B) $5,000,000 for all such dispositions during any fiscal year of the Company;
(b)            any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Company or any Subsidiary resulting in aggregate Net Proceeds of $5,000,000 or more; or
(c)            the incurrence by the Company or any Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred under Section 6.01.
"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
"Principal Financial Center" means, in the case of any Alternative Currency, the principal financial center where such currency is cleared and settled, as determined by the Administrative Agent.
"Private Side Lender Representatives" means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.
"Pro Forma Adjustment" means, with respect to any Material Acquisition or Material Disposition (including, for the avoidance of doubt, the Amcol Acquisition), for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, the pro forma increase or decrease (for the avoidance of doubt, net of any such increase or decrease actually realized) in Consolidated EBITDA (including the portion thereof attributable to any assets (including Equity Interests) sold or acquired) certified by a Financial Officer of the Company as having been determined in good faith to be reasonably anticipated to be realizable within 24 months following any such Material Acquisition or Material Disposition as a result of (a) actions taken or expected to be taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or synergies (including revenue synergies and cost savings synergies) or (b) any additional costs incurred during such Post-Acquisition Period to achieve such cost savings, reductions and synergies, in each case in connection with the combination of the operations of the assets acquired with the operations of the Company and the Subsidiaries or the applicable Disposition; provided that, so long as such actions are taken or expected to be taken prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period, as applicable, the cost savings and synergies related to such actions or such additional costs, as applicable, may be assumed, for purposes of projecting such pro forma increase or decrease to such Consolidated EBITDA to be realizable during the entirety, or, in the case of, additional costs, as applicable, to be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication for cost savings, synergies or additional costs already included in Consolidated EBITDA for such Test Period.
"Pro Forma Basis" and "Pro Forma Compliance" means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made (subject, for the avoidance of doubt, to the limitations set forth in clause (b) of the definition of Consolidated EBITDA) and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of (or commencing with) the first day of the applicable period of measurement in such test or covenant:  (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction (A) in the case of a Material Disposition of all or substantially all Equity Interests in any Subsidiary or the Company or any division, product line, or facility used for operations of the Company or any of the Subsidiaries or the designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of "Specified Transaction" or designation of an Unrestricted Subsidiary as a Subsidiary, shall be included, (ii) any prepayment, repayment, retirement, redemption or satisfaction of Indebtedness, (iii) any Indebtedness incurred or assumed by the Company or any of the Subsidiaries in connection therewith and (iv) if any such Indebtedness has a floating or formula rate, such Indebtedness shall be deemed to have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with (and subject to applicable limitations included in) the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company and the Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; provided further that except as specified in the applicable provision requiring Pro Forma Compliance, any determination of Pro Forma Compliance required shall be made assuming that compliance with the Financial Covenant is required with respect to the most recent Test Period prior to such time for which financial statements shall have been delivered pursuant to Sections 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the pro forma financial statements delivered pursuant to Sections 5.01(a) or 5.01(b)).
"Prohibited Transaction" has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
"Proposed Change" has the meaning set forth in Section 9.02(c).
"Public Side Lender Representatives" means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.
"Purchasing Borrower Party" means any of the Company or any Subsidiary.
"Qualified Equity Interests" means Equity Interests of the Company other than Disqualified Equity Interests.
"Qualifying Equity Proceeds" means on any date with respect to any expenditure to make an Investment under Section 6.04(w)(ii) (including in connection with the acquisition of Non-Compliant Subsidiaries and/or Non-Compliant Assets in a Permitted Acquisition), to make a Restricted Payment under Section 6.08(a)(vii) or to make a payment in reliance on Section 6.08(b)(vi), the aggregate amount of Net Proceeds received by the Company in respect of sales and issuances of its Qualified Equity Interests or capital contributions (other than the issuance of Equity Interests to officers, directors or employees of the Company or any Subsidiary pursuant to employee benefit or incentive plans or other similar arrangements, and the issuance of Equity Interests to any Subsidiary), less the amount of all other expenditures for such purposes made during such period and on or prior to such date in reliance on such receipts of Net Proceeds.
"Quotation Day" means (a) with respect to any currency (other than Sterling) for any Interest Period, two Business Days prior to the first day of such Interest Period, and (b) with respect to Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs in the Relevant Interbank Market for any currency, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).
"Recipient" means the Administrative Agent, any Lender and any Issuing Bank, or any combination thereof (as the context requires).
"Refinancing Commitment" means a Refinancing Revolving Commitment or a Refinancing Term Loan Commitment.
"Refinancing Date" means the date on which the conditions precedent set forth in Section 4.05 are satisfied (or waived in accordance with Section 9.02).
"Refinancing Facility Agreement" means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Company, among the Company and, if applicable, the Borrowing Subsidiaries, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.22.
"Refinancing Indebtedness" means, in respect of any Indebtedness (the "Original Indebtedness"), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control, fundamental change, or upon conversion or exchange in the case of convertible or exchangeable Indebtedness or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date that is 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of the Class of Term Loans remaining as of the date of such extension, renewal or refinancing with the latest Maturity Date; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of any Borrower if such Borrower shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of such Borrower only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.
"Refinancing Lenders" means the Refinancing Revolving Lenders and the Refinancing Term Lenders.
"Refinancing Loans" means the Refinancing Revolving Loans and the Refinancing Term Loans.
"Refinancing Revolving Commitments" has the meaning set forth in Section 2.22(a).
"Refinancing Revolving Lender" has the meaning set forth in Section 2.22(a).
"Refinancing Revolving Loans" has the meaning set forth in Section 2.22(a).
"Refinancing Term Lender" has the meaning set forth in Section 2.22(a).
"Refinancing Term Loan" has the meaning set forth in Section 2.22(a).
"Refinancing Term Loan Commitments" has the meaning set forth in Section 2.22(a).
"Refinancing Transaction Costs" means all fees, costs and expenses incurred or payable by the Company or any Subsidiary in connection with the Refinancing Transactions set forth in clauses (a) and (b) of the definition thereof to be consummated on the Refinancing Date.
"Refinancing Transactions" means, collectively, (a) the execution and delivery of the 2015 Refinancing Facility Agreement and the amendment of the Existing Credit Agreement effected thereby, (b) the borrowing or continuation of the Term B-1 Loans and the Term B-2 Loans in a total aggregate principal amount of $1,378,000,000 and (c) the payment of the Refinancing Transaction Costs.
"Register" has the meaning set forth in Section 9.04(b)(iv).
"Registered Equivalent Notes" means, with respect to any bonds, notes, debentures or similar instruments originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.
"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the directors, officers, partners, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person's Affiliates.
"Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.
"Relevant Interbank Market" means (a) with respect to any currency (other than Euros), the London interbank market, and (b) with respect to Euros, the European interbank market.
"Reportable Event" means any "reportable event," as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Reg. § 4043.
"Repricing Transaction" means (a) any prepayment or repayment of Term B-1 Loans with the proceeds of a concurrent incurrence of Indebtedness by the Company in the form of any long-term bank debt financing or any other financing similar to such Term B-1 Loans in respect of which the all-in yield is, on the date of such prepayment, lower than the all-in yield on such Term B-1 Loans (calculated by the Administrative Agent in accordance with standard market practice, taking into account, in each case, the Adjusted LIBO Rate floor in the definition of such term herein and any interest rate floor applicable to such financing, if applicable on such date, the Applicable Rate hereunder and the interest rate spreads under such Indebtedness, and any original issue discount and upfront fees applicable to or payable in respect of such Term Loans and such Indebtedness (but excluding arrangement, structuring, underwriting, commitment, amendment or other fees regardless of whether paid in whole or in part to any or all lenders of such Indebtedness and any other fees that are not paid generally to all lenders of such Indebtedness)), (b) any amendment to this Agreement that reduces the effective interest rate applicable to the Term B-1 Loans or (c) any prepayment made to a Lender as the result of a mandatory assignment of all or a portion of its Term B-1 Loans pursuant to Section 9.02(c) following such Lender's failure to consent to an amendment to this Agreement described in clause (b) of this definition.  Notwithstanding the foregoing, it is understood and agreed that any such financing transaction consummated in connection with a Change in Control will not in any event constitute a Repricing Transaction.  For purposes of this definition, original issue discount and upfront fees shall be equated to interest based on an assumed four-year life to maturity (or, if less, the actual life to maturity).
"Required Lenders" means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure, outstanding Term Loans and unused Commitments at such time (excluding for purposes of any such calculation, Defaulting Lenders and Excluded Term Lenders).
"Requirements of Law" means, with respect to any Person, (a) the Organizational Documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, code, judgment, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Company or any Subsidiary.
"Retained Percentage" means, with respect to any fiscal year, (a) 100% minus (b) the ECF Percentage with respect to such fiscal year.
"Revolving Availability Period" means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
"Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.21 or Section 2.22 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender's Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders' Revolving Commitments is $200,000,000.
"Revolving Exposure" means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of the U.S. Dollar Equivalent of such Lender's Revolving Loans, (b) the U.S. Dollar Equivalent of such Lender's LC Exposure and (c) such Lender's Swingline Exposure, in each case at such time.
"Revolving Lender" means a Lender with a Revolving Commitment or Revolving Exposure.
"Revolving Lender Parent" means, with respect to any Revolving Lender, any Person in respect of which such Lender is a subsidiary.
"Revolving Loan" means a Loan made pursuant to clause (c) of Section 2.01.  Each Revolving Loan denominated in U.S. Dollars shall be an ABR Loan or a Eurocurrency Loan.  Each Revolving Loan denominated in Sterling or a Designated Committed Alternative Currency shall be a Eurocurrency Loan.  Each Revolving Loan denominated in Euros shall be a EURIBOR Loan.
"Revolving Maturity Date" means the date that is five years after the Closing Date.
"S&P" means Standard & Poor's Financial Services LLC.
"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom.
"Sanctioned Country" means, at any time, a country or territory which is the subject or target of any Sanctions.
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state or (b) any Person controlled by any such Person.
"Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or any Subsidiary whereby the Company or such Subsidiary sells or transfers such property to any Person and the Company or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.
"Screen Rate" means (a) in respect of the LIBO Rate for any currency for any Interest Period, the Intercontinental Exchange Benchmark Administration Ltd. rate for such currency and such Interest Period as set forth on the applicable page of the Reuters Service (and if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Administrative Agent after consultation with the Company) and (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the applicable page of the Reuters Service (and if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Administrative Agent after consultation with the Company).
"SEC" means the United States Securities and Exchange Commission.
"Secured Cash Management Obligations" means the due and punctual payment and performance of any and all obligations of the Company and each Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) are owed pursuant to a Cash Management Agreement in effect on the Closing Date, entered into with a party that was a Lender as of the Closing Date or an Affiliate thereof, or (b) are owed pursuant to a Cash Management Agreement entered into after the Effective Date with a party that was a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case at the time such Cash Management Agreement was entered into, and, in the case of any such Cash Management Agreement referred to in clause (a) or (b) above (other than any such Cash Management Agreement entered into with the Administrative Agent or an Affiliate thereof), has been designated by the Company in a written notice given to the Administrative Agent as a Cash Management Agreement the obligations under which are to constitute Secured Cash Management Obligations for purposes of the Loan Documents.
"Secured Hedging Obligations" means the due and punctual payment and performance of any and all obligations of the Company and each Subsidiary arising under each Hedging Agreement that (a) was in effect on the Closing Date with a counterparty that was a Lender as of the Closing Date or an Affiliate thereof, or (b) is entered into after the Effective Date with a counterparty that was a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case at the time such Hedging Agreement was entered into, and, in the case of any such Hedging Agreement referred to in clause (a) or (b) above (other than any such Hedging Agreement entered into with the Administrative Agent or an Affiliate thereof) has been designated by the Company in a written notice given to the Administrative Agent as a Hedging Agreement the obligations under which are to constitute Secured Hedging Obligations for purposes of the Loan Documents.
"Secured Parties" means, collectively, (a) the Lenders, (b) the Administrative Agent, (c) the Arrangers, (d) each Issuing Bank, (e) each provider of Cash Management Services under a Cash Management Agreement the obligations under which constitute Secured Cash Management Obligations, (f) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under this Agreement or any other Loan Document and (h) the successors and assigns of each of the foregoing.
"Securities Act" means the United States Securities Act of 1933.
"Security Documents" means the Collateral Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.03, 5.11 or 5.18 or the requirements of the Collateral and Guarantee Requirement to secure the Obligations.
"Series" has the meaning set forth in Section 2.21(b).
"Significant Domestic Subsidiary" means any Domestic Subsidiary that is a Significant Subsidiary.
"Significant Subsidiary" means (a) each Subsidiary (i) with total assets (including the value of Equity Interests of its subsidiaries), on any date of determination, equal to or greater than $5,000,000 and/or (ii) the gross revenues (net of payroll, taxes and benefits) of which, for the Test Period most recently ended, are equal to or greater than $5,000,000, in each case calculated in accordance with GAAP, (b) each Subsidiary that owns any Equity Interests of any Subsidiary that would be deemed a Significant Subsidiary under clause (a)(i) or (a)(ii) above and (c) each Borrowing Subsidiary; provided that if at the end of or for any Test Period during the term of this Agreement, the combined aggregate amount of total assets as of the last day of any fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) or combined aggregate amount of gross revenues for the Test Period most recently ended of all Subsidiaries that are not Significant Subsidiaries shall have exceeded 10% of the Total Assets of the Company or 10% of the consolidated gross revenues of the Company for the Test Period most recently ended, then one or more of the Subsidiaries that are not Significant Subsidiaries shall be designated by the Company in writing to the Administrative Agent as a Significant Subsidiary until such excess has been eliminated (it being understood that no Subsidiary that is not wholly-owned or is otherwise an Excluded Subsidiary pursuant to the operation of clauses (b) or (c) of the definition thereof shall be designated a Significant Subsidiary pursuant to this proviso so long as there are other Subsidiaries that are not Significant Subsidiaries, are wholly-owned and are not otherwise Excluded Subsidiaries pursuant to the operation of clauses (b) or (c) of the definition thereof).
"Specified Acquisition Agreement Representations" means such of the representations and warranties made by, or with respect to, Amcol and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Company (or its affiliates) have the right to terminate its (or their) obligations under the Acquisition Agreement or to decline to consummate the Amcol Acquisition as a result of a breach of any one or more of such representations and warranties in the Acquisition Agreement.
"Specified Permitted Acquisition Agreement Representations" means, with respect to any Permitted Acquisition or other acquisition or Investment permitted hereunder, such of the representations and warranties made by, or with respect to, the applicable entity to be acquired and its subsidiaries in the applicable acquisition or investment agreement as are material to the interests of the Lenders, but only to the extent that the Company (or its affiliates) have the right to terminate its (or their) obligations under such agreement or to decline to consummate such transaction as a result of a breach of any one or more of such representations and warranties in such agreement.
"Specified Representations" means the representations and warranties made in Sections 3.01 (as it relates solely to the Company and the Subsidiary Loan Parties), 3.02, 3.03(b) (as it relates solely to clause (a) of the definition of Requirements of Law), 3.08, 3.13, 3.15 (after giving effect to the last paragraph of Section 4.02), 3.16 and 3.17.
"Specified Time" means (a) with respect to the LIBO Rate, 11:00 a.m., London time, and (b) with respect to the EURIBO Rate, 11:00 a.m., Brussels time.
"Specified Transaction" means, with respect to any period, any Investment, Permitted Acquisition, Disposition, incurrence, assumption or repayment of Indebtedness (including the incurrence of Incremental Facilities), Restricted Payment, designation of a Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Subsidiary or other event that by the terms of this Agreement requires "Pro Forma Compliance" with a test or covenant hereunder or requires such test or covenant to be calculated on a "Pro Forma Basis".
"Specified Uses" means (a) Investments (including to acquire Non-Compliant Subsidiaries in a Permitted Acquisition) made in reliance on Section 6.04(w)(ii), (b) Restricted Payments made in reliance on Section 6.08(a)(vii) and (c) payments or other distributions made in reliance on Section 6.08(b)(vi).
"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board of Governors).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
"Sterling" or "£" means lawful currency of the United Kingdom.
"Subordinated Indebtedness" of any Person means any Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person.
"subsidiary" means, with respect to any Person (the "parent") at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
"Subsidiary" means any subsidiary of the Company; provided, however, that Unrestricted Subsidiaries shall be deemed not to be Subsidiaries for any purpose of this Agreement or the other Loan Documents.
"Subsidiary Designation" has the meaning set forth in Section 1.04(b).
"Subsidiary Loan Party" means each Borrowing Subsidiary and each Designated Subsidiary that is a party to the Collateral Agreement.
"Supplemental Perfection Certificate" means a certificate substantially in the form of Exhibit G or any other form approved by the Administrative Agent.
"Swap" means any agreement, contract, or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.
"Swap Obligation" means, with respect to any Subsidiary Loan Party, any obligation to pay or perform under any Swap.
"Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall be such Revolving Lender's Applicable Percentage of the aggregate Swingline Exposure at such time.
"Swingline Lender" means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
"Swingline Loan" means a Loan made pursuant to Section 2.04.
"Syndication Agents" means Barclays Bank PLC and U.S. Bank National Association, in their respective capacities as syndication agents for the credit facilities provided for herein.
"TARGET" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term B-1 Loan Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make a Term B-1 Loan on the Refinancing Date, expressed as an amount representing the maximum principal amount of the Term B-1 Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The amount of each Lender's Term B-1 Loan Commitment on the Refinancing Date is the amount of its "New Term B-1 Loan Commitment" as defined in the 2015 Refinancing Facility Agreement.  The initial aggregate amount of the Lenders' Term B-1 Loan Commitments on the Refinancing Date is $1,078,000,000.
"Term B-1 Lenders" means the Lenders of the Term B-1 Loans.
"Term B-1 Loan" means a Loan made pursuant to clause (a) of Section 2.01.
"Term B-2 Loan Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make a Term B-2 Loan on the Refinancing Date, expressed as an amount representing the maximum principal amount of the Term B-2 Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The amount of each Lender's Term B-2 Loan Commitment on the Refinancing Date is the amount of its "New Term B-2 Loan Commitment" as defined in the 2015 Refinancing Facility Agreement.  The initial aggregate amount of the Lenders' Term B-2 Loan Commitments on the Refinancing Date is $300,000,000.
"Term B-2 Lenders" means the Lenders of the Term B-2 Loans.
"Term B-2 Loan" means a Loan made pursuant to clause (b) of Section 2.01.
"Term B-2 Repricing Transaction" means (a) any amendment to this Agreement that reduces the Applicable Rate with respect to the Term B-2 Loans or (b) any prepayment made to a Term B-2 Lender as the result of a mandatory assignment of all or a portion of its Term B-2 Loans pursuant to Section 9.02(c) following such Lender's failure to consent to (i) an amendment to this Agreement described in clause (a) of this definition, (ii) an amendment or waiver of the provisions of Section 2.11(h) or (iii) an amendment to the term "Applicable Prepayment Premium".
"Term Commitment" means a Term B-1 Loan Commitment, a Term B-2 Loan Commitment or an Incremental Term Commitment of any Series.
"Term Lender" means a Lender with a Term Commitment or an outstanding Term Loan.
"Term Loan" means a Term B-1 Loan, a Term B-2 Loan or an Incremental Term Loan of any Series.
"Term Maturity Date" means the date that is seven years after the Closing Date.
"Test Period" means each period of four consecutive fiscal quarters of the Company.
"Total Assets" means, as of any date, the total assets of the Company and its Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Subsidiaries, determined on a pro forma basis.
"Total Indebtedness" means, on any date, the aggregate principal amount of Indebtedness of the Company and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at "fair value", as described in Section 1.04(a), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness).
"Total Secured Indebtedness" means, as of any date, the aggregate amount of Total Indebtedness as of such date that is secured by a Lien on any property or assets of the Company and the Subsidiaries.
"Transaction Costs" means all fees, costs and expenses incurred or payable by the Company or any Subsidiary in connection with the Transactions to be consummated on the Effective Date or the Closing Date.
"Transactions" means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including the Existing Credit Agreement) to which it is a party as of the Closing Date, (b) the creation and perfection of the security interests provided for in the Security Documents, (c) the consummation of the Amcol Acquisition, (d) the refinancing of the Existing Notes and indebtedness outstanding under the Amcol Credit Agreement (the "Existing Indebtedness Refinancing") and the payment of fees and expenses incurred in connection therewith and (e) the payment of the Transaction Costs.
"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBO Rate or the Alternate Base Rate or is a Term B-2 Loan.
"Unrestricted Cash" means unrestricted cash and Permitted Investments owned by the Company or any Subsidiary and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than Liens created under the Loan Documents and Liens constituting Permitted Encumbrances of the type referred to in clause (g) or (h) of the definition of such term); provided, however, that the amount of Unrestricted Cash of any Foreign Subsidiary shall be determined by the Company in good faith after giving effect to any Taxes payable in connection with distributing cash and Permitted Investments of such Foreign Subsidiary to the Company or any other Loan Party (whether by dividend or repayment of loans or accounts receivable or otherwise).
"Unrestricted Subsidiary" means (a) any Subsidiary of the Company that is designated as an Unrestricted Subsidiary by the Company pursuant to Section 5.17 subsequent to the Closing Date and (b) any subsidiary of an Unrestricted Subsidiary.
"U.S. Dollar Equivalent" means, on any date, (a) with respect to any amount in U.S. Dollars, such amount, and (b) with respect to any amount in any currency other than U.S. Dollars, the equivalent in U.S. Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section 1.05.
"U.S. Dollars", "US$" or "$" refers to lawful money of the United States of America.
"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" has the meaning set forth in Section 2.17(f)(ii)(B)(3).
"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
"wholly-owned", when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors' qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.
"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02.                                  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a "Revolving Loan", "Revolving Loan Borrowing", "Term Loan" or "Term Loan Borrowing") or by Type (e.g., a "Eurocurrency Loan" or "Eurocurrency Borrowing") or by Class and Type (e.g., a "Eurocurrency Revolving Loan" or "Eurocurrency Revolving Borrowing").
SECTION 1.03.                                  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word "law" shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, extensions, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, consolidated, replaced, interpreted, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
SECTION 1.04.                                  Accounting Terms; GAAP; Pro Forma Calculations.  (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities), or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at "fair value", as defined therein and (B) any treatment of Indebtedness relating to convertible or equity-linked securities under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) requiring the valuation of any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  For purposes of the foregoing, any change by the Company in its accounting principles and standards to adopt International Financial Reporting Standards, regardless of whether required by applicable laws and regulations, will be deemed a change in GAAP.
(b)            For purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Material Acquisition or Material Disposition occurs or during which any designation of any Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Subsidiary in accordance with the definition of "Unrestricted Subsidiary" occurs (a "Subsidiary Designation"), Consolidated EBITDA, the Net Leverage Ratio and the Net Secured Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis, giving effect to such Material Acquisition, Material Disposition or Subsidiary Designation.
SECTION 1.05.                                  Currency Translation.  The Administrative Agent shall determine the U.S. Dollar Equivalent of each Revolving Loan Borrowing and Letter of Credit denominated in a Committed Alternative Currency or in a Designated Committed Alternative Currency as of (x) the last Business Day of each fiscal quarter, (y) the date of any borrowing or continuation of any Revolving Loan Borrowings denominated in a Committed Alternative Currency or in a Designated Committed Alternative Currency and (z) the date of issuance, amendment, renewal or extension of any Letter of Credit denominated in a Committed Alternative Currency or in a Designated Committed Alternative Currency (each such date, a "Calculation Date"), in each case using the Exchange Rate for such currency in relation to U.S. Dollars in effect on the date that is three Business Days prior to such Calculation Date, and each such amount shall be the U.S. Dollar Equivalent of each Revolving Loan Borrowing and Letter of Credit until the next required calculation thereof pursuant to this sentence.  The Administrative Agent shall notify the Company and the Revolving Lenders of each calculation of the U.S. Dollar Equivalent of each Revolving Loan Borrowing and Letter of Credit.
SECTION 1.06.                                  Excluded Swap Obligations.  Notwithstanding any provision of this Agreement or any other Loan Document, no Guarantee by any Subsidiary Loan Party under any Loan Document shall include a Guarantee of any Obligation that, as to such Subsidiary Loan Party, is an Excluded Swap Obligation and no Collateral provided by any Subsidiary Loan Party shall secure any Obligation that, as to such Subsidiary Loan Party, is an Excluded Swap Obligation.  In the event that any payment is made by, or any collection is realized from, any Subsidiary Loan Party as to which any Obligations are Excluded Swap Obligations, or from any Collateral provided by such Subsidiary Loan Party, the proceeds thereof shall be applied to pay the Obligations of such Subsidiary Loan Party as otherwise provided herein without giving effect to such Excluded Swap Obligations and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Obligations or any specified portion of the Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.
ARTICLE II

The Credits
SECTION 2.01.                                  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Term B-1 Loan to the Company on the Refinancing Date in a principal amount not exceeding its Term B-1 Loan Commitment, (b) to make a Term B-2 Loan to the Company on the Refinancing Date in a principal amount not exceeding its Term B-2 Commitment and (c) to make Revolving Loans denominated in U.S. Dollars, in any Committed Alternative Currency or in any Designated Committed Alternative Currency to the Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (A) such Lender's Revolving Exposure exceeding such Lender's Revolving Commitment, (B) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment or (C) the U.S. Dollar Equivalent of the aggregate principal amount of the Revolving Loans denominated in an Alternative Currency exceeding the Alternative Currency Sublimit.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
SECTION 2.02.                                  Loans and Borrowings.  (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class, Type (if applicable) and currency made by the Lenders ratably in accordance with their Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.
(b)            Subject to Section 2.14, (i) each Term Loan Borrowing (other than a Term B-2 Loan Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans, (ii) each Revolving Loan Borrowing denominated in U.S. Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans, (iii) each Revolving Loan Borrowing denominated in Sterling or a Designated Committed Alternative Currency shall be comprised entirely of Eurocurrency Loans and (iv) each Revolving Loan Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans, in each case as the applicable Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)            At the commencement of each Interest Period for any Eurocurrency Borrowing or EURIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing or EURIBOR Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000; provided that an ABR Revolving Loan Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Each Swingline Loan shall be in U.S. Dollars and in an amount that is an integral multiple of $50,000 and not less than $250,000; provided that a Swingline Loan may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Borrowings of more than one Type, Class and currency may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 (or such greater number as may be agreed to by the Administrative Agent) Eurocurrency Borrowings and EURIBOR Borrowings outstanding.
(d)            Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing or EURIBOR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.
SECTION 2.03.                                  Requests for Borrowings.  To request a Revolving Loan Borrowing or Term Loan Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request (a) in the case of a Eurocurrency Borrowing in U.S. Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Borrowing in U.S. Dollars to be made on the Refinancing Date, such shorter period of time as may be agreed to by the Administrative Agent and the Lenders), (b) in the case of a Eurocurrency Borrowing in a currency other than U.S. Dollars or a EURIBOR Borrowing, not later than 11:00 a.m., Local Time, four Business Days before the proposed Borrowing (or, in the case of any Eurocurrency Borrowing in a currency other than U.S. Dollars or any EURIBOR Borrowing to be made on the Closing Date, such shorter period of time as may be agreed to by the Administrative Agent) or (c) in the case of an ABR Borrowing or a Term B-2 Loan Borrowing, not later than 11:00 a.m., Local Time, on the day of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable.  Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)            the Borrower requesting such Borrowing;
(ii)            whether the requested Borrowing is to be a Term B-1 Loan Borrowing, a Term B-2 Loan Borrowing, an Incremental Term Loan Borrowing of a particular Series or a Revolving Loan Borrowing;
(iii)            the currency and aggregate amount of such Borrowing;
(iv)            the date of such Borrowing, which shall be a Business Day;
(v)            whether such Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or a EURIBOR Borrowing, if applicable;
(vi)            in the case of a Eurocurrency Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and
(vii)            the Applicable Funding Account or, in the case of any Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.
Notwithstanding anything to the contrary contained in Section 2.13(a), ABR Loans made on the Closing Date shall accrue interest from the Closing Date through and including two Business Days following the Closing Date at the Applicable Rate for Eurocurrency Loans of the applicable Class plus a rate per annum equal to (x) the Prime Rate less (y) 2.50%. If no election as to the Type of Borrowing is specified, then (other than with respect to a Term B-2 Loan Borrowing), if the specified currency of such Borrowing is (a) U.S. Dollars, the requested Borrowing shall be an ABR Borrowing, (b) Euro, the requested Borrowing shall be a EURIBOR Borrowing and (c) Sterling or any other Alternative Currency, the requested Borrowing shall be a Eurocurrency Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or EURIBOR Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration.  If no currency is specified with respect to any requested Revolving Loan, the applicable Borrower shall be deemed to have specified U.S. Dollars.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
SECTION 2.04.                                  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in U.S. Dollars to the Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding US$15,000,000 or (ii) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.
(b)            To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by such Borrower not later than 1:00 p.m., Local Time, on the day of the proposed Swingline Loan.  Each such notice shall be irrevocable.  Each such written Borrowing Request shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the Applicable Funding Account or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that has made such LC Disbursement.  Promptly following the receipt of a Borrowing Request in accordance with this Section 2.04, the Administrative Agent shall advise the Swingline Lender of the details thereof.  The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a wire transfer to the Applicable Funding Account or to the applicable Issuing Bank, as the case may be, by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.
(c)            The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of the Swingline Loans in which the Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the applicable Borrower deemed made pursuant to Section 4.03, unless, at least one Business Day prior to the time such Swingline Loan was made, the Majority in Interest of the Revolving Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.03(a) or 4.03(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).  Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the applicable Borrower (or other Person on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, and thereafter to the applicable Borrower, if and to the extent such payment is required to be refunded to such Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to repay such Swingline Loan.
SECTION 2.05.                                  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit for its own account or, so long as the Company is a joint and several co-applicant with respect thereto, the account of any Subsidiary, denominated in U.S. Dollars, in any Committed Alternative Currency or in any Designated Committed Alternative Currency and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.  The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit.  Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.
(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section 2.05), the applicable Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount (which, except in the case of the Existing Letters of Credit, shall be no less than (w) in the case of a Letter of Credit denominated in U.S. Dollars, US$5,000, (x) in the case of a Letter of Credit denominated in Sterling, £5,000, (y) in the case of a Letter of Credit denominated in Euros, €5,000 and (z) in the case of a Letter of Credit denominated in any Designated Committed Alternative Currency, the smallest amount of such currency that is an integral multiple of 5,000 units of such currency and that has a U.S. Dollar Equivalent in excess of US$5,000) and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any such request.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the U.S. Dollar Equivalent of the LC Exposure will not exceed $40,000,000 and (ii) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment.  Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (l) of this Section 2.05. On the Closing Date, the Existing Letters of Credit shall be deemed Letters of Credit issued hereunder.
(c)            Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the applicable Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.
(d)            Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Lender, the Issuing Bank that is the issuer of such Letter of Credit hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender's Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (f) of this Section 2.05, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrowers deemed made pursuant to Section 4.03, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section 2.05, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.03(a) or 4.03(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).
(e)            Disbursements.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.
(f)            Reimbursements.  If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the same currency not later than 1:00 p.m., Local Time, on the Business Day immediately following the day that the applicable Borrower receives notice thereof from the Issuing Bank; provided that, if the amount of such LC Disbursement is US$250,000 (or the U.S. Dollar Equivalent of US$250,000) or more, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Loan Borrowing or a Swingline Loan in an amount equal to the U.S. Dollar Equivalent of the amount of such LC Disbursement and, to the extent so financed, the applicable Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan Borrowing or Swingline Loan.  If any Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Revolving Lender of such failure, the payment then due from such Borrower in respect of the applicable LC Disbursement and such Revolving Lender's Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from such Borrower in the applicable currency, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Revolving Loan Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.
(g)            Obligations Absolute.  The obligation of each Borrower to reimburse LC Disbursements as provided in paragraph (f) of this Section 2.05 is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower's obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(h)            Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement in full, at the rate per annum then applicable to ABR Revolving Loans; provided that if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section 2.05, Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which such Borrower reimburses the applicable LC Disbursement in full.
(i)            Cash Collateralization.  If any Event of Default under clause (a), (b), (h) or (i) of Article VII shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the portion of the LC Exposure attributable to each Letter of Credit issued for the account of such Borrower and outstanding on such date, plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII.  Each Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20 and may elect to deposit cash collateral in accordance with this paragraph for purposes of Section 6.12(a).  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers' risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Notwithstanding the terms of any Security Document, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of a Majority in Interest of the Revolving Lenders and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrowers under this Agreement.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing.  If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.20, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit and the Swingline Lender shall not have any exposure in respect of any Swingline Loans that are not collectively fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.
(j)            Designation of Additional Issuing Banks.  The Company may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Company, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term "Issuing Bank" shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.
(k)            Termination of an Issuing Bank.  The Company may terminate the appointment of any Issuing Bank as an "Issuing Bank" hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the tenth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero.  At the time any such termination shall become effective, the Company shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b).  Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.
(l)            Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.05, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, amount and currency of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
(m)            LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
(n)            Additional Cash Collateralization Requirements. In the event and on each occasion that the U.S. Dollar Equivalent of the LC Exposure exceeds $40,000,000, the Borrowers shall deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i) in an aggregate amount equal to such excess.
SECTION 2.06.                                  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 2:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that on the Refinancing Date, the Term B-1 Loans of each Continuing Term B-1 Lender (in its capacity as such) shall be made as a continuation of such Lender's Existing Term Loans in an amount equal to such Lender's Term B-1 Loan Commitment (in its capacity as a Continuing Term B-1 Lender); provided further that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the applicable Borrower by promptly remitting the amounts so received, in like funds, to the Applicable Funding Account or, in the case of ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), to the Issuing Bank that has made such LC Disbursement.
(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance on such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to ABR Revolving Loans.  If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.  Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.07.                                  Interest Elections.  (a)  Each Revolving Loan Borrowing and Term Loan Borrowing (other than a Term B-2 Loan Borrowing) initially shall be of the Type and, in the case of a Eurocurrency Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03.  Thereafter, the applicable Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07.  The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section 2.07 shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)            To make an election pursuant to this Section 2.07, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the applicable Borrower were requesting a Revolving Loan Borrowing of the Type resulting from such election to be made on the effective date of such election (it being understood and agreed that such an election may be made prior to the Closing Date).  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Interest Election Request.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)            whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or a EURIBOR Borrowing; and
(iv)            if the resulting Borrowing is to be a Eurocurrency Borrowing or a EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".
If any such Interest Election Request requests a Eurocurrency Borrowing or a EURIBOR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration.
(c)            Promptly following receipt of an Interest Election Request in accordance with this Section 2.07, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender's portion of each resulting Borrowing.
(d)            If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or a EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Term Loan Borrowing, be continued as a Eurocurrency Borrowing for an additional Interest Period of one month, (ii) in the case of a Revolving Loan Borrowing denominated in U.S. Dollars, be converted to an ABR Borrowing and (iii) in the case of a Revolving Loan Borrowing denominated in a Committed Alternative Currency or a Designated Committed Alternative Currency, be continued as a Borrowing of the same Type with an Interest Period of one month's duration.  Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing with respect to the Company, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Company of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class denominated in U.S. Dollars may be converted to or continued as a Eurocurrency Borrowing or a EURIBOR Borrowing and (ii) unless repaid, each Eurocurrency Borrowing of such Class denominated in U.S. Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.08.                                  Termination and Reduction of Commitments.  (a)  Unless previously terminated, (i) the Term B-1 Loan Commitments and the Term B-2 Loan Commitments shall automatically terminate on the Refinancing Date (upon funding of the Term B-1 Loans and the Term B-2 Loans) and (ii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date (or, if the Closing Date has not occurred on or prior to September 17, 2014, at 11:59 p.m., New York City time, on September 17, 2014).
(b)            The Company may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.
(c)            The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each notice delivered by the Company pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments delivered under this paragraph may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
SECTION 2.09.                                  Repayment of Loans; Evidence of Debt.  (a)  The Company hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term B-1 Loan and Term B-2 Loan of such Lender as provided in Section 2.10 and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Incremental Term Loan of such Lender on the Maturity Date applicable to such Incremental Term Loans.  Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan Borrowing is made, the Borrower thereof shall repay all Swingline Loans that were outstanding for its account on the date such Borrowing was requested.
(b)            The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers in respect of Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement.
(c)            Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).
SECTION 2.10.                                  Amortization of Term Loans.  (a)  The Company shall repay Term B-1 Loans on the last day of each March, June, September and December, beginning on the last day of the first full fiscal quarter to occur after the Refinancing Date and ending with the last such day to occur prior to the Term Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Term B-1 Loans outstanding on the Refinancing Date (as such amount shall be adjusted pursuant to paragraph (c) of this Section 2.10).  The Company shall repay Incremental Term Loans of any Series in such amounts and on such date or dates as shall be specified therefor in the Incremental Facility Amendment establishing the Incremental Term Commitments of such Series (as such amount shall be adjusted pursuant to paragraph (c) of this Section 2.10 or pursuant to such Incremental Facility Amendment).
(b)            To the extent not previously paid, (i) all Term B-1 Loans shall be due and payable on the Term Maturity Date, (ii) all Term B-2 Loans shall be due and payable on the Term Maturity Date and (iii) all Incremental Term Loans of any Series shall be due and payable on the applicable Incremental Term Maturity Date.
(c)            Any prepayment of Term Loans of any Class after the Refinancing Date shall be applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to this Section 2.10 in direct order of maturity to the scheduled repayments occurring in the next eight quarters following the date of such prepayment and pro rata to the remaining scheduled repayments; provided that any prepayment of Term Loans of any Class made pursuant to Section 2.11(a) after the Refinancing Date shall be applied to reduce the subsequent scheduled repayments of Term Loans of such Class to be made pursuant to this Section 2.10 as directed by the Company.  In the event that Term Loans of any Class are converted into a new Class of Term Loans pursuant to a Refinancing Facility Agreement effected pursuant to Section 2.22, then the subsequent scheduled repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section 2.10 will not be reduced or otherwise affected by such transaction (except to the extent of additional amortization payments in agreed amounts on or after the original Maturity Date applicable to any such Term Loans and related reductions in the final scheduled payment at any new Maturity Date).
(d)            Prior to any repayment of any Term Loans of any Class under this Section 2.10, the Company shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection not later than 1:00 p.m., Local Time, three Business Days before the scheduled date of such repayment.  Each repayment of a Term Loan shall be applied ratably to the Loans included in the repaid Term Loan Borrowing.  Repayments of Term Loans shall be accompanied by accrued interest on the amounts repaid.
SECTION 2.11.                                  Prepayment of Loans.  (a)  Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section 2.11.
(b)            In the event and on each occasion that (i) the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, the Borrowers shall prepay Revolving Loan Borrowings or Swingline Loan Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount equal to such excess or (ii) the U.S. Dollar Equivalent of the aggregate principal amount of the Revolving Loans denominated in an Alternative Currency exceeds the Alternative Currency Sublimit by 105% or more, the Borrowers shall prepay Revolving Loan Borrowings denominated in an Alternative Currency in an aggregate amount such that after giving effect to such prepayments, the U.S. Dollar Equivalent of the aggregate principal amount of the Revolving Loans denominated in an Alternative Currency does not exceed the Alternative Currency Sublimit.
(c)            In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Prepayment Event, the Company shall, not later than the fifth Business Day following the day such Net Proceeds are received, prepay Term Loan Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that the Company may use a portion of such Net Proceeds to prepay or repurchase Other First Lien Secured Indebtedness to the extent any applicable credit agreement, indenture or other agreement governing such Other First Lien Secured Indebtedness so requires, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such Other First Lien Secured Indebtedness and the denominator of which is the sum of the outstanding principal amount of such Other First Lien Secured Indebtedness and the outstanding principal amount of Term Loans (provided that, in the event that the Company or applicable Subsidiary makes an offer to the holders of such Other First Lien Secured Indebtedness to prepay or purchase such Other First Lien Secured Indebtedness in an amount permitted under this Section 2.11(c), to the extent that such offer is declined by holders of such Other First Lien Secured Indebtedness (the declined amount, the "Declined Amount"), the Company or applicable Subsidiary shall be required to prepay Term Loan Borrowings in an amount equal to such Declined Amount as if the Declined Amount were Net Proceeds received on the final date by which such declining holders were required to give notice of their Declined Amount); provided further that, in the case of any event described in clause (a) or (b) of the definition of the term "Prepayment Event", if the Company shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Company to the effect that the Company intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 450 days after receipt of such Net Proceeds to acquire assets to be used or useful in the business of the Company or the Subsidiaries, or to consummate any Permitted Acquisition (or any other acquisition of all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person) or other Investment permitted hereunder, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 450‑day period (or within a period of 180 days thereafter if by the end of such initial 450‑day period the Company or one or more Subsidiaries shall have entered into an agreement with a third party to acquire such assets, or to consummate such Permitted Acquisition or other Investment, with such Net Proceeds), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.
(d)            In the event that for any fiscal year of the Company (commencing with the fiscal year ending December 31, 2014), there shall be Excess Cash Flow, the Company shall, on the relevant Excess Cash Flow Application Date (as defined below), prepay Term Loan Borrowings (other than Term B-2 Loan Borrowings) in an aggregate amount equal to (i) the ECF Percentage of such Excess Cash Flow less (ii) the aggregate amount of optional prepayments of Loans made pursuant to Section 2.11(a) (including for the fiscal year ending December 31, 2015, optional prepayments of term loans under Section 2.11(a) of the Existing Credit Agreement made during such fiscal year but prior to the Refinancing Date) during the applicable fiscal year (except prepayments of Revolving Loans that are not accompanied by a corresponding permanent reduction of Revolving Commitments), other than to the extent that any such prepayment is funded with the proceeds of Long-Term Indebtedness; provided that the aggregate amount deducted pursuant to clause (ii) above with respect to Loans repurchased pursuant to Dutch auctions shall be the amount paid in respect of such Loans. The "Excess Cash Flow Application Date" for any such prepayment shall be a date no later than five Business Days after the earlier of (A) the date on which financial statements of the Company referred to in Section 5.01(a) for the fiscal year with respect to which such prepayment is made are required to be delivered to the Administrative Agent and (B) the date the financial statements referred to in clause (A) above are actually delivered.
(e)            Prior to any optional or mandatory prepayment of Borrowings under this Section 2.11, the Company shall, subject the next sentence, specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (f) of this Section 2.11.  In the event of any mandatory prepayment of Term Loans made at a time when Term Loans of more than one Class are outstanding, the Company shall select Term Loans to be prepaid so that the aggregate amount of such prepayment is allocated among the Term Loans pro rata based on the aggregate principal amounts of outstanding Borrowings of each such Class; provided that the amounts so allocable to Incremental Term Loans of any Series may be applied to other Term Loan Borrowings as provided in the applicable Incremental Facility Amendment.  Notwithstanding the foregoing, any Term Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or facsimile) at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Term Loans pursuant to this Section 2.11 (other than an optional prepayment pursuant to paragraph (a) of this Section 2.11, which may not be declined), in which case the aggregate amount of the payment that would have been applied to prepay Term Loans but was so declined shall be retained by the Company.
(f)            The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by hand delivery or facsimile) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing or a EURIBOR Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing or a Term B-2 Loan, not later than 1:00 p.m., Local Time, one Business Day (or two Business Days, in the case of a mandatory prepayment) before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., Local Time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment of Term Loans pursuant to paragraph (a) of this Section 2.11 may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice of prepayment may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and currency as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
(g)            All (i) voluntary prepayments of Term B-1 Loans pursuant to Section 2.11(a) effected on or prior to the date that is six months after the Refinancing Date with the proceeds of a Repricing Transaction and (ii) Permitted Amendments, amendments, amendments and restatements or other modifications of this Agreement on or prior to the date that is six months after the Refinancing Date constituting Repricing Transactions, shall in each case be accompanied by a fee payable to the Term B-1 Lenders in an amount equal to 1.00% of the aggregate principal amount of the Term B-1 Loans so prepaid, in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of Term B-1 Loans affected by such amendment, amendment and restatement or other modification (including any such Loans assigned in connection with the replacement of a Term B-1 Lender not consenting thereto), in the case of a transaction described in clause (ii) of this sentence. Such fee shall be paid by the Company to the Administrative Agent, for the account of the applicable Term B-1 Lenders on the date of such prepayment.
(h)            In the event that prior to the third anniversary of the Refinancing Date, (x) any Term B-2 Loan is prepaid pursuant to Section 2.11(a) or (c) (but solely in respect of any Prepayment Event described in clause (c) of the definition thereof), such prepayment shall be accompanied by the Applicable Prepayment Premium or (y) there is any Term B-2 Repricing Transaction, the Borrower shall pay the applicable Term B-2 Lenders the Applicable Prepayment Premium with respect to the Term B-2 Loans subject to such Term B-2 Repricing Transaction.  Such fee shall be paid by the Company to the Administrative Agent, for the account of the applicable Term B-2 Lenders, on the date of such prepayment.
SECTION 2.12.                                  Fees.  (a)  The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitments terminate.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All such commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).
(b)            The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee of 0.125% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)            The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(d)            All fees payable hereunder shall be paid in U.S. Dollars on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.
(e)            The Company agrees to pay upfront fees in respect of the Term B-1 Loans on the Refinancing Date in an amount separately agreed between the Company and the Administrative Agent, which upfront fees will be paid to the Administrative Agent, for the account of the Term B-1 Lenders, on the Refinancing Date.
SECTION 2.13.                                  Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)            The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.  The Loans comprising each EURIBOR Borrowing shall bear interest at the Adjusted EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)            The Term B-2 Loans shall bear interest at the Applicable Rate.
(d)            Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.13.
(e)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan or EURIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.  All interest shall be payable in the currency in which the applicable Loan is denominated.
(f)            All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or Adjusted EURIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14.                                  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing or a EURIBOR Borrowing of any Class:
(a)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the Adjusted EURIBO Rate, as applicable, for such Interest Period; or
(b)            the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate, the LIBO Rate or the Adjusted EURIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period;
then the Administrative Agent shall give notice (which may be telephonic) thereof to the Company and the Lenders of such Class as promptly as practicable and, until the Administrative Agent notifies the Company and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurocurrency Borrowing or EURIBOR Borrowing, as the case may be, shall be ineffective, and (ii) any Borrowing Request for a Eurocurrency Borrowing of such Class denominated in U.S. Dollars shall be treated as a request for an ABR Borrowing.
SECTION 2.15.                                  Increased Costs.  (a)  If any Change in Law shall:
(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Adjusted EURIBO Rate) or any Issuing Bank;
(ii)            impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans or EURIBOR Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term "Excluded Taxes" and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the applicable Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.
(b)            If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender's or Issuing Bank's holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender's or Issuing Bank's capital or on the capital of such Lender's or Issuing Bank's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or Issuing Bank's policies and the policies of such Lender's or Issuing Bank's holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender or Issuing Bank, the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company for any such reduction suffered.
(c)            If the cost to any Lender or Issuing Bank of making or maintaining any Loan to, or issuing or participating in any Letter of Credit or Swingline Loan issued for the account of or made to, any Borrower is increased (or the amount of any sum received or receivable by any Lender (or its applicable lending office) is reduced) by an amount deemed in good faith by such Lender to be material by reason of the fact that such Borrower is organized or domiciled in a jurisdiction outside the United States of America, such Borrower shall indemnify such Lender for such increased cost or reduction.
(d)            A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 delivered to the Company shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(e)            Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender's or Issuing Bank's right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender's or Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16.                                  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan or EURIBOR Loan on the date specified in any notice delivered pursuant hereto, (d) the failure to prepay any Eurocurrency Loan or EURIBOR Loan on a date specified therefor in any notice of prepayment given by the applicable Borrower (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19 or 9.02(c), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or Adjusted EURIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market.  A certificate of any Lender delivered to the applicable Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
SECTION 2.17.                                  Taxes.  (a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)            Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.
(c)            Evidence of Payment.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)            Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)            Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)            Status of Lenders.  (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to each Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by such Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)            Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person:
(A)            any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:
(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(2)            executed originals of IRS Form W-8ECI;
(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or
(4)            to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(g)            Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)            Defined Terms.  For purposes of this Section 2.17, the term "Lender" shall include any Issuing Bank and the term "applicable law" shall include FATCA.
(i)            For purposes of determining withholding Taxes imposed under FATCA, from and after the Refinancing Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a "grandfathered obligation" within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
SECTION 2.18.                                  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  Except for payments required to be made hereunder in a Committed Alternative Currency or in a Designated Committed Alternative Currency in respect of principal of and interest on Revolving Loans denominated in such currency, or in an Alternative Currency as expressly provided in the following provisions of this Section 2.18, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15 or 2.17, or otherwise) in U.S. Dollars prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without any setoff or counterclaim.  All such payments in U.S. Dollars shall be made to the Administrative Agent at its designated office, except payments to be made directly to an Issuing Bank or the Swingline Lender shall be so made, payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  All payments to be made by such Borrower in an Alternative Currency shall be made in such Alternative Currency in such funds as may then be customary for the settlement of international transactions in such Alternative Currency for the account of the Administrative Agent at such time and at such place as shall have been notified by the Administrative Agent to the applicable Borrower by not less than four Business Days' notice.  Any amounts received after the time required to be received hereunder on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under any Loan Document of principal or interest in respect of any Loan denominated in an Alternative Currency or of any breakage indemnity under Section 2.16 in respect of any such Loan shall be made in the currency in which such Loan is denominated.  All other payments required to be made by any Loan Party under any Loan Document shall be made in U.S. Dollars except that any amounts payable under Section 2.15, 2.16 or 9.03 (or any indemnification or expense reimbursement provision of any other Loan Document) that are invoiced in a currency other than U.S. Dollars shall be payable in the currency so invoiced.
(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)            Except to the extent that this Agreement provides for payments to be disproportionately allocated to or retained by a particular Lender or group of Lenders (including in connection with the payment of interest or fees at different rates and the repayment of principal amounts of Term Loans at different times as a result of Refinancing Agreements pursuant to Section 2.22), each Lender agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the aggregate amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time), including the application of funds arising from the existence of a Defaulting Lender, or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any Person that is an Eligible Assignee (as such term is defined from time to time).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. Notwithstanding the foregoing, to the extent prohibited by applicable law as described in the definition of "Excluded Swap Obligation," no amounts received from, or set off with respect to, any Subsidiary Loan Party shall be applied to any Excluded Swap Obligations of such Subsidiary Loan Party.
(d)            Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)            If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(c), 2.05(d), 2.05(f), 2.06(a), 2.17(e), 2.18(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.
SECTION 2.19.                                  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Company) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.
(b)            If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender has become a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, if applicable, the prepayment fee pursuant to Section 2.11(g) (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section 2.11(g))) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees (other than any fee payable pursuant to Section 2.11(g))) or the Company (in the case of all other amounts (including any fee payable pursuant to Section 2.11(g))), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (D) such assignment does not conflict with applicable law.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation have ceased to apply.
SECTION 2.20.                                  Defaulting Lenders.  (a)  Defaulting Lender Adjustments.  Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)            Waivers and Amendments.  The Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.
(ii)            Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.18(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to cash collateralize the Issuing Banks' Fronting Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.05(i); fourth, as the Company may request (so long as no Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Revolving Loans under this Agreement and (y) cash collateralize the Issuing Banks' future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with the procedures set forth in Section 2.05(i); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, an Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to subparagraph (a)(iv) of this Section 2.20.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20 shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender irrevocably consents hereto.
(iii)            Certain Fees.  (A)  No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)            Each Defaulting Lender shall be entitled to receive participation fees under Section 2.12(b) in respect of its participations in Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.05(i).
(C)            With respect to any participation fee in respect of Letters of Credit not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank's or the Swingline Lender's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)            Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender's participation in LC Exposure and Swingline Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their Applicable Percentages (calculated without regard to such Defaulting Lender's Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non‑Defaulting Lender's increased exposure following such reallocation.
(v)            Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender's Fronting Exposure on account of such Defaulting Lender and (y) second, cash collateralize the Issuing Banks' Fronting Exposure on account of such Defaulting Lender in accordance with the procedures set forth in Section 2.05(i).
(b)            Defaulting Lender Cure.  If the Company, the Administrative Agent, the Swingline Lender and the Issuing Banks agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Revolving Lenders in accordance with the relative amounts of their Revolving Commitments (without giving effect to subparagraph (a)(iv) of this Section 2.20), whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Lender's having been a Defaulting Lender.
(c)            New Swingline Loans/Letters of Credit.  So long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, extend, renew or increase any Letter of Credit, to the extent that the reallocation described in Section 2.20(a)(iv) cannot be effected and any resulting LC Exposure will not be fully covered by cash collateral provided by the Borrowers in accordance with Section 2.20(a)(v).
(d)            If (i) a Bankruptcy Event with respect to a Revolving Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or an Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
SECTION 2.21.                                  Incremental Facilities.  (a)  The Company may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, request (i) during the Revolving Availability Period, the establishment of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Commitments; provided that the aggregate amount of the Incremental Commitments established under this Section 2.21 on any date, together with the aggregate original principal amount of all Alternative Incremental Facility Indebtedness incurred under Section 6.01(l) on such date, shall not exceed an amount equal to the Base Incremental Amount in effect on such date, and an additional amount subject to the Maximum Incremental Amount as of such date.  Each such notice shall specify (A) the date on which the Company proposes that the Incremental Revolving Commitments or the Incremental Term Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, and (B) the amount of the Incremental Revolving Commitments or Incremental Term Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Commitment and (y) any Person that the Company proposes to become an Incremental Lender, (1) if such Person is not then a Lender, must be an Eligible Assignee and (2) in the case of an Incremental Revolving Commitment, must be reasonably satisfactory to the Administrative Agent, each Issuing Bank and the Swingline Lender).
(b)            The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be, except as otherwise set forth herein, identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Loans; provided that the upfront fees applicable to any Incremental Revolving Facility shall be as determined by the Company and the Incremental Revolving Lenders providing such Incremental Facility.  The terms and conditions of any Incremental Term Facility and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Amendment, identical to those of the Term B-1 Commitments or Term B-2 Commitments and the related Term Loans; provided that (i) the upfront fees, interest rates and amortization schedule applicable to any Incremental Term Facility and Incremental Term Loans shall be determined by the Company and the Incremental Term Lenders providing the relevant Incremental Term Commitments, (ii) except in the case of an Incremental Term Facility effected as an increase to an existing Class of Term Loans, the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the weighted average life to maturity of the Term Loans with the latest Maturity Date (calculated based on the weighted average life to maturity of such Term Loans as of the date of funding thereof (giving effect to any amendments thereto)), (iii) if the weighted average yield relating to any Incremental Term Loan exceeds the weighted average yield relating to any Class of Term Loans immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50% (to be determined by the Administrative Agent consistent with generally accepted financial practices, after giving effect to margins, upfront or similar fees, or original issue discount, in each case shared with all lenders or holders thereof and applicable interest rate floors (but only to the extent that an increase in the interest rate floor applicable to such Class of Term Loans would result in an increase in an interest rate then in effect for such Class of Term Loans hereunder)), then the Applicable Rate relating to such Class of Term Loans shall be adjusted so that the weighted average yield relating to such Incremental Term Loans shall not exceed the weighted average yield relating to such Class of Term Loans by more than 0.50%; provided that, with respect to any Series of Incremental Term Loans (the "Declining Series"), the benefit of this clause (iii) shall not apply with respect to the incurrence of other Incremental Term Loans if the applicable Incremental Facility Amendment in respect of the Declining Series so provides and (iv) no Incremental Term Maturity Date shall be earlier than the Term Maturity Date.  Any Incremental Term Commitments established pursuant to an Incremental Facility Amendment that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a "Series") of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement.  Each Incremental Facility and all extensions of credit thereunder shall be secured by the Collateral on a pari passu basis with the Liens on the Collateral securing the other Loan Document Obligations.
(c)            The Incremental Commitments and Incremental Facilities relating thereto shall be effected pursuant to one or more Incremental Facility Amendments executed and delivered by the Company, the Borrowing Subsidiaries (in the case of Incremental Revolving Facilities), each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) no Default or Event of Default (or, in the case of any Incremental Acquisition Term Facility or Incremental Acquisition Revolving Facility, no Event of Default under clause (a), (b), (h) or (i) of Article VII) shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans on such date), (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents (or, in the case of any Incremental Acquisition Term Facility or Incremental Acquisition Revolving Facility, the Specified Representations and the Specified Permitted Acquisition Agreement Representations) shall be true and correct (A) in the case of such representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (iii) the Company shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Commitments and the related transactions under this Section 2.21 and (iv) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary's certificates, officer's certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction.  Each Incremental Facility Amendment may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.21.
(d)            Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a "Lender" (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term "Revolving Commitment".  For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposure of the Incremental Revolving Lender holding such Commitment, and the Applicable Percentage of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.
(e)            On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Revolving Lenders (including such Incremental Revolving Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment.
(f)            Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Amendment, each Lender holding an Incremental Term Commitment of any Series shall make a loan to the Company in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Amendment.
(g)            The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in Section 2.21(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.21(e).
SECTION 2.22.                                  Refinancing Facilities.  (a)  The Company may, on one or more occasions after the Refinancing Date, by written notice to the Administrative Agent, request the establishment hereunder of (i) a new Class of revolving commitments (the "Refinancing Revolving Commitments") pursuant to which each Person providing such a commitment (a "Refinancing Revolving Lender") will make revolving loans to the Borrowers ("Refinancing Revolving Loans") and acquire participations in the Letters of Credit and (ii) one or more additional Classes of term loan commitments (the "Refinancing Term Loan Commitments") pursuant to which each Person providing such a commitment (a "Refinancing Term Lender") will make term loans to the Company (the "Refinancing Term Loans"); provided that (A) each Refinancing Revolving Lender and each Refinancing Term Loan Lender shall be an Eligible Assignee and, if not already a Lender, shall otherwise be reasonably acceptable to the Administrative Agent and (B) each Refinancing Revolving Lender shall be approved by each Issuing Bank and the Swingline Lender (such approvals not to be unreasonably withheld).
(b)            The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Company, the Borrowing Subsidiaries, each Refinancing Lender providing such Refinancing Commitments, the Administrative Agent and, in the case of Refinancing Revolving Commitments, each Issuing Bank and the Swingline Lender; provided that no Refinancing Commitments shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary's certificates, officer's certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction, (iv) in the case of any Refinancing Revolving Commitments, substantially concurrently with the effectiveness thereof, all the Revolving Commitments then in effect shall be terminated, and all the Revolving Loans then outstanding, together with all interest thereon, and all other amounts accrued for the benefit of the Revolving Lenders, shall be repaid or paid (it being understood, however, that any Letters of Credit may continue to be outstanding hereunder), and the aggregate amount of such Refinancing Revolving Commitments does not exceed the aggregate amount of the Revolving Commitments so terminated, and (v) in the case of any Refinancing Term Loan Commitments, substantially concurrently with the effectiveness thereof, the Company shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Term Loan Borrowings of one or more Classes in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Loan Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loan Borrowings and any reasonable fees, premium and expenses relating to such refinancing).  The Company shall determine the amount of such prepayments allocated to each Class of outstanding Term Loans, and any such prepayment of Term Loan Borrowings of any Class shall be applied to reduce the subsequent scheduled repayments of Term Loan Borrowings of such Class to be made pursuant to Section 2.10(a) as directed by the Company.
(c)            The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Commitments established thereby and the Refinancing Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof:  (i) the designation of such Refinancing Commitments and Refinancing Loans as a new "Class" for all purposes hereof (provided that with the consent of the Administrative Agent, any Refinancing Commitments and Refinancing Loans may be treated as a single "Class" with any then-outstanding existing Commitments or Loans), (ii) the stated termination and maturity dates applicable to the Refinancing Commitments or Refinancing Loans of such Class, provided that (A) such stated termination and maturity dates shall not be earlier than the Revolving Maturity Date (in the case of Refinancing Revolving Commitments and Refinancing Revolving Loans) or the Maturity Date applicable to the Class of Term Loans so refinanced (in the case of Refinancing Term Loan Commitments and Refinancing Term Loans) and (B) any Refinancing Term Loans shall not have a weighted average life to maturity shorter than the Class of Term Loans so refinanced, (iii) in the case of any Refinancing Term Loans, any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (iv) the interest rate or rates applicable to the Refinancing Loans of such Class, (v) the fees applicable to the Refinancing Commitments or Refinancing Loans of such Class, (vi) in the case of any Refinancing Term Loans, any original issue discount applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to Refinancing Loans of such Class, (viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Commitments or Refinancing Loans of such Class (which prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with any Class of existing Term Loans, but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding such Class of Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Commitments or Refinancing Loans of such Class and (ix) any financial covenant with which the Company shall be required to comply (provided that if any Refinancing Term Loans have a financial covenant at any time prior to the Latest Maturity Date in effect hereunder at the time of incurrence of such Refinancing Term Loans, then any then-outstanding Term Loans and the Refinancing Term Loans shall vote together as a single class on all waivers, amendments or events of default related thereto).  Except as contemplated by the preceding sentence, the terms of the Refinancing Revolving Commitments and Refinancing Revolving Loans and other extensions of credit thereunder shall be substantially the same as the Revolving Commitments and Revolving Loans and other extensions of credit thereunder, and the terms of the Refinancing Term Loan Commitments and Refinancing Term Loans shall be substantially the same as the terms of the existing Term Commitments and the existing Term Loans.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement.  Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.22, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new "Class" of loans and/or commitments hereunder.
SECTION 2.23.                                  Loan Modification Offers.  (a)  The Company may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, make one or more offers (each, a "Loan Modification Offer") to all (and not fewer than all) the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an "Affected Class") to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company.  Such notice shall set forth (i) the terms and conditions of the requested Loan Modification Offer and (ii) the date on which such Loan Modification Offer is requested to become effective.  Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the "Accepting Lenders") and, in the case of any Accepting Lender, only with respect to such Lender's Loans and Commitments of such Affected Class as to which such Lender's acceptance has been made.  With respect to all Permitted Amendments consummated by the Company pursuant to this Section 2.23, (i) such Permitted Amendments shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) any Loan Modification Offer, unless contemplating a Maturity Date already in effect hereunder pursuant to a previously consummated Permitted Amendment, must be in a minimum amount of $25,000,000 (or such lesser amount as may be approved by the Administrative Agent in its reasonable discretion); provided that the Company may at its election specify as a condition (a "Minimum Extension Condition") to consummating any such Permitted Amendment that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Company's sole discretion and which may be waived by the Company) of Commitments or Loans of any or all Affected Classes be extended.  If the aggregate principal amount of Commitments or Loans of any Affected Class in respect of which Lenders shall have accepted the relevant Loan Modification Offer shall exceed the maximum aggregate principal amount of Commitments or Loans of such Affected Class offered to be extended by the Company pursuant to such Loan Modification Offer, then the Commitments and Loans of such Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Loan Modification Offer.
(b)            A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Company, each Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Company shall have delivered, or agreed to deliver by a date following the effectiveness of such Permitted Amendment reasonably acceptable to the Administrative Agent, to the Administrative Agent such legal opinions, board resolutions, secretary's certificates, officer's certificates and other documents (including reaffirmation agreements, supplements and/or amendments to Mortgages or other Security Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent in connection therewith and (iv) any applicable Minimum Extension Condition shall be satisfied (unless waived by the Company).  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.23, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new Class of loans and/or commitments hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments); provided that (i) all Borrowings, all prepayments of Loans and all reductions of Commitments shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Commitments (i.e., both extended and non-extended), until the repayment of the Loans attributable to the non-extended Commitments (and the termination of the non-extended Commitments) on the relevant Maturity Date, (ii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between any Revolving Commitments of such new "Class" and the remaining Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Maturity Date relating to the non-extended Revolving Commitments has occurred (it being understood, however, that no reallocation of such exposure to extended Revolving Commitments shall occur on such Maturity Date if (1) any Event of Default under clause (a), (b), (h) or (i) of Article VII exists at the time of such reallocation or (2) such reallocation would cause the Revolving Exposure of any Lender with a Revolving Commitment to exceed its Revolving Commitment), (iii) the Revolving Availability Period and the Revolving Maturity Date, as such terms are used with reference to Letters of Credit or Swingline Loans, may not be extended without the prior written consent of each Issuing Bank or the Swingline Lender, as applicable, and (iv) at no time shall there be more than three Classes of Revolving Commitments hereunder, unless otherwise agreed by the Administrative Agent.  If the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment as a result of the occurrence of the Revolving Maturity Date with respect to any Class of Revolving Commitments when an extended Class of Revolving Commitments remains outstanding, the Borrowers shall make such payments and provide such cash collateral as may be required by Section 2.11(b) to eliminate such excess on such Revolving Maturity Date (which payments and provision of cash collateral shall, for the avoidance of doubt, be deemed a payment in respect of principal of Loans); provided that, without derogation of the Borrowers' obligations to make such payments and provide such cash collateral, if the Borrowers fail to make such payment (or any portion thereof) or provide such cash collateral (or any portion thereof), then until the earlier of (x) the date on which the Aggregate Revolving Exposure no longer exceeds the Aggregate Revolving Commitment or (y) the date the Borrowers provide sufficient cash collateral to eliminate such excess, Required Lenders shall be calculated to include the outstanding exposure of any non-extending Lenders. The Administrative Agent and the Lenders hereby acknowledge that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.23.  This Section 2.23 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.
SECTION 2.24.                                  Loan Purchases.  (a)  Subject to the terms and conditions set forth or referred to below, a Purchasing Borrower Party may from time to time, in its discretion, conduct modified Dutch auctions to make Auction Purchase Offers, each such Auction Purchase Offer to be managed by an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the "Auction Manager") and to be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.24 and the Auction Procedures, in each case, so long as the following conditions are satisfied:
(i)            no Default or Event of Default shall have occurred and be continuing at the time of purchase of any Term Loans or on the date of the delivery of each Auction Notice;
(ii)            the assigning Lender and the Purchasing Borrower Party shall execute and deliver to the Administrative Agent an Assignment and Assumption;
(iii)            for the avoidance of doubt, the Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Purchasing Borrower Party;
(iv)            the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Purchasing Borrower Party offers to purchase in any Auction Purchase Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent in its reasonable discretion);
(v)            any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income and Consolidated EBITDA;
(vi)            no more than one Auction Purchase Offer with respect to any Class may be ongoing at any one time and no more than four Auction Purchase Offers (regardless of Class) may be made in any one year;
(vii)            at the time of each purchase of Term Loans through an Auction Purchase Offer, the Borrower shall have delivered to the Auction Manager an officer's certificate of a Financial Officer of the Borrower certifying as to compliance with the preceding clause (i); and
(viii)            no Purchasing Borrower Party may use the proceeds, direct or indirect, from Revolving Loans to purchase any Term Loans.
(b)            A Purchasing Borrower Party must terminate any Auction Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction Purchase Offer.  If a Purchasing Borrower Party commences any Auction Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Auction Purchase Offer have in fact been satisfied), and if at such time of commencement the Purchasing Borrower Party reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Auction Purchase Offer shall be satisfied, then the Purchasing Borrower Party shall have no liability to any Lender for any termination of such Auction Purchase Offer as a result of the failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Auction Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder.  With respect to all purchases of Term Loans of any Class or Classes made by a Purchasing Borrower Party pursuant to this Section 2.24, (x) the Purchasing Borrower Party shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Purchasing Borrower Party and the cancellation of the purchased Loans) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 or any other provision hereof.
(c)            The Administrative Agent and the Lenders hereby consent to the Auction Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.24 (provided that no Lender shall have an obligation to participate in any such Auction Purchase Offer).  For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.18 will not apply to the purchases of Term Loans pursuant to and in accordance with the provisions of this Section 2.24.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Article IX to the same extent as if each reference therein to the "Administrative Agent" were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction Purchase Offer.
SECTION 2.25.                                  Borrowing Subsidiaries.  After the Closing Date, the Company may designate, subject to the provisions of this paragraph, any wholly-owned Subsidiary as a Borrowing Subsidiary (provided that any Domestic Subsidiary so designated shall be a Designated Subsidiary) by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company.  Promptly following receipt of any Borrowing Subsidiary Agreement, the Administrative Agent shall make available to each Lender a copy thereof.  Unless any Revolving Lender shall notify the Administrative Agent and the Company within 10 Business Days of the receipt of such notice (a) that it is unlawful for such Revolving Lender to extend credit to such Subsidiary or (b) that such Revolving Lender is prohibited by operational or administrative procedures from extending credit under this Agreement to Persons in the jurisdiction in which such Subsidiary is located, such Subsidiary shall for all purposes of this Agreement, upon satisfaction of the conditions set forth in Section 4.04, become a Borrowing Subsidiary and a party to this Agreement. If any Lender shall notify the Administrative Agent and the Company pursuant to the immediately preceding sentence that it is unable to extend credit under this Agreement to Persons in a particular jurisdiction, and if an amendment to this Agreement would enable it so to extend credit without violating applicable law and in compliance with its applicable procedures, then such Lender shall so advise the Company and the Administrative Agent and endeavor in good faith to agree with the Company and the Administrative Agent on an amendment to this Agreement that would permit it so to extend credit, and upon the effectiveness of such amendment, will withdraw the notice delivered by it pursuant to the second preceding sentence. The parties hereto agree that any amendment referred to in the immediately preceding sentence, if it does not adversely affect the rights or interests of the Lenders, shall become effective if it is agreed to in writing by such Lender, the Administrative Agent and the Company. Upon the execution by the Company and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Subsidiary shall cease to be a Borrowing Subsidiary hereunder and a party to this Agreement; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary's right to make further Borrowings under this Agreement) at a time when any principal of or interest on any Loan to such Borrowing Subsidiary or any Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding hereunder.  Promptly following receipt of any Borrowing Subsidiary Termination, the Administrative Agent shall make available to each Revolving Lender a copy thereof.
ARTICLE III

Representations and Warranties
The Company and each Borrowing Subsidiary represents and warrants to the Lenders that:
SECTION 3.01.                                  Organization; Powers.  The Company and each Subsidiary (a) is duly organized, validly existing and, to the extent that such concept is applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and the legal right, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and each other Loan Document and each other agreement or instrument contemplated thereby to which it is a party and to effect the Transactions and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent that such concept is applicable in the relevant jurisdiction, is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02.                                  Authorization; Enforceability.  The Transactions entered into by each Loan Party have been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party's Equity Interests.  This Agreement has been (or, in the case of any Borrowing Subsidiary that becomes a party hereto after the Closing Date, shall have been) duly executed and delivered by the Company and each Borrowing Subsidiary party hereto and constitutes (or, in the case of any Borrowing Subsidiary that becomes a party hereto after the Closing Date, will constitute), and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Company, such Borrowing Subsidiary or such other Loan Party, as applicable, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03.                                  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to the Company or any Subsidiary, except to the extent any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture or agreement governing Indebtedness, any material agreement or any other material instrument binding upon the Company or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Company or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, except to the extent any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset now owned or hereafter acquired by the Company or any Subsidiary, except Liens created under the Loan Documents.
SECTION 3.04.                                  Financial Condition; No Material Adverse Change.  (a)  The Company has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, comprehensive income, shareholders' equity and cash flows as of and for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013, audited by and accompanied by the opinion of KPMG LLP, independent registered public accounting firm and (ii) the consolidated balance sheet and statements of income, comprehensive income, shareholders' equity and cash flows of Amcol as of and for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013, audited by and accompanied by the opinion of Ernst & Young, LLP, independent registered public accounting firm.  Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of (x) in the case of clause (i) above, the Company and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP and (y) in the case of clause (ii) above, Amcol and its consolidated subsidiaries as of such date and for such period in accordance with GAAP.
(b)            The Company has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of December 31, 2013, prepared giving effect to the Transactions as if the Transactions had occurred on such date.  Such pro forma consolidated balance sheet (i) has been prepared by the Company in good faith, based on assumptions believed by the Company to be reasonable and (iii) presents fairly, in all material respects, the pro forma financial position of the Company and its consolidated Subsidiaries as of such date as if the Transactions had occurred on such date.
(c)            Since December 31, 2013, there has been no event or condition that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.
SECTION 3.05.                                  Properties.  (a)  The Company and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business (including Mortgaged Properties, if any), except for minor defects in title that could not reasonably be expected to materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)            The Company and each Subsidiary owns, or is licensed to use, all patents, trademarks, tradenames, copyrights, licenses, technology, trade secrets, know-how, software, domain names and other intellectual property ("Intellectual Property") material to its business as currently conducted, and the use thereof by the Company or any Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No claim or litigation regarding any Intellectual Property owned or used by the Company or any Subsidiary is pending or, to the knowledge of the Company or any Subsidiary, threatened against the Company or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06.                                  Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority (including with respect to any Environmental Liability) pending against or, to the knowledge of the Company or any Subsidiary, threatened in writing against or affecting the Company or any Subsidiary that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any of the Loan Documents or the Transactions.
(b)            Except as disclosed on Schedule 3.06 and except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Company or any Subsidiary (i) has violated any Environmental Law or is subject to any Environmental Liability, (ii) has failed to obtain, maintain or comply with any Environmental Permit,  (iii) has received notice of any claim alleging the Company or any Subsidiary is responsible for any Environmental Liability, (iv) knows of any basis for, or is subject to any judgment or consent order pertaining to, any Environmental Liability of the Company or any Subsidiary or (v) has contractually assumed any liability or obligation under or relating to Environmental Laws.
SECTION 3.07.                                  Compliance with Laws and Agreements; No Default.  The Company and each Subsidiary is in compliance with (i) all Requirements of Law and (ii) all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.
SECTION 3.08.                                  Investment Company Status.  None of the Company or any Subsidiary is an "investment company" as defined in, or subject to regulation under, the Investment Company Act.
SECTION 3.09.                                  Taxes.  The Company and each Subsidiary (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (b) has paid or caused to be paid all Taxes required to have been paid by it, except where (i)(x) the validity or amount thereof is being contested in good faith by appropriate proceedings and (y) the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto, or (ii) the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.                                  ERISA and Labor Matters.  (a)  No ERISA Events have  occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)            Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts, work stoppages or similar labor disputes against the Company or any Subsidiary pending or, to the knowledge of the Company or any Subsidiary, threatened, (ii) hours worked by and payment made to employees of the Company and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; and (iii) all payments due from the Company or any Subsidiary on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Company or relevant Subsidiary.
SECTION 3.11.                                  Subsidiaries.  Schedule 3.11 sets forth the name of, and the ownership interest of the Company and each Subsidiary in, each Subsidiary and each class of Equity Interest of each Subsidiary Loan Party and each direct Subsidiary thereof and identifies each Subsidiary that is a Subsidiary Loan Party or an Excluded Subsidiary, in each case as of the Effective Date.  The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and such Equity Interests are owned by the Company, directly or indirectly, free and clear of all Liens (other than Liens created under the Loan Documents and Liens permitted by Section 6.02).  Except as set forth in Schedule 3.11, as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.
SECTION 3.12.                                  Insurance.  Schedule 3.12 sets forth a description of all insurance maintained by or on behalf of the Company and the Subsidiaries as of the Effective Date.
SECTION 3.13.                                  Solvency.  (a)  Immediately after giving effect to the Transactions on the Closing Date, (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Company and the Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (ii) the Company and the Subsidiaries taken as a whole do not have Unreasonably Small Capital and (iii) the Company and the Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.
(b)            For purposes of Section 3.13(a), the following terms shall have the meanings specified:
"Fair Value" means the amount at which the assets (both tangible and intangible), in their entirety, of the Company and the Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
"Present Fair Salable Value" means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Company and the Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm's-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
"Stated Liabilities" means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and the Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans on the Closing Date and the use of proceeds of such Loans on the Closing Date), determined in accordance with GAAP consistently applied.
"Identified Contingent Liabilities" means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Company and the Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans on the Closing Date and the use of proceeds of such Loans on the Closing Date) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Company.
"Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature" means the Company and the Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans on the Closing Date and the use of proceeds of such Loans on the Closing Date) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.
"Do not have Unreasonably Small Capital" means the Company and the Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans on the Closing Date and the use of proceeds of such Loans on the Closing Date) have sufficient capital to ensure that it is a going concern.
SECTION 3.14.                                  Disclosure.  Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Company or any Subsidiary to any Arranger, the Administrative Agent, any Issuing Bank or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts and projected financial information, the Company and each Borrowing Subsidiary represent only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished and, if such projected financial information was furnished prior to the Effective Date, as of the Effective Date (it being understood and agreed that any such projected financial information may vary from actual results and that such variations may be material).
SECTION 3.15.                                  Collateral Matters.  (a)  The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person (other than Permitted Encumbrances that by operation of law or contract would have priority over the Obligations), and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person (other than Liens permitted under Section 6.02).
(b)            Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor's right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, other than Liens permitted under Section 6.02.
(c)            Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Company and the Administrative Agent) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section 3.15, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing or recording in the United States of America, in each case prior and superior in right to any other Person, other than Liens permitted under Section 6.02 (it being understood and agreed that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired or developed by the Loan Parties after the Effective Date).
(d)            Each Security Document, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.
SECTION 3.16.                                  Federal Reserve Regulations.  None of the Company or any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.  Not more than 25% of the value of the assets subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock (within the meaning of Regulation U of the Board of Governors).
SECTION 3.17.                                  Anti-Corruption Laws and Sanctions.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
ARTICLE IV

Conditions
SECTION 4.01.                                  Effective Date.  This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)            The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or other electronic transmission) that such party has signed a counterpart of this Agreement.
(b)            The Administrative Agent shall have received, at least five Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case requested at least ten Business Days prior to the Effective Date.
(c)            The Administrative Agent shall have received a certificate relating to the organization, existence and good standing of the Company, the authorization of the Transactions and other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, substantially in the form attached hereto as Exhibit K.
(d)            The Administrative Agent shall promptly notify the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02.                                  Closing Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) (it being understood and acknowledged that the Closing Date occurred on May 9, 2014 and that capitalized terms and Section references used in this Section 4.02 shall be used with the meanings assigned thereto in the Existing Credit Agreement):
(a)            The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Closing Date) of (i) Cravath, Swaine & Moore LLP, special New York counsel for the Company, (ii) Richards, Layton & Finger, PA, special Delaware counsel for the Company, (iii) Barnes & Thornburg LLP, special Michigan counsel for the Company, and (iv) Kutak Rock LLP, special Nebraska counsel for the Company, in each case substantially in the form agreed by the Administrative Agent.
(b)            The Administrative Agent shall have received (i) certificates relating to the organization, existence and good standing of each Loan Party (other than the Company), the authorization of the Transactions and other legal matters relating to the Loan Parties (other than the Company), the Loan Documents or the Transactions, substantially in the form attached hereto as Exhibit K and (ii) a certificate of the Company certifying as to the existence and good standing of the Company and certifying that since the Effective Date, no amendment has been made in its organizational documents or the resolutions of the Company authorizing the Transactions.
(c)            The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer or the chief financial officer of the Company, confirming compliance with the conditions set forth in each of paragraphs (g), (i), (j) and (k) of this Section 4.02.
(d)            The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, payment or reimbursement of all fees and expenses (including the reasonable and documented fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under any Loan Document.
(e)            The Collateral and Guarantee Requirement shall have been satisfied (subject to the penultimate sentence of this Section 4.02).  The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by an executive officer or a Financial Officer of the Company, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search.
(f)            The Administrative Agent shall have received evidence that the insurance required by Section 5.07 is in effect, together with endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured or loss payee thereunder to the extent required under Section 5.07.
(g)            Prior to or substantially contemporaneously with the initial funding of Initial Term Loans on the Closing Date, the Existing Indebtedness Refinancing shall have occurred.
(h)            The Administrative Agent shall have received a certificate in the form attached hereto as Exhibit H, dated the Closing Date and signed by the chief financial officer of the Company, as to the solvency of the Company and the Subsidiaries on a consolidated basis after giving effect to the Transactions.
(i)            The Company shall have accepted for payment the Shares (as defined in the Acquisition Agreement) pursuant to the Offer (as defined in the Acquisition Agreement) prior to or substantially simultaneously with the Closing Date in accordance with applicable law, the Acquisition Agreement and all other related documentation (without giving effect to any amendments, consents or waivers to or of such documents that are materially adverse to the Lenders and not consented to by the Initial Lender (such consent not to be unreasonably withheld, delayed or conditioned)).
(j)            The Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects.
(k)            Since March 6, 2014, there shall not have been any occurrence, event, change, effect or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Acquisition Agreement as of March 6, 2014).
(l)            The Administrative Agent shall have received the pro forma consolidated balance sheet referenced in Section 3.04(b).
Notwithstanding the foregoing, if the Company shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, any document or take any action that is required to be delivered or taken in order to satisfy the requirements of the Collateral and Guarantee Requirement, such delivery or action (other than the creation of and perfection (including by delivery of stock or other equity certificates, if any) of security interests in (i) the Equity Interests of Significant Domestic Subsidiaries (other than in respect of Amcol or its subsidiaries, which shall be required to be delivered to the extent made available by Amcol on the Closing Date) and (ii) other assets located in the United States with respect to which a Lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) shall not be a condition precedent to the obligations of the Lenders and the Issuing Banks hereunder on the Closing Date, but shall be required to be accomplished as provided in Section 5.18.
The Administrative Agent shall promptly notify the Lenders of the Closing Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02) at or prior to 11:59 p.m., New York City time, on September 17, 2014 (and, in the event such conditions shall not have been so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.03.                                  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan), and of each Issuing Bank to issue, amend to increase the amount thereof, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)            With respect to any Borrowing or the issuance, amendment to increase the amount thereof, renewal or extension of any Letter of Credit after the Closing Date, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.
(b)            With respect to any Borrowing or the issuance, amendment to increase the amount thereof, renewal or extension of any Letter of Credit after the Closing Date, at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
On the date of any Borrowing (other than any conversion or continuation of any Loan) or the issuance, amendment to increase the amount thereof, renewal or extension of any Letter of Credit, in each case after the Closing Date, the Company and each Borrowing Subsidiary shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section 4.03 have been satisfied.
SECTION 4.04.                                  Credit Extensions to Borrowing Subsidiaries.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan), and of each Issuing Bank to issue, amend to increase the amount thereof, renew or extend any Letter of Credit, in each case for the account of a Borrowing Subsidiary  is subject to the satisfaction of the additional following conditions:
(a)            The Administrative Agent shall have received from each such Borrowing Subsidiary and the Company either (i) a counterpart of a Borrowing Subsidiary Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or other electronic transmission) that such party has signed a counterpart of a Borrowing Subsidiary Agreement.
(b)            The Administrative Agent shall have received a customary written opinion of local counsel for such Borrowing Subsidiary dated the date of the applicable Borrowing Subsidiary Agreement, addressed to the Administrative Agent, the Lenders and the Issuing Banks and reasonably satisfactory to the Administrative Agent.
(c)            The Administrative Agent shall have received such customary documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization by it of the transactions to which it will be party hereunder and any other legal matters relating to such Borrowing Subsidiary, the Loan Documents or such transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)            The Administrative Agent shall have received a certificate, dated the date of the applicable Borrowing Subsidiary Agreement and signed by a Financial Officer of the Company, confirming satisfaction of the conditions set forth in Sections 4.03(a) and 4.03(b) (in each case, deeming all references therein to the date of a Borrowing to refer to the date of such Borrowing Subsidiary Agreement).
(e)            The Administrative Agent shall have received an acknowledgment and confirmation by the Company and the Subsidiary Loan Parties of their guarantees in respect of the Obligations.
(f)            The Administrative Agent shall have received, at least five Business Days prior to the effectiveness of any Borrowing Subsidiary Agreement,  all documentation and other information with respect to the applicable Borrowing Subsidiary required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act, and any documentation and other information required by each Lender's internal "know your customer" policies to the extent requested at least seven Business Days prior to the effectiveness of any Borrowing Subsidiary Agreement.
(g)            With respect to any Borrowing Subsidiary that is a Domestic Subsidiary, such Subsidiary shall have satisfied the Collateral and Guarantee Requirement.
(h)            The Administrative Agent shall have received such other documents or information with respect to such Borrowing Subsidiary as the Administrative Agent may reasonably request.
(i)            No less than 10 Business Days shall have passed since the delivery of the applicable Borrowing Subsidiary Agreement.
SECTION 4.05.                                  Conditions to the Refinancing Date.  The obligations of the Lenders to make Term B-1 Loans and Term B-2 Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)            The Administrative Agent shall have received (i) counterparts of (or evidence satisfactory to the Administrative Agent (which may include a facsimile or other electronic transmission) that each party has signed a counterpart) of the 2015 Refinancing Facility Agreement, executed by the Company, each other Loan Party, the Administrative Agent, Persons committing therein to make Term B-1 Loans in an aggregate principal amount equal to $1,078,000,000 and Persons committing therein to make Term B-2 Loans in an aggregate principal amount equal to $300,000,000 and (ii) reasonably satisfactory evidence that all Existing Term Loans shall have been paid in full or will be paid in full substantially simultaneously with the effectiveness of this Agreement or replaced with Term B-1 Loans (and all accrued interest on the Existing Term Loans and other amounts outstanding in respect thereof shall have been paid in full).
(b)            The Administrative Agent shall have received, at least five Business Days prior to the Refinancing Date, all documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case requested at least ten Business Days prior to the Refinancing Date.
(c)            The Administrative shall have received a certificate relating to the organization, existence and good standing of the Company, the authorization of the Refinancing Transactions and other legal matters relating to the Loan Parties, the Loan Documents or the Refinancing Transactions, substantially in the form attached hereto as Exhibit K (with such changes as agreed by the Company and the Administrative Agent to reflect the Refinancing Transactions).
(d)            The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Refinancing Date) of Cravath, Swaine & Moore LLP, special New York counsel for the Company, substantially in the form agreed by the Administrative Agent.
(e)            The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Refinancing Date, including, to the extent invoiced at least two Business Days prior to the Refinancing Date, payment or reimbursement of all fees and expenses (including the reasonable and documented fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under any Loan Document.
(f)            The Administrative Agent shall have received a certificate substantially in the form attached hereto as Exhibit H (with such changes as agreed by the Company and the Administrative Agent to reflect the Refinancing Transactions), dated the Refinancing Date and signed by the chief financial officer of the Company, as to the solvency of the Company and the Subsidiaries on a consolidated basis after giving effect to the Refinancing Transactions.
(g)            The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Refinancing Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.
(h)            At the time of any immediately after giving effect to the Refinancing Date, no Event of Default shall have occurred and be continuing.
ARTICLE V

Affirmative Covenants
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
SECTION 5.01.                                  Financial Statements and Other Information.  The Company will furnish to the Administrative Agent, on behalf of each Lender:
(a)            within 90 days after the end of each fiscal year of the Company (or, so long as the Company shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and statements of income, comprehensive income, shareholders' equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or another independent registered public accounting firm of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any such exception or explanatory paragraph (but not qualification) that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date of the credit facilities hereunder or other Indebtedness occurring within one year from the time such report is delivered)) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of the Company and the Subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP and accompanied by a narrative report containing management's discussion and analysis of the financial position and financial performance for such fiscal year in reasonable form and detail;
(b)            within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, so long as the Company shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of the Company for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its unaudited consolidated balance sheet and unaudited statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Company and the Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes, and accompanied by a narrative report containing management's discussion and analysis of the financial position and financial performance for such fiscal quarter in reasonable form and detail;
(c)            if any Subsidiary has been designated as an Unrestricted Subsidiary, concurrently with each delivery of financial statements under clause (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above) prepared on the basis of consolidating the accounts of the Company and its Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Company or accounted for on the basis of the equity method but rather account for an investment and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail;
(d)            not later than the fifth Business Day following the date of delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with Section 6.12(a) as of the last day of the most recent fiscal quarter included in such financial statements (regardless of whether then applicable hereunder), (B) in the case of financial statements ending as of December 31 of any fiscal year of Excess Cash Flow and (C) of Unrestricted Cash (and the method of calculation thereof) as of the last day of the most recent fiscal quarter included in such financial statements, (iii) if any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Company most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) that has had, or would reasonably be expected to have, a material effect on the calculations of the Net Leverage Ratio, specifying the nature of such change and the effect thereof on such calculations, (iv) identifying as of the date of such Compliance Certificate each Subsidiary that (A) is an Excluded Subsidiary as of such date but has not been identified as an Excluded Subsidiary in Schedule 3.11 or in any prior Compliance Certificate or (B) has previously been identified as an Excluded Subsidiary but has ceased to be an Excluded Subsidiary and (v) in the case of the Compliance Certificate relating to annual financial statements delivered pursuant to clause (a) above, setting forth the amounts of the Available Amount and any Qualifying Equity Proceeds utilized for Specified Uses during the most recent fiscal quarter included in such financial statements, specifying each such use and the amount thereof;
(e)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and
(f)            promptly following any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.
Information required to be furnished pursuant to clause (a), (b) or (e) of this Section 5.01 shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a Platform to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov.  Information required to be furnished pursuant to this Section 5.01 may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent.
SECTION 5.02.                                  Notices of Material Events.  Within five Business Days after obtaining knowledge thereof, the Company will furnish to the Administrative Agent notice of the following:
(a)            the occurrence of any Default;
(b)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including with respect to any Environmental Liability) against the Company or any Subsidiary or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Company to the Administrative Agent, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of this Agreement or any other Loan Document;
(c)            the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect;
(d)            any material change in accounting policies or financial reporting practices by the Company or any Subsidiary (it being understood and agreed that such notice shall be deemed provided to the extent described in any financial statement delivered to the Administrative Agent pursuant to the terms of this Agreement);
(e)            any Governmental Authority denial, revocation, modification or non-renewal of any Environmental Permit held or sought by the Company or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;
(f)            any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.                                  Information Regarding Collateral.  (a)  The Company will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party's legal name, as set forth in such Loan Party's organizational documents, (ii) in the jurisdiction of incorporation or organization of any Loan Party, (iii) in the form of organization of any Loan Party or (iv) in any Loan Party's organizational identification number, if any, or, with respect to a Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.  The Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue to have a valid, legal and perfected security interest in all the Collateral.
(b)            At the time of delivery of financial statements pursuant to Section 5.01(a), the Company shall deliver to the Administrative Agent a completed Supplemental Perfection Certificate, signed by a Financial Officer of the Company, (i) setting forth the information required pursuant to the Supplemental Perfection Certificate and indicating, in a manner reasonably satisfactory to the Administrative Agent, any changes in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section 5.03 (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Closing Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section 5.03 (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Closing Date).
SECTION 5.04.                                  Existence; Conduct of Business.  The Company and each Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, and Intellectual Property material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.05, including any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.05.                                  Payment of Obligations.  The Company and each Subsidiary will pay its material obligations (other than Indebtedness and any obligations in respect of Hedging Agreements), including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (c) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06.                                  Maintenance of Properties.  The Company and each Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
SECTION 5.07.                                  Insurance.  The Company and each Subsidiary will maintain, with financially sound and reputable insurance companies, as determined by the Company in good faith, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy (other than workers' compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a lender's loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender's loss payee thereunder and (c) provide for at least 30 days' (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy.  With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H of the Board of Governors.
SECTION 5.08.                                  Books and Records; Inspection and Audit Rights.  The Company will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.  The Company will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during regular business hours and as often as reasonably requested; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent, acting individually or on behalf of the Lenders, may exercise rights under this Section 5.08 and (ii) the Administrative Agent shall not exercise the rights under this Section 5.08 more often than one time during any calendar year.
SECTION 5.09.                                  Compliance with Laws.  (a)  The Company and each Subsidiary will comply with all Requirements of Law with respect to it or its assets, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)            The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.10.                                  Use of Proceeds and Letters of Credit.  The proceeds of the Term B-1 Loans and Term B-2 Loans made on the Refinancing Date will be used solely to refinance the Existing Term Loans and the other Refinancing Transactions and for the payment of fees and expenses payable in connection with the Refinancing Transactions and for working capital and other general corporate purposes of the Company and the Subsidiaries.  The proceeds of the Incremental Term Loans will be used solely for the purpose or purposes set forth in the applicable Incremental Facility Amendment.  The proceeds of the Revolving Loans and Swingline Loans will be used solely for working capital and other general corporate purposes of the Company and the Subsidiaries.  None of the Company or any Subsidiary will use the proceeds of any Loans or Letters of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or in any manner that would result in the violation of any Sanctions applicable to any party hereto. Letters of Credit will be issued only to support obligations of the Company and its subsidiaries incurred in the ordinary course of business.
SECTION 5.11.                                  Additional Subsidiaries.  If any additional Subsidiary is formed or acquired (or any existing Subsidiary ceases to be an Excluded Subsidiary or becomes a Designated Subsidiary) after the Closing Date, then the Company will, as promptly as practicable and, in any event, within 30 days (or such longer period as the Administrative Agent may, in its sole discretion, agree to in writing) after such Subsidiary is formed or acquired (or ceases to be an Excluded Subsidiary or becomes a Designated Subsidiary), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement, to the extent applicable, to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.
SECTION 5.12.                                  Senior Indebtedness.  In the event that the Company or any other Loan Party shall at any time issue or have outstanding any other Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Loan Document Obligations are hereby designated as "senior indebtedness" and as "designated senior indebtedness" under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
SECTION 5.13.                                  Maintenance of Ratings.  The Company will use commercially reasonable efforts to maintain in effect a corporate rating from S&P and a corporate family rating from Moody's, in each case in respect of the Company, and a rating of the credit facilities hereunder by each of S&P and Moody's.
SECTION 5.14.                                  Further Assurances.  The Company and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be satisfied, all at the expense of the Loan Parties.  The Company also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
SECTION 5.15.                                  After-Acquired Real Property.  Each Loan Party shall grant to the Collateral Agent, within 90 days of the acquisition thereof (or such later date as the Administrative Agent may agree), a Mortgage on each parcel of real property located in the United States and owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has an assessed value for real estate taxation purposes of at least $5,000,000, and shall cause clause (e) of the Collateral and Guarantee Requirement to be satisfied with respect to such real property and such Mortgage.
SECTION 5.16.                                  Environmental Compliance.  (a)  The Company and each Subsidiary will (i) comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to them insofar as any failure to so comply, obtain or maintain reasonably would be expected to result in a Material Adverse Effect on the Company; provided that, for purposes of this Section 5.16(a), noncompliance with any of the foregoing shall be deemed not to constitute a breach of this covenant so long as, with respect to any such noncompliance, the Company is undertaking all reasonable efforts to achieve compliance or the Company or any Subsidiary is disputing such non-compliance in good faith in the applicable manner or forum, and provided further that, in any case, the reasonably anticipated resolution of any such efforts or dispute, individually or in the aggregate, would not reasonably be expected to give rise to a Material Adverse Effect.
(b)            The Company and each Subsidiary will promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than any non-compliance that would not reasonably be expected to result in a Material Adverse Effect and other than such orders and directives as to which an appeal has been timely and properly taken in good faith and provided that, the reasonably anticipated resolution of such appeal would not reasonably be expected to give rise to a Material Adverse Effect.
SECTION 5.17.                                  Designation of Subsidiaries.  The Company may at any time designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary by delivering to the Administrative Agent a certificate of an Authorized Officer of the Company specifying such designation and certifying that the conditions to such designation set forth in this Section 5.17 are satisfied; provided that:
(i)            both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing;
(ii)            if the Financial Covenant is then in effect, the Company shall be in Pro Forma Compliance with the Financial Covenant, recomputed as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the fiscal quarter ending December 31, 2013);
(iii)            in the case of a designation of a Subsidiary as an Unrestricted Subsidiary, each subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 5.17; and
(iv)            in the case of a designation of an Unrestricted Subsidiary as a Subsidiary, each subsidiary of such Unrestricted Subsidiary has been, or concurrently therewith will be, designated as a Subsidiary in accordance with this Section 5.17.
The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company in such Subsidiary on the date of designation in an amount equal to the fair market value of the Company's Investment therein (as determined reasonably and in good faith by a Financial Officer of the Company).  The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.
SECTION 5.18.                                  Certain Post-Closing Collateral Obligations.  As promptly as practicable, and in any event within 90 days after the Closing Date (or such longer time as the Administrative Agent may reasonably agree), the Company and each other Loan Party will deliver all documents and take all actions set forth on Schedule 5.18 or that would have been required to be delivered or taken on the Closing Date but for the penultimate sentence of Section 4.02, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of Collateral and Guarantee Requirement.
ARTICLE VI

Negative Covenants
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated (or other arrangements satisfactory to the applicable Issuing Bank have been made) and all LC Disbursements shall have been reimbursed, the Company and each Borrowing Subsidiary party hereto covenants and agrees with the Lenders that:
SECTION 6.01.                                  Indebtedness; Certain Equity Securities.  None of the Company or any Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:
(a)            Indebtedness created under the Loan Documents;
(b)            Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and Refinancing Indebtedness in respect of any of the foregoing;
(c)            Indebtedness of any Subsidiary to the Company or any Subsidiary; provided that (A) any such Indebtedness owing by any Loan Party shall be unsecured and shall be subordinated in right of payment to the Loan Document Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, (B) any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note which shall have been pledged pursuant to the Collateral Agreement and (C) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 6.04(d);
(d)            Guarantees incurred in compliance with Section 6.04;
(e)            Permitted First Priority Refinancing Indebtedness, Permitted Second Priority Refinancing Indebtedness and any Refinancing Indebtedness in respect of any of the foregoing;
(f)            (i) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, purchase money Indebtedness and any Indebtedness assumed by the Company or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof and (ii) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (i) above; provided that the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed the greater of (x) $150,000,000 and (y) 5.0% of Total Assets (at the time of incurrence) at any time outstanding;
(g)            (i) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Effective Date, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition; provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, and (ii) Refinancing Indebtedness in respect of Indebtedness assumed pursuant to clause (i) above; provided further that the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed the greater of (x) $200,000,000 and (y) 6.50% of Total Assets (at the time of incurrence) at any time outstanding;
(h)            Permitted Unsecured Indebtedness so long as, at the time of incurrence of such Permitted Unsecured Indebtedness, the Net Leverage Ratio, calculated on a Pro Forma Basis as of the date of incurrence thereof, is not in excess of 5.50 to 1.00; provided that (i) immediately prior to and immediately after giving effect to the incurrence of any Permitted Unsecured Indebtedness under this clause (h), no Event of Default shall have occurred and be continuing and (ii) the Company will, on the date of incurrence of such Indebtedness, deliver to the Administrative Agent a certificate of a Financial Officer of the Company, dated such date, confirming the satisfaction of the conditions set forth above and attaching a reasonably detailed calculation of the Net Leverage Ratio on a Pro Forma Basis as of such date identifying the Permitted Unsecured Indebtedness being incurred and specifying that it is being incurred pursuant to this clause (h); provided further that no Subsidiary that is not a Subsidiary Loan Party shall incur any Indebtedness under this Section 6.01(h) if, at the time of, and after giving effect to, the incurrence of such Indebtedness (and any substantially simultaneous use of the Permitted Amount) and the use of proceeds thereof, the Permitted Amount would be less than zero;
(i)            Indebtedness incurred in the ordinary course of business and owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;
(j)            Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations under (i) workers' compensation, health, disability or other employee benefits, casualty or liability insurance, unemployment insurance and other social security laws and local state and federal payroll taxes, (ii) obligations in connection with self-insurance arrangements in the ordinary course of business and (iii) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and reclamation bonds and obligations of a like nature;
(k)            Indebtedness consisting of client advances or deposits received in the ordinary course of business;
(l)            Alternative Incremental Facility Indebtedness and Refinancing Indebtedness in respect thereof; provided that (i) no Event of Default shall have occurred and be continuing on the date of incurrence thereof, both immediately prior to and immediately after giving effect to such incurrence and (ii) the aggregate amount of the Incremental Commitments established pursuant to Section 2.21 on any date, together with the aggregate original amount of all Alternative Incremental Facility Indebtedness incurred under this clause (l) on such date, shall not exceed the Base Incremental Amount as of such date, or an additional amount subject to the Maximum Incremental Amount in effect on such date;
(m)            Indebtedness of the Company or any Subsidiary in the form of purchase price adjustments (including in respect of working capital), earnouts, deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investments permitted under Section 6.04 or Dispositions permitted under Section 6.05;
(n)            Indebtedness of Foreign Subsidiaries; provided that no Foreign Subsidiary shall incur any Indebtedness under this Section 6.01(n) if, at the time of, and after giving effect to, the incurrence of such Indebtedness (and any substantially simultaneous use of the Permitted Amount) and the use of proceeds thereof, the Permitted Amount would be less than zero;
(o)            Indebtedness relating to premium financing arrangements for property and casualty insurance plans and health and welfare benefit plans (including health and workers compensation insurance, employment practices liability insurance and directors and officers insurance), if incurred in the ordinary course of business;
(p)            Indebtedness with respect to any letter of credit naming a Loan Party or a Subsidiary as the account party and not issued under this Agreement, in an aggregate amount for all such Indebtedness not to exceed $10,000,000 at any time outstanding;
(q)            other unsecured and Subordinated Indebtedness not otherwise described above in an aggregate amount at any time outstanding not in excess of $25,000,000;
(r)            Non-Recourse Indebtedness of PCC Ventures (and Guarantees thereof (other than Guarantees of the principal or interest thereof) by the Company or any other Subsidiary customary for non-recourse financings);
(s)            Indebtedness of PCC Ventures or any Permitted Joint Ventures (and Guarantees thereof by the Company or any other Subsidiary); provided that no PCC Venture or Permitted Joint Venture shall incur any Indebtedness under this Section 6.01(s) if, at the time of, and after giving effect to, the incurrence of such Indebtedness (and any substantially simultaneous use of the Permitted Amount) and the use of proceeds thereof, the Permitted Amount would be less than zero;
(t)            additional Indebtedness of PCC Ventures in an aggregate amount at any time outstanding not in excess of $50,000,000;
(u)            Indebtedness of Subsidiaries organized under the laws of China in an aggregate amount at any time outstanding not in excess of $40,000,000; and
(v)            Indebtedness of Subsidiaries organized under the laws of Turkey in an aggregate amount at any time outstanding not in excess of €3,000,000.
SECTION 6.02.                                  Liens.  None of the Company or any Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)            Liens created under the Loan Documents;
(b)            Permitted Encumbrances;
(c)            any Lien on any asset of the Company or any Subsidiary existing on the Effective Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(b) as Refinancing Indebtedness in respect thereof;
(d)            any Lien existing on any asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Effective Date prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of the Company or any Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Subsidiary without significant assets that was formed solely for the purpose of effecting such acquisition) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(g) as Refinancing Indebtedness in respect thereof;
(e)            Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Company or any Subsidiary; provided that (i) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (f)(i) of Section 6.01 or any Refinancing Indebtedness in respect thereof permitted by clause (f)(ii) of Section 6.01, and (ii) such Liens shall not apply to any other property or assets of the Company or any Subsidiary, other than the proceeds of such fixed or capital assets;
(f)            in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(g)            in the case of (i) any Subsidiary that is not a wholly-owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the Organizational Documents of such Subsidiary or such other Person or any related joint venture, shareholders' or similar agreement;
(h)            any Lien on assets of any Foreign Subsidiary, Permitted Joint Venture or PCC Venture; provided that (i) such Lien shall not apply to any Collateral (including any Equity Interests in any Subsidiary that constitute Collateral) or any other assets of the Company or any other Subsidiary Loan Party and (ii) such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary, Permitted Joint Venture or PCC Venture permitted hereunder;
(i)            Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;
(j)            [reserved];
(k)            Liens granted by a Subsidiary that is not a Loan Party in respect of Indebtedness permitted to be incurred by such Subsidiary under Section 6.01(c);
(l)            Liens securing judgments for the payment of money not constituting an Event of Default under Article VII;
(m)            Liens on the Collateral securing (i) Permitted First Priority Refinancing Indebtedness and Alternative Incremental Facility Indebtedness permitted under Section 6.01(e) or 6.01(l) on a pari passu or junior basis with the Liens on the Collateral securing the Loan Document Obligations, and, if secured by the Collateral, Refinancing Indebtedness in respect thereof; provided that a trustee, collateral agent, security agent or other Person acting on behalf of the holders of such Indebtedness has entered into an Intercreditor Agreement and (ii)  Permitted Second Priority Refinancing Indebtedness permitted under Section 6.01(e) on a junior basis to the Liens on the Collateral securing the Loan Document Obligations and, if secured by the Collateral, Refinancing Indebtedness in respect thereof; provided that a trustee, collateral agent, security agent or other Person acting on behalf of the holders of such Indebtedness has entered into an Intercreditor Agreement;
(n)            Liens securing Indebtedness permitted under Section 6.01(u); provided that if such Indebtedness is secured by any Collateral (i) the Liens on the Collateral securing such Indebtedness shall be junior in priority to the Liens on the Collateral securing the Obligations and (ii) such Liens shall be subject to an Intercreditor Agreement; and
(o)            other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.
SECTION 6.03.                                  Fundamental Changes.  (a)  None of the Company or any Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person (other than the Company) may merge into or consolidate with any Borrower in a transaction in which a Borrower (including, for the avoidance of doubt, the Company) is the surviving entity, (ii) any Person (other than the Company) may merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party), (iii) any Subsidiary may merge into or consolidate with any Person (other than the Company) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary; provided that if such Subsidiary is a Borrowing Subsidiary, such Subsidiary shall prior to or simultaneously with such merger or consolidation enter into a Borrowing Subsidiary Termination, (iv) any Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that  if such Subsidiary is a Subsidiary Loan Party the continuing or surviving Person shall be a Subsidiary Loan Party and (v) any Subsidiary (other than the Company or any Subsidiary Loan Party) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior thereto shall not be permitted unless it is also permitted under Section 6.04 or 6.05.
(b)            None of the Company or any Subsidiary will engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the Effective Date and businesses reasonably related, ancillary or incidental thereto.
SECTION 6.04.                                  Investments, Loans, Advances, Guarantees and Acquisitions.  None of the Company or any Subsidiary will purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, except:
(a)            the Amcol Acquisition;
(b)            Permitted Investments;
(c)            (i) Investments existing on the Effective Date in Subsidiaries and (ii) other Investments existing on the Effective Date and set forth on Schedule 6.04;
(d)            (i) additional Investments by the Company in any Subsidiary Loan Party and by any Subsidiary Loan Party in the Company or in another Subsidiary Loan Party, and (ii) Investments (including by way of capital contributions) by the Company and the Subsidiaries in Equity Interests in their Subsidiaries; provided, in the case of clause (ii), that (x) any such Equity Interests held by a Loan Party shall be pledged in accordance with the requirements of the Collateral and Guarantee Requirement and (y) no Investment by any Loan Party in any Subsidiary that is not a Loan Party shall be permitted pursuant to this Section 6.04(d) if, at the time of the making of, and after giving effect to, such Investment (and any substantially simultaneous use of the Permitted Amount), the Permitted Amount would be less than zero; provided that any sale or issuance of Equity Interests of a Loan Party in connection with the establishment of any Permitted Joint Venture shall be deemed to be an Investment by a Loan Party in a Subsidiary that is not a Loan Party in an amount equal to the value of such Loan Party after giving effect to such sale or issuance of Equity Interests;
(e)            loans or advances made by the Company or any Subsidiary to any Subsidiary; provided that no loan or advance made by any Loan Party to a Subsidiary that is not a Loan Party shall be permitted pursuant to this Section 6.04(e) if, at the time of, and after giving effect to, the making of such loan or advance (and any substantially simultaneous use of the Permitted Amount) and the use of proceeds thereof, the Permitted Amount would be less than zero;
(f)            Guarantees by the Company or any Subsidiary of Indebtedness or other obligations of the Company or any Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) (A) a Subsidiary that has not Guaranteed the Obligations pursuant to the Collateral Agreement shall not Guarantee any Indebtedness of any Loan Party and (B) any such Guarantee of Subordinated Indebtedness is subordinated to the Loan Document Obligations on terms no less favorable to the Lenders than those of the Subordinated Indebtedness, (ii) any such Guarantee constituting Indebtedness is permitted by Section 6.01 (other than clause (d) thereof) and (iii) no Guarantee by any Loan Party of Indebtedness (excluding, for the avoidance of doubt, Guarantees of obligations not constituting Indebtedness) of any Subsidiary that is not a Loan Party shall be permitted pursuant to this Section 6.04(f) if, at the time of the making of, and after giving effect to, such Guarantee (and any substantially simultaneous use of the Permitted Amount), the Permitted Amount would be zero;
(g)            (i) loans or advances to employees of the Company or any Subsidiary made in the ordinary course of business, including those to finance the purchase of Equity Interests of the Company pursuant to employee plans and (ii) payroll, travel, entertainment, relocation and similar advances to directors and employees of the Company or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Company or such Subsidiary for accounting purposes and that are made in the ordinary course of business; provided that the aggregate principal amount of such loans and advances under this clause (g) outstanding at any time shall not exceed $10,000,000;
(h)            Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or consisting of securities acquired in connection with the satisfaction or enforcement of claims due or owing to the Company or any Subsidiary, in each case in the ordinary course of business;
(i)            Permitted Acquisitions;
(j)            Investments held by a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with or into the Company or a Subsidiary after the Effective Date, in each case as permitted hereunder, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(k)            Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;
(l)            Investments by the Company or any Subsidiary that result solely from the receipt by the Company or such Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);
(m)            Investments in the form of Hedging Agreements permitted under Section 6.07;
(n)            Investments by Foreign Subsidiaries in other Foreign Subsidiaries or by any Subsidiary that is not a Subsidiary Loan Party in any other Subsidiary that is not a Subsidiary Loan Party;
(o)            Guarantees by the Company or any Subsidiary of Indebtedness permitted under Section 6.01(u) or Section 6.01(v);
(p)            Investments consisting of (i) extensions of trade credit, (ii) deposits made in connection with the purchase of goods or services or the performance of leases, licenses or contracts, in each case, in the ordinary course of business, (iii) notes receivable of, or prepaid royalties and other extensions of credit to, customers and suppliers that are not Affiliates of the Company and that are made in the ordinary course of business and (iv) Guarantees made in the ordinary course of business in support of obligations of the Company or any of its Subsidiaries not constituting Indebtedness for borrowed money, including operating leases and obligations owing to suppliers, customers and licensees;
(q)            mergers and consolidations permitted under Section 6.03 that do not involve any Person other than the Company and Subsidiaries that are wholly-owned Subsidiaries;
(r)            intercompany loans or other intercompany Investments made by Loan Parties in the ordinary course of business to or in any Foreign Subsidiary to provide funds as necessary to enable the applicable Foreign Subsidiary to comply with changes in statutory or contractual capital requirements (other than any contractual requirement that constitutes a Guarantee);
(s)            Investments (including by way of capital contributions, loans and advances and Guarantees of Indebtedness) by the Company and the Subsidiaries in PCC Ventures; provided that any sale or issuance of Equity Interests of any Subsidiary in connection with the establishment of any Permitted Joint Venture constituting a PCC Venture shall be deemed to be an Investment in such PCC Venture;
(t)            intercompany Investments, reorganizations and other activities relating to tax planning and reorganization, so long as, after giving effect thereto the Liens of the Secured Parties in the Collateral, taken as a whole, are not materially impaired; provided that no Investment may be made by any Loan Party in a Subsidiary that is not a Loan Party or by the Company or any Subsidiary in an Unrestricted Subsidiary if, at the time of the making of, and after giving effect to, such Investment (and any substantially simultaneous use of the Permitted Amount), the Permitted Amount would be zero;
(u)            Investments (including by way of capital contributions, loans and advances and Guarantees of Indebtedness) by the Company and the Subsidiaries in Permitted Joint Ventures (other than Permitted Joint Ventures constituting PCC Ventures) and Unrestricted Subsidiaries; provided that (x) any sale or issuance of Equity Interests of any Subsidiary in connection with the establishment of any Permitted Joint Venture (other than a Permitted Joint Venture constituting a PCC Venture) shall be deemed to be an Investment in such Permitted Joint Venture in an amount equal to the difference between the fair value of such Equity Interests in accordance with GAAP and the amounts received by the Company or the applicable Subsidiary in cash or Permitted Investments in respect thereof and (y) no Investment may be made under this clause (u) if, at time of the making of, and after giving effect to, such Investment (and any substantially simultaneous use of the Permitted Amount), the Permitted Amount would be less than zero;
(v)            Investments consisting of Guarantees in the ordinary course of business to support the obligations of any Subsidiary under its worker's compensation and general insurance agreements;
(w)            other Investments, including Investments in connection with the acquisition of Foreign Subsidiaries or other Persons (including Non-Compliant Subsidiaries and Non-Compliant Assets in connection with Permitted Acquisitions) that will not be Loan Parties, in an aggregate amount not in excess of (i) $100,000,000, plus (ii) in any additional amount, to the extent the consideration therefor consists of Qualified Equity Interests or Qualifying Equity Proceeds available on the date of such Investment and not previously applied to Specified Uses, plus (iii) if the Net Leverage Ratio immediately after giving effect to any such Investment, calculated on a Pro Forma Basis at the time such Investment is made, is less than 3.00 to 1.00, in an amount not in excess of the Available Amount at the time such Investment is made; provided, however, that at the time any such Investment is made pursuant to this clause (w), no Default shall have occurred and be continuing or would result therefrom; and
(x)            other Investments, including Investments in connection with the acquisition of Foreign Subsidiaries or other Persons (including Non-Compliant Subsidiaries and Non-Compliant Assets in connection with Permitted Acquisitions) that will not be Loan Parties; provided that the Net Secured Leverage Ratio immediately after giving effect to any such Investment, calculated on a Pro Forma Basis at the time such Investment is made, is less than 2.50 to 1.00; provided, however, that at the time any such Investment is made pursuant to this clause (x), no Default shall have occurred and be continuing or would result therefrom.
Notwithstanding anything contrary set forth above, (i) if any Investment is denominated in a foreign currency, no fluctuation in currency values shall result in a breach of this Section 6.04 and (ii) if any Investment is made in reliance on any "basket" determined by reference to Total Assets, no fluctuation in the aggregate amount of Total Assets shall result in a breach of this Section 6.04.  In addition, in the event that a Loan Party makes an Investment in an Excluded Subsidiary for purposes of permitting such Excluded Subsidiary or any other Excluded Subsidiary to apply the amounts received by it to make a substantially concurrent Investment (which may be made through any other Excluded Subsidiary) permitted hereunder, such substantially concurrent Investment by such Excluded Subsidiary shall not be included as an Investment for purposes of this Section 6.04 to the extent that the initial Investment by the Loan Party reduced amounts available to make Investments hereunder.
SECTION 6.05.                                  Asset Sales.  None of the Company or any Subsidiary will sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than issuing directors' qualifying shares and other than issuing Equity Interests to the Company or another Subsidiary in compliance with Section 6.04(d)) (each, a "Disposition"), except:
(a)            Dispositions of (i) inventory, (ii) used, obsolete, damaged or surplus equipment and (iii) cash and Permitted Investments, in each case in the ordinary course of business;
(b)            Dispositions to the Company or a Subsidiary; provided that any such Disposition involving a Subsidiary that is not a Loan Party (i) shall be made in compliance with Sections 6.04 and 6.09 and (ii) shall not, in the case of any Disposition by any Loan Party to Foreign Subsidiaries in any fiscal year that are not made as Investments permitted by Section 6.04, involve assets having an aggregate fair market value for all such assets so Disposed in such fiscal year in excess of $10,000,000;
(c)            Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;
(d)            (i) Dispositions of assets to the extent that such Disposition constitutes an Investment referred to in and permitted by Section 6.04 (including the sale or issuance of Equity Interests of any Subsidiary in connection with the establishment of any Permitted Joint Venture, provided such sale or issuance is permitted by Section 6.04(s) or (u) (and, with respect to any sale or issuance of Equity Interests by a Loan Party, Section 6.04(d)) and (ii) Dispositions of assets to the extent that such Disposition constitute a Restricted Payment referred to in and permitted by Section 6.08;
(e)            Sale/Leaseback Transactions permitted by Section 6.06;
(f)            Licenses, leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Company or any Subsidiary;
(g)             Licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Company or any Subsidiary;
(h)            Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any of the Company or any Subsidiary;
(i)            Dispositions of assets (including as a result of like-kind exchanges) to the extent that (i) such assets are exchanged for credit (on a fair market value basis) against the purchase price of similar or replacement assets or (ii) such asset is Disposed of for fair market value and the proceeds of such Disposition are promptly applied to the purchase price of similar or replacement assets;
(j)            Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements;
(k)            the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of non-material intellectual property or rights relating thereto that the Company determines in its reasonable judgment to be desirable to the conduct of its business and not materially disadvantageous to the interests of the Lenders; and
(l)            any other Disposition of assets (including Equity Interests); provided that (i) if the total fair market value of the assets subject to any such Disposition or series of related Dispositions is in excess of $5,000,000, it shall be for fair market value (or if not for fair market value, the shortfall is permitted as and treated as an Investment under Section 6.04), (ii) at least 75% of the total consideration for any such Disposition in excess of $5,000,000 received by the Company and its Subsidiaries is in the form of cash or Permitted Investments, (iii) no Default or Event of Default then exists or would result from such Disposition (except if such Disposition is made pursuant to an agreement entered into at a time when no Default or Event of Default exists) and (iv) the requirements of Section 2.11(c), to the extent applicable, are complied with in connection therewith; provided, however, that for purposes of clause (ii) above, the following shall be deemed to be cash:  (A) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Company and its Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received in the conversion) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by the Company or any of its Subsidiaries in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (l) that is at that time outstanding, not to exceed the greater of (I) $75,000,000 and (II) 2.50% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
Notwithstanding the foregoing, other than Dispositions to the Company or any Subsidiary in compliance with Section 6.04, and other than directors' qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable Requirements of Law, no such Disposition of any Equity Interests in any Subsidiary shall be permitted unless (i) other than in connection with the establishment or formation of a Permitted Joint Venture, with respect to any wholly-owned Domestic Subsidiary, such Equity Interests constitute all of the Equity Interests in such Subsidiary held by the Borrower and the Subsidiaries and (ii) immediately after giving effect to such transaction, the Company and the Subsidiaries shall otherwise be in compliance with Section 6.04.
SECTION 6.06.                                  Sale/Leaseback Transactions.  None of the Company or any Subsidiary will enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted under Section 6.05, (b) any Capital Lease Obligations arising in connection therewith are permitted under Section 6.01 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations) are permitted under Section 6.02.
SECTION 6.07.                                  Hedging Agreements.  None of the Company or any Subsidiary will enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of the Equity Interests or Indebtedness of the Company or any Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.
SECTION 6.08.                                  Restricted Payments; Certain Payments of Indebtedness.  (a)  None of the Company or any Subsidiary will declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(i)            any Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, in each case ratably to the holders of such Equity Interests (or if not ratably, on a basis more favorable to the Company and the Loan Parties);
(ii)            the Company may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests of the Company;
(iii)            the Company may repurchase, purchase, acquire, cancel or retire for value Equity Interests of the Company from present or former employees, officers, directors or consultants (or their estates or beneficiaries under their estates) of the Company or any Subsidiary upon the death, disability, retirement or termination of employment or service of such employees, officers, directors or consultants, or to the extent required, pursuant to employee benefit plans, employment agreements, stock purchase agreements or stock purchase plans, or other benefit plans; provided that the aggregate amount of Restricted Payments made pursuant to this Section 6.08(a)(iii) shall not exceed $15,000,000 in any fiscal year;
(iv)            the Company may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Company in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Company;
(v)            the Company may acquire Equity Interests of the Company upon the exercise of stock options for such Equity Interests of the Company if such Equity Interests represent a portion of the exercise price of such stock options or in connection with tax withholding obligations arising in connection with the exercise of options by, or the vesting of restricted Equity Interests held by, any current or former director, officer or employee of the Company or its Subsidiaries;
(vi)            the Company may convert or exchange any Equity Interests of the Company for or into Qualified Equity Interests of the Company;
(vii)            so long as no Default shall have occurred and be continuing, the Company may on any date make Restricted Payments in an amount not in excess of the amount of Qualifying Equity Proceeds available on such date and not previously applied to Specified Uses;
(viii)            so long as no Default shall have occurred and be continuing or would result therefrom, the Company may on any date make Restricted Payments in an amount equal (A)$25,000,000 plus (B) the Available Amount on such date; provided, however, that at the time of the making of such Restricted Payments and immediately after giving effect to such Restricted Payments made in reliance on subclause (viii)(B), the Net Leverage Ratio on such date, calculated on a Pro Forma Basis to give effect to any such Restricted Payment, is not in excess of 3.00 to 1.00;
(ix)            any Subsidiary may repurchase its Equity Interests held by minority shareholders or interest holders in a Permitted Acquisition or another transaction permitted by Section 6.04(w) or (x) (it being understood that for purposes of Section 6.04, the Borrower shall be deemed the purchaser of such Equity Interests and such repurchase shall constitute an Investment by the Borrower in a Person that is not a Subsidiary in the amount of such purchase unless such Subsidiary becomes a Loan Party in connection with such repurchase);
(x)            so long as, at the date of declaration thereof, no Event of Default under clause (a), (b), (h) or (i) of Article VII shall have occurred and be continuing or would result therefrom, the Company may pay dividends and make distributions to, or repurchase or redeem its Equity Interests from, its equity holders in an amount not to exceed $15,000,000 in any fiscal year;
(xi)            so long as no Default shall have occurred and be continuing or would result therefrom, the Company may on any date make additional Restricted Payments; provided that the Net Secured Leverage Ratio immediately after giving effect to any such Restricted Payment, calculated on a Pro Forma Basis at the time such Restricted Payment is made, is less than 2.50 to 1.00; and
(xii)            the Company may make Restricted Payments within 60 days after the date of declaration thereof, if at the date of declaration of such Restricted Payments, such Restricted Payments would have been permitted pursuant to another clause of this Section 6.08(a).
(b)            None of the Company or any Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of such Subordinated Indebtedness, except:
(i)            regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness, other than payments prohibited by the subordination provisions thereof;
(ii)            refinancings of Subordinated Indebtedness with the proceeds of Refinancing Indebtedness permitted in respect thereof under Section 6.01;
(iii)            payments of or in respect of Subordinated Indebtedness  made solely with Qualified Equity Interests in the Company or the conversion of any Subordinated Indebtedness into Qualified Equity Interests of the Company;
(iv)            prepayments of intercompany Subordinated Indebtedness permitted hereby owed by the Company or any Subsidiary to the Company or any Subsidiary, other than prepayments prohibited by the subordination provisions governing such Subordinated Indebtedness; provided that, for the avoidance of doubt, no prepayment of any Subordinated Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party shall be permitted so long as a Default shall have occurred and be continuing or would result therefrom;
(v)            so long as no Default shall have occurred and be continuing or would result therefrom, the Company may on any date make payments of or in respect of Subordinated Indebtedness in an amount equal to (A) $25,000,000 plus (B) the Available Amount on such date; provided, however, that at the time of the making of such payments and immediately after giving effect to such payments made in reliance on subclause (v)(B), the Net Leverage Ratio on such date, calculated on a Pro Forma Basis to give effect to any payment, is not in excess of 3.00 to 1.00;
(vi)            so long as no Default shall have occurred and be continuing, the Company may on any date make payments of or in respect of Subordinated Indebtedness in an amount not in excess of the amount of Qualifying Equity Proceeds available on such date and not previously applied to Specified Uses; and
(vii)            so long as no Default shall have occurred and be continuing or would result therefrom, the Company may on any date make additional payments of or in respect of Subordinated Indebtedness; provided that the Net Secured Leverage Ratio immediately after giving effect to any such payment, calculated on a Pro Forma Basis at the time such payment is made, is less than 2.50 to 1.00.
SECTION 6.09.                                  Transactions with Affiliates.  None of the Company or any Subsidiary will sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than those that could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) transactions between or among Subsidiaries that are not Loan Parties not involving any other Affiliate, (d) loans or advances to employees permitted under Section 6.04, (e) the payment of reasonable fees to directors of the Company or any Subsidiary who are not employees of the Company or any Subsidiary, (f) compensation, expense reimbursement and indemnification of, and other employment arrangements (including severance arrangements) with, directors, officers and employees of the Company or any Subsidiary entered into in the ordinary course of business, (g) any Restricted Payment permitted by Section 6.08, (h) sales of Equity Interests to Affiliates to the extent not prohibited under this Agreement and (i) any payments or other transactions pursuant to any tax sharing agreement among the Loan Parties and their subsidiaries; provided that any such tax sharing agreement is on terms usual and customary for agreements of that type.
SECTION 6.10.                                  Restrictive Agreements.  None of the Company or any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Company or any Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (B) restrictions and conditions contained in any agreement or document governing or evidencing Refinancing Indebtedness in respect of Indebtedness referred to in clause (A) (including, for the avoidance of doubt, Permitted First Priority Refinancing Indebtedness, Permitted Second Priority Refinancing Indebtedness or Alternative Incremental Facility Indebtedness) or Refinancing Indebtedness in respect thereof;  provided that the restrictions and conditions contained in any such agreement or document referred to in this clause (B) are not less favorable in any material respect to the Lenders than the restrictions and conditions imposed by this Agreement, (C) restrictions and conditions existing on the date hereof identified on Schedule 6.10, (D) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its Organizational Documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Subsidiary and to the Equity Interests of such Subsidiary, (E) restrictions imposed by any agreement governing Indebtedness entered into after the Effective Date and permitted under Section 6.01 that are, taken as a whole, in the good faith judgment of the Company, no more restrictive with respect to the Company or any Subsidiary than those contained in this Agreement and (F) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets of the Company or any Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder; and (ii) clause (a) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by clause (f), (g), (i), (j), (k), (n), (o) and (p) of Section 6.01 if such restrictions and conditions apply only to the assets securing such Indebtedness, (B) customary provisions in leases, licenses and other agreements restricting the assignment thereof and (C) restrictions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by Section 6.01(g); provided that such restrictions apply only to such Subsidiary and its assets (or any special purpose acquisition Subsidiary without material assets acquiring such Subsidiary pursuant to a merger).  Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term "Collateral and Guarantee Requirement" or the obligations of the Loan Parties under Sections 5.03, 5.11 or 5.18 or under the Security Documents.
SECTION 6.11.                                  Amendment of Material Documents.  None of the Company or any Subsidiary will amend, modify or waive any of its rights under (a) any agreement or instrument document evidencing Subordinated Indebtedness that constitutes Material Indebtedness or (b) its certificate of incorporation, bylaws or other organizational documents, in each case to the extent such amendment, modification or waiver would be materially adverse to the Lenders.
SECTION 6.12.                                  Net Leverage Ratio.  (a)  The Company will not permit the Net Leverage Ratio as of the last day of any fiscal quarter on which there are outstanding Revolving Loans and outstanding Letters of Credit (including undrawn Letters of Credit but excluding an aggregate amount of Letters of Credit of up to $15,000,000 in principal amount and any Letters of Credit that have been cash collateralized on the last day of such fiscal quarter in accordance with the provisions of this Agreement), to exceed the ratio set forth below with respect to the period during which such fiscal quarter ends:
Period	Ratio

From the Closing Date through June 30, 2015	5.25x

From July 1, 2015 through December 31, 2015	4.75x

From January 1, 2016 through September 30, 2016	4.25x

From October 1, 2016 and thereafter	3.50x

(b)            The provisions of Section 6.12 are solely for the benefit of Revolving Lenders and, notwithstanding the provisions of Section 9.02, a Majority in Interest of the Revolving Lenders (excluding the Revolving Commitments of Defaulting Lenders) may (i) amend or otherwise modify Section 6.12(a) or, solely for purposes of Section 6.12(a), the defined terms used, directly or indirectly, therein, or (ii) waive any noncompliance with Section 6.12(a) or any Event of Default resulting from any such noncompliance, in each case without the consent of any other Lenders.
SECTION 6.13.                                  Fiscal Year.  The Company will not, and the Company will not permit any other Loan Party to, change its fiscal year to end on a date other than December 31.
ARTICLE VII

Events of Default
If any of the following events (each such event, an "Event of Default") shall occur:
(a)            any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)            any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)            any representation, warranty or statement made or deemed made by or on behalf of the Company or any Subsidiary in any Loan Document or in any report, certificate, financial statement or other information furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder shall prove to have been incorrect in any material respect when made or deemed made;
(d)            the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of the Company), 5.10 or in Article VI; provided that any failure to comply with Section 6.12(a) shall not constitute an Event of Default with respect to any Term Loans unless and until the Administrative Agent or a Majority in Interest of the Revolving Lenders (excluding the Revolving Commitments of Defaulting Lenders) shall have terminated the Revolving Commitments or exercised remedies with respect to outstanding Revolving Loans and Letters of Credit pursuant to clauses (i) and/or (ii) of the penultimate paragraph of this Article VII;
(e)            any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company (with a copy to the Administrative Agent in the case of any such notice from a Lender);
(f)            the Company or any Subsidiary shall fail to make any payment (whether of principal, interest, premium or otherwise and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period applicable on the date on which such payment was initially due);
(g)            any event or condition occurs that results in any Material Indebtedness becoming due or being required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (in each case after expiration of any applicable grace or cure period set forth in the agreement or instrument evidencing or governing such Material Indebtedness); provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of the assets securing such Indebtedness, (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01 or (iii) the occurrence of any conversion or exchange trigger in Indebtedness that is contingently convertible or exchangeable into Equity Interests of the Company;
(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)            the Company or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted under Section 6.03(a)(v)), reorganization or other relief under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of the Company or any Significant Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Article VII;
(j)            the Company or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)            one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against the Company, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;
(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(m)            any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral having, individually or in the aggregate, a fair value in excess of $20,000,000, with the priority required by the applicable Security Document, except as a result of (i) the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as provided in the applicable Security Document or Section 9.14 or (iii) as a result of the Administrative Agent's (A) failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreement or (B) file Uniform Commercial continuation statements;
(n)            any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14; or
(o)            a Change in Control shall occur.
then, and (i) in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article VII), and at any time after the Closing Date and thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times:  (A) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (B) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at such time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued or owing hereunder, shall become due and payable immediately, and (C) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and (ii) in the case of any event with respect to the Company described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided, however, that upon the occurrence and during the continuance of any Event of Default attributable to a failure to comply with Section 6.12(a), (x) actions pursuant to clause (i) may be taken by a Majority in Interest of the Revolving Lenders (excluding any Defaulting Lenders) with respect to the Revolving Loans only (without the requirement for Required Lender action) or by the Administrative Agent at the direction of such Lenders, and (y) only if action has been taken in respect of such Event of Default under clause (i) (with respect to the Revolving Loans) by a Majority in Interest of the Revolving Lenders (excluding any Defaulting Lenders) or by the Administrative Agent at the direction of such Lenders, then such Event of Default will be deemed to be an Event of Default with respect to all Lenders hereunder and the remedies set forth above can be exercised in respect of all Loans.
It is understood and agreed that (x) the Administrative Agent and the Lenders shall not be permitted to take any of the foregoing actions with respect to any Default or Event of Default occurring during the period between the Effective Date and the Closing Date, until after the Closing Date, and the funding of the Loans by the Lenders on the Closing Date, shall have occurred and (y) during the period between the Effective Date and the Closing Date, except pursuant to clause (ii) of the preceding paragraph or as provided in Section 2.08, the Administrative Agent and the Lenders shall not have any right to terminate any unused Commitments upon the occurrence of any Default or Event of Default.
ARTICLE VIII

The Administrative Agent
Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents and authorizes the Administrative Agent, in its capacity as Administrative Agent, to execute and deliver the Loan Documents and to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender's or such Issuing Bank's behalf.  It is understood and agreed that the use of the term "agent" (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power (including with respect to enforcement and collection), except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to this Agreement or any other Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  Notwithstanding clause (b) of the immediately preceding sentence, the Administrative Agent shall not be required to take, or to omit to take, any action hereunder or under the Loan Documents unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all liabilities, costs and expenses that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a "notice of default") is given to the Administrative Agent by the Company, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Company or any Lender as a result of, any such determination of the Revolving Exposure or the component amounts thereof.
The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or wilful misconduct in the selection of such sub-agents.
Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such.  In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Company and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank.  Following the effectiveness of the Administrative Agent's resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.
Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agents, the Documentation Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Syndication Agents, the Documentation Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender's right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.  In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.
In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement the obligations under which constitute Secured Hedging Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document.  By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(f).  The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
In case of the pendency of any proceeding with respect to any Loan Party under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and
(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).
Notwithstanding anything herein to the contrary, neither the Arrangers nor any Person named on the cover page of this Agreement as a Syndication Agent or Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.
The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Company's rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Company or any Subsidiary shall have any rights as a third party beneficiary of any such provisions.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.
ARTICLE IX

Miscellaneous
SECTION 9.01.                                  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section 9.01), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(i)            if to the Company, to it at Minerals Technologies, Inc., 622 Third Avenue, 38th Floor, New York, NY 10017, Attention of Mr. Douglas T. Dietrich  (Fax No. : (212) 878-1804), and if to any Borrowing Subsidiary, to it in care of the Company;
(ii)            if to the Administrative Agent,
(A)            (A) to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 07, Chicago, IL 60603-2300, Attention of  Teresita Siao (Fax No. (888) 292-9533)
(B)            (B) with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, Floor 43 NY1-K839, New York, New York 10017, Attention of Deborah Winkler (Fax No. (917) 464-6130); and
(C)            (C) if to the Administrative Agent with respect to any Loans to be made in a currency other than U.S. Dollars, to J.P. Morgan Europe Limited, Loans Agency 6th floor, 25 Bank Street, Canary Wharf, London E145JP, United Kingdom, Attention: Loans Agency, Facsimile:  +44 20 7777 2360
(iii)            if to any Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Company (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);
(iv)            if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 07, Chicago, IL, 60603-2300, Attention of Teresita Siao (Fax No. (888) 292-9533); and
(v)            if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.
Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) of this Section 9.01 shall be effective as provided in such paragraph.
(b)            Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or any Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication.  Any notices or other communications to the Administrative Agent, the Company may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)            Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.
(d)            The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communications on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the "Platform").  The Platform is provided "as is" and "as available".  Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.
SECTION 9.02.                                  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)            Except as otherwise expressly provided in this Agreement, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, (A) such amendment does not adversely affect in any material respect the rights of any Lender or (B) the Lenders shall have received at least five Business Days' prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority In Interest of each adversely affected Class)), or reduce any fees payable hereunder, in each case, other than as a result of any change in the definition, or in any components thereof, of the term "Net Leverage Ratio", without the written consent of each Lender directly and adversely effected thereby (in which case the separate consent of the Required Lenders shall not be required), (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment or Refinancing Facility Agreement, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely effected thereby (in which case the separate consent of the Required Lenders shall not be required), (D) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby, (E) change any of the provisions of this Section 9.02 or the percentage set forth in the definition of the term "Required Lenders" or "Majority in Interest" or any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as applicable); provided that, with the consent of the Required Lenders or pursuant to an Incremental Facility Amendment or Refinancing Facility Agreement, the provisions of this Section 9.02 and the definition of the term "Required Lenders" may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (F) release all or substantially all of the value of the Guarantees provided by the Subsidiary Loan Parties under the Collateral Agreement without the written consent of each Lender (except as expressly provided in Section 9.14 or the Collateral Agreement (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee), (G) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents) or (H) change any provisions of this Agreement or any other Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided further that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as applicable, and (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Company and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section 9.02 if such Class of Lenders were the only Class of Lenders hereunder at the time (it being understood that increases in the Applicable Rate, amendments or modifications to the amortization of the Term B-1 Loans or Term B-2 Loans as in effect on the Refinancing Date, any amendment to the Term Maturity Date such that the Term B-1 Loans or Term B-2 Loans mature prior to the Term Maturity Date as in effect on the Refinancing Date and any waiver of conditions to the provision of any Incremental Facility shall be deemed to affect each Class).  Notwithstanding any of the foregoing, (1) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification, (2) this Agreement may be amended to provide for Incremental Facilities, Refinancing Commitments and Refinancing Loans and Permitted Amendments in connection with Loan Modification Offers as provided in Sections 2.21, 2.22 and 2.23, in each case without any additional consents and (3) a Majority in Interest of the Revolving Lenders (determined excluding the Revolving Commitments of Defaulting Lenders) may, without the consent of other Lenders, amend or waive the covenant set forth in Section 6.12(a) as set forth in Section 6.12(b).  Any amendment or modification effected in accordance with this paragraph will be binding on each Borrowing Subsidiary whether or not such Borrowing Subsidiary shall have consented thereto.
(c)            In connection with any proposed amendment, modification, waiver or termination (a "Proposed Change") requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to paragraph (b) of this Section 9.02, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a "Non-Consenting Lender"), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Company may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, including, if applicable, the prepayment fee pursuant to Section 2.11(g), (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section 2.11(g)) from the assignee (in the case of such principal and accrued interest and fees (other than any fee payable pursuant to Section 2.11(g)) or the applicable Borrower (in the case of all other amounts (including any amount payable pursuant to Section 2.11(g)), (iii) the Company or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (iv) such assignment does not conflict with applicable law and (v) the assignee shall have given its consent to such Proposed Change and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, such Proposed Change can be effected.
(d)            Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term "Collateral and Guarantee Requirement".
(e)            The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender.  Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
SECTION 9.03.                                  Expenses; Indemnity; Damage Waiver.  (a)  The Company shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one primary counsel and one firm of local counsel in each jurisdiction as the Administrative Agent shall deem advisable in connection with the creation and perfection of the security interests in the Collateral provided under the Loan Documents, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out‑of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, any Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that expenses set forth in this clause (iii) shall be limited to (A) one counsel to the Administrative Agent and for the Lenders (taken together as a single group or client), (B) if necessary, one local counsel required in any relevant local jurisdiction and applicable special regulatory counsel, (C) additional counsel retained with the Company's consent (such consent not to be unreasonably withheld or delayed) and (D) if representation of the Administrative Agent and/or all Lenders in such matter by a single counsel would be inappropriate based on the advice of legal counsel due to the existence of an actual or potential conflict of interest, one additional counsel for each party subject to such conflict.
(b)            The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the Syndication Agents, the Documentation Agent, the Arrangers, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee"), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including reasonable and documented fees, charges and disbursements of counsel (limited to reasonable fees, disbursements and other charges of one primary counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest, where an Indemnitee affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Indemnitee) and other reasonable and documented out-of-pocket expenses, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property owned, leased or operated by the Company or any Subsidiary, or any Environmental Liability related in any way to the Company or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto) ; provided that the foregoing indemnity shall not, as to any Indemnitee, apply to any losses, claims, damages, penalties, liabilities or related expenses to the extent they (A) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the wilful misconduct or gross negligence of such Indemnitee, (B) result from a claim brought by the Company or any of its Subsidiaries for a material breach of such Indemnitee's obligations under this Agreement or any other Loan Document if the Company or such Subsidiary has obtained a final and non-appealable judgment of a court of competent jurisdiction in the Company's or its Subsidiary's favor on such claim as determined by a court of competent jurisdiction or (C) result from a proceeding that does not involve an act or omission by the Company or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than a proceeding that is  brought against the Administrative Agent, any Syndication Agent, the Documentation Agent or any Arranger in its capacity as such or in fulfilling its roles as an agent or arranger hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder).  This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)            To the extent that the Company fails to indefeasibly pay any amount required to be paid by it under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as applicable, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank, the Swingline Lender or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity; provided further that, with respect to such unpaid amounts owed to any Issuing Bank the Swingline Lender in its capacity as such, or to any Related Party of any of the foregoing acting for any Issuing Bank or the Swingline Lender in connection with such capacity, only the Revolving Lenders shall be required to pay such unpaid amounts.  For purposes of this Section 9.03, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Exposures, unused Revolving Commitments and, except for purposes of the second proviso of the immediately preceding sentence, the outstanding Term Loans and unused Term Commitments, in each case, at that time.
(d)            To the fullest extent permitted by applicable law, the Company shall not assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)            All amounts due under this Section 9.03 shall be payable within ten Business Days after written demand therefor.
SECTION 9.04.                                  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign, delegate or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment, delegation or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), the Arrangers, the Syndication Agents, the Documentation Agent, and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agent, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)            (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign and delegate to one or more Eligible Assignees after the funding of the Term Loans on the Refinancing Date all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)            the Company; provided that no consent of the Company shall be required (1) for an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund, (2) for an assignment and delegation by the Initial Lender following the Closing Date to any assignees identified to the Company with its approval prior to the Effective Date in connection with the primary syndication of the Commitments or the Loans or (3) if an Event of Default under paragraphs (a), (b), (h) or (i) of Article VII has occurred and is continuing, for any other assignment and delegation; provided further that the Company shall be deemed to have consented to any such assignment and delegation unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;
(B)            the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment and delegation of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;
(C)            each Issuing Bank, in the case of any assignment and delegation of all or a portion of a Revolving Commitment or any Lender's obligations in respect of its LC Exposure (other than to an existing Revolving Lender); and
(D)            the Swingline Lender, in the case of any assignment and delegation of all or a portion of a Revolving Commitment or any Lender's obligations in respect of its Swingline Exposure (other than to an existing Revolving Lender).
(ii)            Assignments shall be subject to the following additional conditions:
(A)            except in the case of an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment and delegation of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment and delegation (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment and delegation is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of Term Loans, $1,000,000, unless each of the Company and the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Company shall be required if an Event of Default under paragraph (a), (b), (h) or (i) of Article VII has occurred and is continuing;
(B)            each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender's rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans;
(C)            the parties to each assignment and delegation shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that (1) only one such processing and recordation fee shall be payable in the event of simultaneous assignments and delegations from any Lender or its Approved Funds to one or more other Approved Funds of such Lender and (2) with respect to any assignment and delegation pursuant to Section 2.19(b) or 9.02(c), the parties hereto agree that such assignment and delegation may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto; and
(D)            the assignee, if it shall not be a Lender, shall (1) deliver to the Administrative Agent and to the Company any tax forms required by Section 2.17(f) and (2) to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable law, including Federal, State and foreign securities laws.
(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned and delegated by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and delegated by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment, delegation or other transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).
(iv)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)            Upon receipt by the Administrative Agent of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment and delegation required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section 9.04 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 9.04 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.
(vi)            The words "execution", "signed", "signature" and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act.
(c)            Any Lender may, without the consent of (or notice to) the Company, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more Eligible Assignees (each, a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood and agreed that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section 9.04 and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company's request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement or any other Loan Document (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)            Any Lender may, without the consent of the Company, the Administrative Agent, any Issuing Bank or the Swingline Lender, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)            Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with, and subject to the limitations of, Section 2.24 (which assignment will not, except as otherwise provided herein, be deemed to constitute a prepayment of Loans for any purposes of this Agreement or the other Loan Documents).
SECTION 9.05.                                  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Syndication Agents, the Documentation Agent, the Arrangers, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement or any other Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the applicable Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a "Letter of Credit" outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(f).  The provisions of Sections 2.15, 2.16, 2.17, 2.18(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.                                  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07.                                  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.                                  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower against any of and all the obligations then due of such Borrower now or hereafter existing under this Agreement held by such Lender, such Issuing Bank or any such Affiliates, irrespective of whether or not such Lender, such Issuing Bank or any such Affiliate shall have made any demand under this Agreement and although such obligations of such Borrower are owed to a branch or office of such Lender, such Issuing Bank or any such Affiliate different from the branch or office holding such deposit or obligated on such Indebtedness.  Each Lender and each Issuing Bank agrees to notify the applicable Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application.
SECTION 9.09.                                  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)            The Company and each Borrowing Subsidiary irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.
(c)            The Company and each Borrowing Subsidiary hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.                                  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
SECTION 9.11.                                  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.                                  Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to the Company or any Subsidiary and its obligations hereunder or under any other Loan Document, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Company or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a non-confidential basis from a source other than the Company.  For purposes of this Section 9.12, "Information" means all information received from the Company relating to the Company or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a non-confidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Company after the Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13.                                  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursements or participations therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.14.                                  Release of Liens and Guarantees.  A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary (or becomes an Excluded Subsidiary (other than solely as a result of such Subsidiary ceasing to be a Significant Subsidiary) or an Unrestricted Subsidiary); provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise; provided further that as of any date upon which a Subsidiary Loan Party becomes an Excluded Subsidiary (other than solely as a result of such Subsidiary ceasing to be a Significant Subsidiary), the Company shall be deemed to have made an Investment in a Person that is not a Subsidiary Loan Party in an amount equal to the fair market value of the assets (net of third-party liabilities) of such Subsidiary as of such date (as determined reasonably and in good faith by a Financial Officer of the Company).
Upon any sale or other transfer by any Loan Party (other than to the Company or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released.  In connection with any termination or release pursuant to this Section 9.14, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party's expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 9.14 shall be without recourse to or warranty by the Administrative Agent.  Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section 9.14.
SECTION 9.15.                                  USA PATRIOT Act Notice.  Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act.
SECTION 9.16.                                  No Fiduciary Relationship.  Each Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers, the Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Syndication Agents, the Documentation Agent, the Arrangers, the Lenders, the Issuing Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  The Administrative Agent, the Syndication Agents, the Documentation Agent, the Arranges, the Lenders, the Issuing Banks and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company, the Subsidiaries and their respective Affiliates, and none of the Administrative Agent, the Syndication Agents, the Documentation Agent, the Arrangers, the Lenders, the Issuing Banks or any of their respective Affiliates has any obligation to disclose any of such interests to the Company, the Subsidiaries or any of their respective Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Syndication Agents, the Documentation Agent, the Arrangers, the Lenders, the Issuing Banks or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.17.                                  Non-Public Information.  (a)  Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI.  Each Lender represents to the Company and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, State and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, State and foreign securities laws.
The Company and each Lender acknowledge that, if information furnished by the Company pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Company has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if the Company has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives.  The Company agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Company that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Company without liability or responsibility for the independent verification thereof.
SECTION 9.18.                                  Judgment Currency.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in U.S. Dollars into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction U.S. Dollars could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)            The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than U.S. Dollars, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase U.S. Dollars with the Judgment Currency; if the amount of U.S. Dollars so purchased is less than the sum originally due to the Applicable Creditor in U.S. Dollars, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency.  The obligations of the parties contained in this Section 9.18 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 9.19.                                  No Novation.  Nothing in this Agreement shall be deemed to be a novation of any of the Obligations as defined in the Existing Credit Agreement.  Notwithstanding any provision of the 2015 Refinancing Facility Agreement or any other Loan Document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of Obligations hereunder shall be in substitution for, but not in payment of, the Obligations owed by the Loan Parties under the Existing Credit Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
MINERALS TECHNOLOGIES INC.,
by

Name:
Title:

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, by

Name:
Title:

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
 OF MINERALS TECHNOLOGIES INC.
Name of Institution:
by

Name:
Title:

For any Lender requiring a second signature block:
by

Name:
Title: